                           OFFER TO PURCHASE FOR CASH
                     All Outstanding Shares of Common Stock
                                       of
                            DAKA INTERNATIONAL, INC.
                                       at
                              $7.50 Net Per Share
                                       by
                             Compass Holdings, Inc.
                      an indirect wholly owned subsidiary
                                       of
                               Compass Group PLC
   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
    TIME, ON WEDNESDAY, JUNE 25, 1997, UNLESS THE OFFER IS EXTENDED. COMPASS HOLDINGS, INC. HAS AGREED TO EXTEND THE OFFER UNTIL THE FIRST BUSINESS DAY
          FOLLOWING THE DISTRIBUTION RECORD DATE (AS DEFINED HEREIN).
      THE OFFER IS BEING MADE AS PART OF A SERIES OF TRANSACTIONS THAT ARE EXPECTED TO RESULT IN (A) THE DISTRIBUTION TO THE STOCKHOLDERS OF DAKA INTERNATIONAL, INC. (THE "COMPANY") OF SHARES OF STOCK IN A NEW ENTITY THAT WILL OWN THE BUSINESSES OF THE COMPANY, INCLUDING THE FUDDRUCKERS AND CHAMPPS RESTAURANT CHAINS, OTHER THAN ITS FOODSERVICE BUSINESS (THE "DISTRIBUTION") AND
(B) THE ACQUISITION OF THE COMPANY'S FOODSERVICE BUSINESS BY COMPASS GROUP PLC ("PARENT") PURSUANT TO THE OFFER AND MERGER DESCRIBED HEREIN.
      THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE DISTRIBUTION, DETERMINED THAT THE OFFER, THE MERGER AND THE DISTRIBUTION ARE FAIR TO THE STOCKHOLDERS OF THE COMPANY AND ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE STOCKHOLDERS OF THE COMPANY.
      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED (INCLUDING SHARES THAT REMAIN SUBJECT TO GUARANTEED DELIVERY PROCEDURES) AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "SHARES"), OF THE COMPANY WHICH, WHEN ADDED TO THE NUMBER OF SHARES THEN BENEFICIALLY OWNED BY PARENT, PURCHASER AND ITS AFFILIATES OR COMPASS INTERIM, INC. (INCLUDING THE SHARES (THE "SERIES A CONVERTED SHARES") INTO WHICH THE SHARES OF SERIES A PREFERRED STOCK OF THE COMPANY TO BE ACQUIRED BY PURCHASER PURSUANT TO THE SERIES A PREFERRED STOCK PURCHASE AGREEMENT (AS DEFINED HEREIN) ARE CONVERTIBLE), CONSTITUTES AT LEAST TWO-THIRDS OF THE SUM OF THE TOTAL NUMBER OF SHARES THEN OUTSTANDING PLUS THE NUMBER OF SERIES A CONVERTED SHARES AND REPRESENTS AT LEAST TWO-THIRDS OF THE VOTING POWER OF ALL SHARES OF CAPITAL STOCK OF THE COMPANY THAT WOULD BE ENTITLED TO VOTE ON THE MERGER. SEE SECTION 15 FOR OTHER CONDITIONS TO THE OFFER.
                                   IMPORTANT
     Any stockholder desiring to tender Shares should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it to the Depositary with the certificate(s) representing tendered Shares and all other required documents or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 herein or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such Shares.
     Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3 herein.
     Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and other Tender Offer Materials may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the other tender offer materials may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                        The Depositary for the Offer is:
                              The Bank of New York
                    The Information Agent for the Offer is:
                            MacKenzie Partners, Inc.
May 29, 1997

                               TABLE OF CONTENTS

 Section                                                                                                                  Page
    1.       Terms of the Offer; Expiration Date.......................................................................     4
    2.       Acceptance for Payment and Payment........................................................................     5
    3.       Procedure for Tendering Shares............................................................................     5
    4.       Withdrawal Rights.........................................................................................     7
    5.       Certain Tax Considerations................................................................................     8
    6.       Price Range of Shares; Dividends..........................................................................     9
    7.       Certain Information Concerning the Company................................................................     9
    8.       Certain Information Concerning the Purchaser and Parent...................................................    12
    9.       Source and Amounts of Funds...............................................................................    14
   10.       Background of the Offer; the Merger Agreement; the Distribution; the Tax Allocation Agreement; the
             Post-Closing Covenants Agreement..........................................................................    15
   11.       Purpose of the Offer, the Merger and the Distribution; Plans for the Company..............................    29
   12.       Effect of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange
             Act.......................................................................................................    29
   13.       Dividends and Distributions...............................................................................    30
   14.       Extension of Tender Period; Amendment; Termination........................................................    31
   15.       Certain Conditions to the Offer...........................................................................    32
   16.       Certain Legal Matters; Regulatory Approvals...............................................................    34
   17.       Fees and Expenses.........................................................................................    36
   18.       Miscellaneous.............................................................................................    36
Schedule I -- Directors and Executive Officers of Parent and the Purchaser
Exhibit A -- Agreement and Plan of Merger

To the Holders of Common Stock of DAKA INTERNATIONAL, INC.
                                  INTRODUCTION
     Compass Holdings, Inc. (the "Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of Compass Group PLC, a public limited company incorporated in England and Wales (the "Parent"), hereby offers to purchase all outstanding shares of common stock (the "Common Stock"), par value $.01 per share, of DAKA International, Inc., a Delaware corporation (the "Company") (collectively, the "Shares"), at a purchase price of $7.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of The Bank of New York (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 17.
     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED (INCLUDING SHARES THAT REMAIN SUBJECT TO GUARANTEED DELIVERY PROCEDURES) AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) A NUMBER OF SHARES WHICH, WHEN ADDED TO THE NUMBER OF SHARES THEN BENEFICIALLY OWNED BY PARENT, PURCHASER AND ITS AFFILIATES OR COMPASS INTERIM (INCLUDING THE SHARES (THE "SERIES A CONVERTED SHARES") INTO WHICH THE SHARES OF SERIES A PREFERRED STOCK OF THE COMPANY TO BE ACQUIRED BY PURCHASER PURSUANT TO THE SERIES A PREFERRED STOCK PURCHASE AGREEMENT (AS DEFINED HEREIN) ARE CONVERTIBLE), CONSTITUTES AT LEAST TWO-THIRDS OF THE SUM OF THE TOTAL NUMBER OF SHARES THEN OUTSTANDING PLUS THE NUMBER OF SERIES A CONVERTED SHARES AND REPRESENTS AT LEAST TWO-THIRDS OF THE VOTING POWER OF ALL SHARES OF CAPITAL STOCK OF THE COMPANY THAT WOULD BE ENTITLED TO VOTE ON THE MERGER (THE "MINIMUM CONDITION"). SEE SECTION 15 FOR OTHER CONDITIONS TO THE OFFER.
     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS" OR THE "BOARD") HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE DISTRIBUTION (EACH AS DEFINED BELOW), DETERMINED THAT THE OFFER, THE MERGER AND THE DISTRIBUTION ARE FAIR TO THE STOCKHOLDERS OF THE COMPANY AND ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE STOCKHOLDERS OF THE COMPANY.
     The Company is a diversified foodservice and restaurant company operating in the contract foodservice management industry and the restaurant industry. The Offer is one of a series of steps agreed between Parent and the Purchaser and the Company which are intended to result in the Purchaser's acquisition of the Company's contract foodservice management business and the retention of the Company's restaurant and related business by the Company's stockholders.
     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 27, 1997 (the "Merger Agreement"), among Parent, Purchaser, Compass Interim, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Purchaser ("Compass Interim") and the Company. The Merger Agreement provides, among other things, that upon the terms and subject to the conditions therein, as soon as practicable after the Offer Closing Time (as hereinafter defined), Compass Interim will be merged with and into the Company (the "Merger"), with the Company being the corporation surviving the Merger (the "Surviving Corporation"). Each outstanding Share (other than Dissenting Shares (as hereinafter defined)) not owned by Parent, the Purchaser, the Company or any of their subsidiaries will be converted into and represent the right to receive $7.50 in cash or any higher price that may be paid per Share in the Offer, without interest (the "Merger Price"). See Section 10.
     Immediately prior to the Offer Closing Time, the Company will undertake a series of transactions to transfer certain assets related to its restaurant businesses, including the Fuddruckers and Champps restaurant chains, to Unique Casual Restaurants, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of the Company ("New International"), and distribute (the "Distribution") all of the issued and outstanding shares of
                                       2
common stock, par value $.01 per share (the "New International Shares") of New International to the holders of Shares on a record date to be determined by the Board of Directors of the Company (the "Distribution Record Date"), pursuant to a Reorganization Agreement, dated as of May 27, 1997, among the Company, Daka, Inc. ("Daka"), New International, Parent and the Purchaser (the "Reorganization Agreement"). Because the Purchaser will not accept Shares for payment pursuant to the Offer until the Distribution Record Date has occurred, a record holder of Shares who tenders Shares pursuant to the Offer (and who does not subsequently withdraw and sell such Shares) will be the record holder thereof on the Distribution Record Date. Accordingly, in the event that Shares are accepted for payment pursuant to the Offer, such record holders will be entitled to receive, in respect of each Share tendered, (i) $7.50 net in cash from the Purchaser and
(ii) one New International Share from the Company. As a result of the Distribution, New International will own and operate all the businesses of the Company and its subsidiaries, other than the food catering, contract catering and vending business currently operated by the Company and its wholly owned subsidiary Daka and certain other assets and liabilities (the "Foodservice Business"). After the Distribution, the Company will continue to own only the Foodservice Business. Accordingly, upon consummation of the Offer and the Merger, Parent will have acquired only the Foodservice Business. Consummation of the Offer is conditioned upon, among other things, the Distribution Record Date having been set (the "Distribution Condition"). The Distribution Record Date is not expected to occur before Tuesday, June 24. The Merger is conditioned upon, among other things, the Distribution having been consummated in all material respects. The distribution of the New International Shares pursuant to the Distribution is conditioned, among other things, upon the Purchaser having accepted for payment Shares tendered pursuant to the Offer. In the Merger Agreement, the Purchaser has agreed to extend the Offer until the first business day following the Distribution Record Date; provided that in the event certain conditions to the Offer are not satisfied, Purchaser has agreed to extend the period of time the Offer is open until such conditions are satisfied or until July 31, 1997, whichever is earlier. The Company has advised Parent and the Purchaser that, prior to the time that notice of the Distribution Record Date is given and at least 10 days prior to the Expiration Date (as defined below), it will file with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form 10 (the "Form 10") and to distribute to holders of Shares the information statement contained in the Form 10 (the "Information Statement") with respect to the business, operations and management of New International. See Section 10.
     Once the conditions to the Offer, including the Minimum Condition, are satisfied and the Purchaser accepts the Shares tendered for payment pursuant to the Offer, the Distribution will be consummated and the Merger will occur as soon as practicable thereafter. If following the Offer the Purchaser holds a number of Shares that satisfies the Minimum Condition but which is less than 90% of all of the outstanding Shares, then in accordance with Section 251 of the General Corporation Law of the State of Delaware (the "GCL"), the Merger Agreement will be submitted for approval at a special meeting of the stockholders of the Company. As a result of the Minimum Condition and the Purchaser's beneficial ownership of two-thirds or more of all of the outstanding Shares, the Purchaser, acting alone, would be able to approve the Merger Agreement at such meeting. If following the Offer the Purchaser holds 90% or more of the outstanding Shares, the Purchaser intends to cause the Merger to occur as a short-form merger (without the need for a stockholders' meeting) in accordance with the terms of Section 253 of the GCL. See Short-Form Merger,
Section 16. In either case, each Share remaining outstanding after the Offer Closing Time and not owned by Parent, the Purchaser, the Company or any of their subsidiaries (other than Shares as to which the holders thereof have properly demanded dissenters' appraisal rights) will become the right to receive cash in the amount of the Merger Price.
     Bear Stearns & Co. Inc. ("Bear Stearns"), financial advisor to the Company, has delivered to the Board of Directors of the Company its written opinion that as of the date of such opinion, the shares of New International Common Stock to be received in the Distribution and the consideration to be received by the holders of Shares in the Offer and the Merger, taken together, are fair from a financial point of view to such holders. A copy of such opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders concurrently herewith, and stockholders are urged to read the opinion in its entirety for a description of the assumptions made, factors considered and procedures followed by Bear Stearns.
     Separately, Parent, the Purchaser, the Company, First Chicago Equity Corporation, an Illinois corporation ("FCEC"), Cross Creek Partners I, an Illinois general partnership ("Cross Creek") and the other beneficial holders of all of the issued and outstanding shares of Series A Preferred Stock, par value $.01 per share, of the
                                       3

Company (the "Series A Preferred Stock") (collectively, the "Series A Preferred Stockholders"), have entered into a certain Stock Purchase Agreement, dated as of May 26, 1997 (the "Series A Preferred Stock Purchase Agreement"), pursuant to which the Purchaser has agreed to purchase, and the Series A Preferred Stockholders have agreed to sell, all issued and outstanding shares of Series A Preferred Stock and all of the warrants exercisable for Shares upon redemption of the Series A Preferred Stock (the "Warrants") at a cash purchase price equal to the product of the Offer Price multiplied by the number of Shares into which such shares of Series A Preferred Stock are convertible as of the Offer Closing Time. The sale is scheduled to close as soon as practicable following the Offer Closing Time and is contingent upon the consummation of the Offer in accordance with its terms. The Series A Preferred Stockholders will receive no consideration in the Offer or in the Merger.
     According to the Company, as of April 30, 1997, there were 11,148,302 Shares outstanding, and 264,701 Shares issuable upon conversion of the Series A Preferred Stock. Also according to the Company, as of April 30, 1997, the only shares of capital stock of the Company that would have been entitled to vote on a transaction such as the Merger were the 11,148,302 Shares then outstanding and the 264,701 votes represented by the 11,911.545 shares of Series A Preferred Stock then outstanding. As a result, the Purchaser believes that the Minimum Condition would be satisfied if at least 7,343,968 Shares are validly tendered and not withdrawn prior to the Expiration Date.
     This Offer to Purchase and the related Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer.
     1. Terms of the Offer; Expiration Date. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares that have been validly tendered prior to the Expiration Date and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, June 25, 1997, unless and until the Purchaser, as provided below, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Pursuant to the Merger Agreement, the Purchaser will extend the period of time during which the Offer is open if the Offer would otherwise expire prior to the first business day following the Distribution Record Date; provided that in the event certain conditions to the Offer are not satisfied, Purchaser has agreed to extend the period of time the Offer is open until such conditions are satisfied or until July 31, 1997, whichever is earlier. The Purchaser will not otherwise extend the period of time during which the Offer is open without the prior written consent of the Company, unless any of the conditions described in
Section 15 shall not have been satisfied, or unless Purchaser reasonably determines that such extension is necessary to comply with any legal or regulatory requirements relating to the Offer.
     The Offer is subject to certain significant conditions set forth in Section 15, including satisfaction of the Minimum Condition, the Distribution Condition and the expiration or termination of the waiting periods applicable to the Purchaser's acquisition of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the Exon-Florio Amendment to the Defense Production Act (the "Exon-Florio Amendment"). If any such condition is not satisfied, the Purchaser may, subject to the terms of the Merger Agreement, (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended, (iii) other than as described in Section 15, waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not withdrawn by the Expiration Date or (iv) delay acceptance for payment of or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. In the Merger Agreement, the Purchaser has agreed, subject to the conditions in Section 15 and its rights under the Offer, to accept for payment Shares as promptly as practicable following the Distribution Record Date. For a description of the Purchaser's right to extend the period of time during which the Offer is open, and to amend, delay or terminate the Offer, see Section 14.
     The Company has provided or will provide the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.
                                       4

     2. Acceptance for Payment and Payment. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn by the Expiration Date at the earliest possible time on such date (the "Offer Closing Time") as promptly as practicable following the Distribution Record Date. For a description of the Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 14. Subject to satisfaction of the Conditions of the Offer, the closing of the Offer (the "Offer Closing") will take place immediately prior to the Offer Closing Time, and the date on which the Offer Closing occurs is referred to as the "Offer Closing Date." The parties to the Merger Agreement have agreed to use reasonable efforts to cause the Offer Closing to occur on or before June 28, 1997 or, if not reasonably practicable, then as soon as practicable thereafter.
     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in
Section 3)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.
     If the Purchaser increases the consideration to be paid for Shares pursuant to the Offer, the Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer.
     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at one of the Book-Entry Transfer Facilities), without expense to the tendering stockholder, as promptly as practicable following the expiration or termination of the Offer.
     3. Procedure for Tendering Shares. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary including an Agent's Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (b) the guaranteed delivery procedure described below must be complied with. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.
     The Depositary will establish an account with respect to the Shares at each of The Depository Trust Company and Philadelphia Depository Trust Company (collectively referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents
                                       5
must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.
     Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.
     If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates evidencing such Shares are not immediately available or such stockholder cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:
          (i) such tender is made by or through an Eligible Institution;
          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary (as provided below) by the Expiration Date; and
          (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq Stock Market trading days after the date of execution of the Notice of Guaranteed Delivery.
     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.
     The method of delivery of Share certificates and all other required documents, including through Book-Entry Transfer Facilities, is at the option and risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, registered mail with return receipt requested, properly insured, is recommended.
     Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. In order to avoid such backup withholding, each tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal (see Instruction 10 of the Letter of Transmittal) or by filing a Form W-9 with the Depositary prior to any such payments. If the stockholder is a nonresident alien or foreign entity not subject to back-up withholding, the stockholder must provide the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.
     By executing a Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after May 27, 1997, other than any New International Shares distributed in respect of the Shares in connection with the Distribution). All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon the acceptance for payment of such Shares by the Purchaser. Upon such acceptance for payment, all prior proxies and consents granted by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed by such stockholder (and, if given or executed, will be deemed ineffective). Such
                                       6
designees of the Purchaser will be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser is able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).
     The Company has advised Parent and the Purchaser that it expects that commencing on and after the Distribution Record Date and up to the date New International Shares are distributed pursuant to the Distribution, the Shares will trade on The Nasdaq Stock Market with due bills attached. These due bills will entitle a purchaser of a Share to receive one New International Share upon the distribution thereof. Stockholders of the Company need not tender their due bills in order for their Shares to be accepted for exchange, and the Purchaser will not accept any due bills pursuant to the Offer.
     A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.
     All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been properly made until all defects and irregularities relating thereto have been cured or waived. The Purchaser's interpretation of the terms and conditions of the Offer in this regard will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.
     4. Withdrawal Rights. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after July 27, 1997 unless theretofore accepted for payment as provided in this Offer to Purchase.
     To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.
     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.
                                       7

     5. Certain Tax Considerations. The following summary addresses the material federal income tax consequences to holders of Shares who sell their Shares in the Offer. The summary does not address all aspects of federal income taxation that may be relevant to particular holders of Shares and thus, for example, may not be applicable to holders of Shares who are not citizens or residents of the United States or holders of Shares who are employees and who acquired their Shares pursuant to the exercise of incentive stock options; nor does this summary address the effect of any applicable foreign, state, local or other tax laws. The discussion assumes that each holder of Shares holds such Shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). Stockholders are urged to consult their own tax advisors as to the precise federal, state, local, foreign and other tax consequences of the proposed transactions.
     Tax Consequences of Receipt of Cash and New International Shares. Assuming that the Purchaser accepts the Offer and the Distribution and the Merger are consummated, stockholders who hold their Shares of record on the Distribution Record Date, and who also tender their Shares in the Offer or have such Shares exchanged for the Merger Price upon consummation of the Merger, will be deemed for income tax purposes to have received for each such Share consideration consisting of (i) one New International Share and (ii) $7.50 in cash. Stockholders who hold their Shares of record on the Distribution Record Date, and who sell such Shares after the date as of which the Distribution shall be effected (the "Distribution Date") other than pursuant to the Offer or the Merger, will be deemed for income tax purposes to have received consideration consisting of (i) one New International Share and (ii) the proceeds from the sale of their Shares. In each of the above-mentioned cases, the receipt of such consideration will be a taxable transaction for federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign and other tax laws. The foregoing transactions should be treated as a single integrated transaction in which a holder of Shares receives such consideration in exchange for such holder's Shares and in complete termination of such holder's interest in the Company. In such case, a holder of Shares will recognize gain or loss equal to the difference between (i) the sum of the amount of cash plus the fair market value of the New International Shares received (which fair market value likely will equal the average trading value per New International Share on the first few Nasdaq trading days following the Offer Closing Date) and (ii) such holder's adjusted tax basis for such holder's Shares. Such gain or loss will be capital gain or loss and will be long-term capital gain (or loss) if, on the date of the exchange, the stockholder has held his Shares for more than one year. If a holder of Shares owns more than one block of stock and such blocks were acquired at different times, the holding period must be determined for each block.
     However, there can be no assurance that the Internal Revenue Service (the "IRS") will not contend that only the cash was received as a payment for the outstanding Shares, and that the receipt of New International Shares instead should be taxable to the recipient as a distribution from the Company under
Section 301 of the Code. If the IRS were to make such contention and prevail (i) the cash received by a holder of Shares would still be treated as received in exchange for such holder's Shares and (ii) the Distribution, in an amount equal to the fair market value of the distributed New International Shares, would be taxable as a dividend to the holders of Shares to the extent of the Company's current and accumulated earnings and profits. The amount of the Distribution in excess of such earnings and profits would first be treated as a non-taxable return of capital to the extent of each holder's basis in such Shares, and such holder's tax basis in such Shares would be reduced accordingly (but not below zero), and thereafter as a capital gain from the sale or exchange of Shares. For purposes of Section 301 of the Code, if a holder owns more than one block of Shares, the consideration received must be allocated ratably among the blocks in the proportion that the number of Shares in a particular block bears to the total number of Shares held by the holder.
     With respect to corporate stockholders, to the extent, if any, that the receipt of New International Shares was treated as a dividend under the foregoing rules, such dividend generally should be eligible for the 70% "dividends received deduction." A corporate stockholder's ability to use the dividends received deduction, however, is subject to a number of limitations, including those relating to "debt financed portfolio stock" under Section 246A of the Code and the 46-day holding period requirement of Section 246(c). Moreover, even if the dividends received deduction were fully available, any such dividend might constitute an "extraordinary dividend" subject to the provisions of Section 1059 of the Code, which generally requires a corporate stockholder which has not held stock for a period of two years prior to the dividend announcement date to reduce its basis for (thereby increasing its gain on a subsequent or contemporaneous sale of) such stock by the portion of the dividend which is untaxed by reason of the dividends received deduction.
                                       8

     Regardless of whether the receipt of the New International Shares is treated as a taxable exchange or a distribution under Section 301 of the Code, a holder's tax basis in the New International Shares generally will be equal to the fair market value of the New International Shares on the Distribution Date.
     Dissenters. The Purchaser believes that a holder of Shares who does not sell such holder's Shares in the Offer or the Merger and perfects such holder's dissenters' rights probably would recognize capital gain or loss at the Merger Effective Time (as defined under "Merger Agreement") equal to the difference between the amount realized, including the fair market value of the New International Shares, by such holder and such holder's basis in such holder's Shares.
     Withholding. Unless a stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code (and regulations promulgated thereunder), such stockholder may be subject to a "backup" withholding tax of 31% with respect to the amount received in the Offer, the Merger or as a result of the exercise of the holder's dissenters rights. Stockholders should contact their brokers to ensure compliance with such procedures. Foreign stockholders should consult with their tax advisors regarding withholding taxes in general.
     THE FOREGOING SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED HEREIN FOR GENERAL INFORMATION PURPOSES ONLY. ACCORDINGLY, EACH HOLDER OF SHARES IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OFFER, THE MERGER AND THE DISTRIBUTION.
     6. Price Range of Shares; Dividends. The Shares are listed and traded on The Nasdaq Stock Market as a National Market security (the "Nasdaq National Market") under the symbol "DKAI". The following table sets forth, for the periods indicated, the reported high and low sales prices per share for the Shares on the Nasdaq National Market as published in financial sources:

                                                                           High      Low
Year Ended July 1, 1995:
  First Quarter........................................................   $15.50    $13.50
  Second Quarter.......................................................   $16.25    $12.88
  Third Quarter........................................................   $18.00    $14.50
  Fourth Quarter.......................................................   $23.88    $17.00
Year Ended June 29, 1996:
  First Quarter........................................................   $33.75    $23.00
  Second Quarter.......................................................   $33.63    $22.75
  Third Quarter........................................................   $27.50    $19.88
  Fourth Quarter.......................................................   $33.00    $22.75
Year Ending June 28, 1997:
  First Quarter........................................................   $23.25    $ 8.75
  Second Quarter.......................................................   $10.38    $ 8.25
  Third Quarter........................................................   $ 9.98    $ 6.13
  Fourth Quarter (through May 27)......................................   $12.38    $ 5.88

     The Company has never paid cash dividends on shares of its Common Stock. In addition, throughout the periods indicated above, the terms of the Company's line-of-credit agreement have prohibited the payment of dividends on the Company's Common Stock.
     The closing sales price of the Shares as reported by the Nasdaq National Market was $11.25 per share on May 27, 1997, the last full day of trading prior to the first public announcement of the Offer.
     Stockholders are urged to obtain a current market quotation for the shares.
     7. Certain Information Concerning the Company. The Company is a Delaware corporation and its principal executive offices are located at One Corporate Place, 55 Ferncroft Road, Danvers, Massachusetts 01923. The Company principally operates though the following wholly owned subsidiaries: (i) Daka, Inc., a Delaware corporation ("Daka"); (ii) Fuddruckers, Inc., a Texas corporation ("Fuddruckers"); (iii) Champps Entertainment, Inc., a Minnesota corporation ("Champps"); (iv) Casual Dining Ventures, Inc., a Delaware corporation ("CDV");
(v)
                                       9

The Great Bagel and Coffee Company, a Delaware corporation ("GBC"); (vi) French Quarter Coffee Co., a Delaware corporation ("French Quarter"); (vii) La Salsa Holding Co., a California corporation ("La Salsa"); Pulseback, Inc., a Vermont corporation ("Pulseback"); and (viii) Specialty Concepts, Inc., a Delaware corporation ("SCI").
     The Company is a diversified foodservice and restaurant company operating in the contract foodservice management industry and the restaurant industry. Daka provides contract foodservice management at a variety of schools and colleges, corporate offices, factories, healthcare facilities, museums and government offices. Fuddruckers owns, operates and franchises Fuddruckers restaurants, which specialize in moderately-priced, casual dining for families and adults. Champps owns, licenses and franchises Champps Americana restaurants, which specialize in providing an upper-scale, casual theme dining experience to a broad customer base, including business professionals, families and adults. GBC owns, operates and franchises a dining concept that features fresh-baked bagels and distinctive cream cheeses, gourmet coffees and sandwiches in a cafe setting. Although GBC's operating results are included within the Company's reported foodservice financial information in the Company's Annual Report on Form 10-K for the year ended June 29, 1996 (the "Company 10-K"), GBC is not part of the Foodservice Business to be acquired by Parent and the Purchaser and all of the Foodservice Business financial information contained in this Offer to Purchase excludes GBC's operating results.
     In the fiscal year ended June 29, 1996, the foodservice segment generated 55.5% of the Company's total revenues and 57.3% of its operating profit, while the restaurant segment (including GBC) generated 44.5% of the Company's total revenues and 42.7% of its operating profit.
     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in periodic statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information, including the Company 10-K and the Schedule 14D-9, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: the New York Regional Office, 13th Floor, 7 World Trade Center, Suite 1300, New York, New York 10048; and the Chicago Regional Office, Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Company is an electronic filer pursuant to the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") System. Accordingly, the aforementioned reports and other information may be obtained by searching the Key Word "Daka" in the "EDGAR Archives" at the Commission's Web site on the World Wide Web (address: http://www.sec.gov). Finally, such material may be inspected and copied at the offices of the National Association of Securities Dealers, Inc., Nasdaq Reports Section, 1735 K Street, NW, Washington, DC 20006-1506, because the Shares are listed on The Nasdaq Stock Market as a National Market security.
     The above information concerning the Company and the information contained herein regarding the Distribution have been taken from or based upon the Company 10-K and other publicly available documents on file with the Commission, other publicly available information and information provided by the Company. Although neither the Purchaser nor Parent has any knowledge that would indicate that such information is untrue, neither the Purchaser nor Parent takes any responsibility for, or makes any representation with respect to, the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser or Parent.
     A copy of this Offer to Purchase, and certain of the agreements referred to herein, are attached as exhibits to the Purchaser's Tender Offer Statement on
Schedule 14D-1, dated May 29, 1997 (the "Schedule 14D-1"), which has been filed with the Commission. The Schedule 14D-1 and the exhibits thereto, along with such other documents as may be filed by the Purchaser with the Commission, may be examined and copied from the offices of the Commission in the manner set forth in the fourth paragraph of this Section 7.
                                       10

     The summary unaudited data for the Foodservice Business (the "Foodservice Business Financial Data") in the following table has been provided to Parent and the Purchaser by the Company. The Company has advised Parent and the Purchaser that the Foodservice Business Financial Data has been derived from the consolidated financial statements of the Company. This financial data is presented in considerably less detail than complete financial statements and does not include all of the disclosures required by generally accepted accounting principles. Neither Parent nor the Purchaser assumes any responsibility for the accuracy of the Foodservice Business Financial Data.
                              FOODSERVICE BUSINESS
                         Summary Financial Information(1)
                                 (In Thousands)
                                  (Unaudited)

                                                               Fiscal Years Ended
                                                  July 2, 1994    July 1, 1995    June 29, 1996
Revenues.......................................     $156,469        $197,107        $ 221,068
Costs and Expenses.............................      131,372         169,231          192,621
Operating Income Before Overheads..............       25,097          27,876           28,447
Income Before Taxes............................        9,007          10,754            8,058
Net Income.....................................     $  5,404        $  6,452        $   4,834
                                                             As of Fiscal Year Ended
                                                  July 2, 1994    July 1, 1995    June 29, 1996
Current Assets.................................     $ 30,607        $ 34,966        $  38,996
Noncurrent Assets..............................       18,828          36,443           40,117
Current Liabilities............................       23,579          25,775           21,009
Noncurrent Liabilities.........................     $ 44,647        $ 68,434        $  95,294

1 Basis of Presentation. The accompanying combined summary financial information includes the combined financial information of the Foodservice Business (i.e. Daka, Inc. and its consolidated subsidiaries) but excludes such information for GBC. The accompanying summary financial information is historical in nature and does not represent the income and expenses, assets and liabilities actually acquired by the Purchaser (as noted in the Reorganization Agreement (as described herein)).
                                       11

     8. Certain Information Concerning the Purchaser and Parent. Parent is a public limited company incorporated under the laws of England and Wales, is one of the world's two largest foodservice companies, is one of the top 150 UK quoted companies, as ranked by market capitalization of approximately (pounds)2.2 billion as of April 30, 1997, and employs approximately 120,000 people worldwide. Parent's foodservice operations include food catering, contract catering and vending. Parent is organized geographically into the UK, Continental Europe and the Rest of the World and the US and also by industry sector within each of these divisions. The industry sectors are: Business and Industry, Education, Healthcare, Travel, Sports and Events, Vending, Executive Dining, Shopping and Leisure, and Corrections. The principal executive offices of Parent are located at Cowley House, Guildford Street, Chertsey, Surrey, England KT16 9BA, and its telephone number at that location is 44-1932-573000. Parent owns 100% of the outstanding capital stock of Compass Overseas Holdings, Ltd. ("Compass Overseas").
     Compass Overseas is a company incorporated under the laws of England and Wales and a wholly owned subsidiary of Parent. Compass Overseas is a holding company whose holdings include Parent's interests in United States subsidiaries. Compass Overseas' principal executive offices are located at Cowley House, Guildford Street, Chertsey, Surrey, England KT16 9BA, and its telephone number at that location is 44-1932 573000. Compass Overseas owns 100% of the outstanding capital stock of the Purchaser.
     The Purchaser is a Delaware corporation and a wholly owned indirect subsidiary of Parent. Purchaser holds Parent's investments in Parent's US subsidiaries. Because the Purchaser is a holding company with no distinct operations and because the Purchaser's financial information is consolidated with that of Parent, no meaningful financial information regarding the Purchaser is available. The principal executive offices of the Purchaser are located at 2400 Yorkmont Road, Charlotte, North Carolina 28217, and its telephone number at that location is (704) 329-4000.
     The name, citizenship, business address, principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.
                                       12

     Set forth below is a summary of certain consolidated financial information with respect to Parent and its consolidated subsidiaries excerpted or derived from the information contained in Parent's Annual Reports to Shareholders for the fiscal years ended October 2, 1994, October 1, 1995 and September 29, 1996. The following consolidated financial information of Compass Group PLC has been prepared on the basis of accounting principles generally accepted in the United Kingdom ("UK GAAP"), which differ in certain material respects from generally accepted accounting principles in the United States of America ("US GAAP"). Such differences include, but are not limited to, the accounting for goodwill and other intangibles, which are written off against retained earnings under UK GAAP, but are required to be recorded as an asset and amortized as a reduction of earnings over their estimated useful lives, not to exceed 40 years, for purposes of US GAAP. At September 29, 1996, shareholders' equity (deficit) had been reduced by the write-off of accumulated goodwill of (pounds)1,568.8 million.
                               COMPASS GROUP PLC
              Selected Summary Consolidated Financial Information

                                                                                          As of and for the six
                                                                                             months ended (1)
                                          As of and for the fiscal year ended (1)                             March
                                                                            1996       March       March      1997
                                           1994       1995       1996        (2)       1996        1997        (2)
                                          (pounds)   (pounds)   (pounds)      $       (pounds)    (pounds)      $
                                                        (in millions except per share data)
  Profit and loss data (3)
     Turnover..........................     917.9    1,505.8    2,651.9    4,325.2    1,242.9     1,717.5    2,801.2
     Net Income (4)....................      39.4       54.0       99.4      162.1       54.5        41.1       67.0
     Earnings per share (4)............     0.192      0.226      0.316      0.515      0.173       0.129      0.210
     Dividends per share...............    0.0675     0.0760     0.0860     0.1403     0.0275      0.0310     0.0506
  Balance sheet data (3)
     Total assets......................     467.5      720.5      807.1    1,316.4      618.5       782.0    1,275.4
     Long-term debt....................     249.5      516.1      535.8      873.9      371.8       530.2      864.8
     Shareholders' equity (deficit)....    (143.9)    (488.9)    (557.7)    (909.6)    (445.0)     (520.1)    (848.3)

(1) Compass' operations are all considered to fall into one class of business, namely foodservice.
(2) Amounts in US dollars have been translated solely for the convenience of the reader, at an exchange rate of $1.6310:(pounds)1, Noon Buying Rate at May 23, 1997.
(3) The Consolidated Financial Statements have been prepared in accordance with UK GAAP.
(4) Net Income and Earnings per share for fiscal years ended 1994, 1995 and 1996 and the six months ended March 1996 include the results of the Healthcare Division which was disposed of at a profit on December 11, 1996. Furthermore, the fiscal year ended 1996 included an exceptional restructuring cost. Certain profit and loss data excluding the exceptional profit on disposal and the restructuring charge are as follows:

                                                                                        As of and for the six
                                                    As of and for the fiscal year            months ended
                                                                ended                  March     March    March
                                                   1994     1995     1996     1996     1996      1997     1997
                                                   (pounds) (pounds) (pounds)   $      (pounds)  (pounds)   $
                                                               (in millions except per share data)
Net Income......................................    39.4     54.0     83.5    136.2    34.5      41.1     67.0
Earnings per share..............................   0.192    0.226    0.265    0.432    0.110     0.129    0.210

     Separately, Parent, the Purchaser, the Company, and the Series A Preferred Stockholders have entered into the Series A Preferred Stock Purchase Agreement, pursuant to which the Purchaser has agreed to purchase, and the Series A Preferred Stockholders have agreed to sell, all issued and outstanding shares of Series A Preferred Stock and the Warrants at a purchase price equal to the product of the Offer Price multiplied by the number of Shares into which such shares of Series A Preferred Stock are convertible as of the Offer Closing Time. The sale is scheduled to occur as soon as practicable following the Offer Closing Time and is contingent upon the consummation of the Offer in accordance with its terms. The purchase price is to be paid in cash in an amount calculated in accordance with the Series A Preferred Stock Purchase Agreement. The Series A Preferred Stockholders will receive no consideration in the Offer or in the Merger.
     Except as set forth in this Offer to Purchase, none of Parent, Compass Overseas, the Purchaser or any of their affiliates (collectively the "Purchaser Entities"), or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser Entities, or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, has had, since June 27, 1993, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since June 27, 1993, there have been no contacts, negotiations or transactions between the Purchaser Entities, or their respective subsidiaries or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. Except for the Series A Preferred Stock Purchase Agreement, none of the Purchaser Entities or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, beneficially owns any Shares or has effected any transactions in the Shares in the past 60 days.
     9. Source and Amounts of Funds. The total amount of funds required by the Purchaser to acquire all outstanding Shares pursuant to the Offer and the Merger, to consummate the transactions contemplated by the Merger Agreement, and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $199 million (the "Total Funds Amount"). The Purchaser plans to obtain all funds needed for the Offer and the Merger through loans from Parent or an existing or newly formed subsidiary of Parent (the "Funding Subsidiary") which will be funded from cash accounts and Parent's available lines of credit or credit facilities to be established by Parent or the Funding Subsidiary prior to the Offer Closing Time. No final decisions have been made by Parent concerning the source of funds to be used for purchase of the Shares. However, the Offer is not conditioned on obtaining financing, and Parent has available under existing lines of credit amounts in excess of the Total Funds Amount. Moreover, a Funding Subsidiary may be used to provide the Total Funds Amount only if a credit facility is established and in place prior to the Offer Closing Time; otherwise, Parent will provide the Total Funds Amount.
     Parent anticipates that any indebtedness incurred to fund the Offer and the Merger will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by Parent and its affiliates (or in the case of indebtedness incurred by Funding Subsidiary, by Funding Subsidiary and its affiliates), bank refinancing, and the public or private sale of debt securities. Decisions concerning the method of repayment will be made based on Parent's review from time to time of the feasibility of particular actions and on prevailing interest rates and market conditions.
                                       14

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     10. Background of the Offer; the Merger Agreement; the Distribution; the
Tax Allocation Agreement; the Post-Closing Covenants Agreement.
                            BACKGROUND OF THE OFFER
     Among the elements of Parent's announced business strategy are a focus on specific industry sectors and an intent to expand internationally through acquisitions. In implementing that strategy, Parent began to focus on the large and diverse United States foodservice market. Parent made its first significant expansion into the United States market with the acquisition of Canteen Corporation in 1994, and Parent has made a number of acquisitions since that date. The acquisition of the Company's education foodservice operations developed as a logical means to enhance Parent's business internationally in this specific industry sector.
     From February through December 1995, representatives of Patricof & Co. Capital Corp. ("Patricof") pursued general infrequent contacts and discussions with the Company concerning its strategy for its foodservice business. Patricof also talked with Michael Bailey, the Chief Executive Officer of Parent's US Division, together with other senior officers of Parent's US Division, to discuss Parent's strategy in the United States, as well as possible acquisition candidates (including the Company) that Patricof believed would fit within that strategy. In December 1995, Parent engaged Patricof to act as its financial advisor with respect to certain foodservice acquisitions.
     In December 1996, Bear Stearns, acting on behalf of the Company, contacted Parent as one of several potentially interested parties for the purpose of further evaluating a possible acquisition of the Foodservice Business of the Company. The Company and Parent entered into a Confidentiality Agreement relating to, among other things, the information to be provided by the Company and limiting the ability of Parent for an agreed period to acquire voting securities or assets of, solicit proxies or make a public announcement of a proposal for any extraordinary transaction with respect to the Company. Parent subsequently obtained various financial and other information regarding the Company in general and its foodservice business in particular.
     Following Parent's review of certain financial and other information regarding the Foodservice Business and other due diligence, and various discussions between the Company and Parent and their respective financial and legal advisors, Mr. Bailey, Mr. Baumhauer and various other members of their respective management teams met on several occasions to discuss the terms of a possible acquisition of the Foodservice Business by Parent. Thereafter, throughout March, April and May 1997, Parent and the Company and their respective legal advisors negotiated the terms of a possible transaction.
     On May 21, 1997 the Board met to formally consider the proposed transaction. At this meeting, representatives of Bear Stearns gave a presentation analyzing the financial terms of the proposed transaction, New International and the proposed Distribution and delivered the written fairness opinion of Bear Stearns. The Company's legal counsel summarized for the Board the legal aspects of the proposed transaction. The Board deliberated as to the transaction and its merits and effects. After consideration of the presentations made by Bear Stearns, management and legal counsel, at a subsequent meeting on May 22, 1997 the Board unanimously (i) approved the Merger Agreement, the Reorganization Agreement, the Tax Allocation Agreement and the Post-Closing Covenants Agreement and the transactions contemplated thereby, (ii) determined that the Offer, the Merger and the Distribution, taken as a whole, are fair to and in the best interest of the stockholders of the Company and (iii) determined to recommend acceptance of the Offer and approval and adoption of the Merger Agreement and the Merger by the stockholders of the Company. On May 27, 1997, the parties thereto executed and delivered the Merger Agreement and the Ancillary Agreements.
                              THE MERGER AGREEMENT
     The following is a summary of certain provisions of the Merger Agreement. A copy of the Merger Agreement (with certain Exhibits omitted) is attached hereto as Exhibit A and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Capitalized terms used in this Offer to Purchase not otherwise defined herein shall have the meanings assigned thereto in the Merger Agreement.
     The Offer. The Merger Agreement provides for the making of the Offer by the Purchaser. The Purchaser has agreed to accept for payment and pay for all Shares tendered pursuant to the Offer as soon as practicable following the Distribution Record Date. The Distribution Record Date is not expected to occur before June 24, 1997 the fourth week of June. Subject only to the conditions described in paragraph (d) of Section 15, the Purchaser has agreed to extend the period of time the Offer is open until the first business day following the Distribution Record Date. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is
                                       15
subject to the satisfaction of the Distribution Condition, the Minimum Condition and certain other conditions that are described in Section 15. The Purchaser has agreed that, without the written consent of the Company, no amendment to the Offer may be made which changes the form of consideration to be paid or decreases the price per Share or the number of Shares sought in the Offer or which imposes conditions to the Offer in addition to the Distribution Condition, the Minimum Condition and the other conditions described in Section 15 or broadens the scope of such conditions, and no other amendment may be made in the terms or conditions of the Offer which is adverse to holders of Shares.
     The Merger. The Merger Agreement provides that, following the purchase of Shares pursuant to the Offer, and the satisfaction or waiver of the other conditions to the Merger, Compass Interim will be merged with and into the Company. The Merger Agreement provides that the Merger will become effective and the Merger Effective Time will occur as soon as practicable following the Distribution, upon the filing of certificates of merger or other appropriate documents (in any such case, the "Certificate of Merger") with the Delaware Secretary of State or at such other time as agreed to by the Company and the Purchaser (the "Merger Effective Time"). The Merger Agreement provides that the closing of the Merger (the "Merger Closing") will take place within five business days after the satisfaction or waiver of the conditions to the Merger or such other date established by Purchaser and approved by the directors of the Company. The parties have agreed to use reasonable best efforts to cause the Merger Closing to occur immediately after the Offer Closing Time. Otherwise Purchaser has agreed to use reasonable best efforts to cause the Merger Closing to occur as soon as practicable after the Offer Closing. The date of the Merger Closing is referred to in the Merger Agreement as the "Merger Closing Date."
     At the Merger Effective Time, (i) except as provided in (ii) below, each Share issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive $7.50 in cash, or any higher price paid per Share in the Offer, without interest (the "Merger Price"); (ii) (a) each Share held in the treasury of the Company or held by any wholly owned subsidiary of the Company (but not any Benefit Plan (as defined in the Merger Agreement)) and each Share held by Purchaser, Compass Interim or any wholly owned subsidiary of Parent, excluding, in each case, any such shares held by the Company, Purchaser or any of their wholly owned subsidiaries in a fiduciary, custodial or similar capacity immediately prior to the Merger Effective Time will be canceled and retired and cease to exist; (b) each Share held by any holder who has not voted in favor of the Merger or consented thereto in writing and who, has delivered a written demand for appraisal of such Shares and perfected such appraisal rights, all in accordance with Section 262 of the GCL will not be converted into or be exchangeable for the right to receive the Merger Price (the "Dissenting Shares"); and (iii) each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Date will be converted into and exchangeable for one share of common stock of the Surviving Corporation.
     Reservation of Right to Revise Transaction Structure. Pursuant to the Merger Agreement, the Parent may at any time change the method of effecting the Merger to provide for a merger of a wholly owned subsidiary other than Compass Interim with the Company and make conforming changes to the Offer; provided, however, that no such change shall (a) alter or change the amount or the kind of the consideration to be received by the holders of Shares as provided in the Merger Agreement, or (b) adversely affect the tax treatment to the Company's stockholders as a result of receiving such consideration (in the opinion of Parent's outside counsel). In the event Parent determines to exercise its right to substitute a different wholly owned subsidiary for Compass Interim under the Merger Agreement, the Merger Agreement shall promptly be amended to add such subsidiary as a party thereto, and all references in the Merger Agreement to Compass Interim shall be deemed references to such subsidiary.
     Approval of Company Stockholders. If required by applicable law in order to consummate the Merger, the Company will duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its stockholders as soon as practicable following the consummation of the Offer for the purpose of considering and taking action upon the Merger Agreement and the Merger. In addition to receiving notice of such Special Meeting, stockholders would receive a Proxy Statement (the "Proxy Statement"), soliciting the vote of the stockholders of the Company with respect to the Merger Agreement and the Merger at the Special Meeting. Section 253 of the GCL would permit the Merger to occur without a vote of the Company's stockholders (a "short-form merger") if the Purchaser were to acquire at least 90% of all of the outstanding Shares in the Offer. If the Purchaser acquires 90% or more of the outstanding Shares in the Offer, the Purchaser intends to cause the Merger to occur as a short-form merger.
     Representations and Warranties. The Merger Agreement includes representations and warranties by the Company and Daka to Parent, Purchaser and Compass Interim as to (a) the corporate organization, standing and power of the Company and Daka, (b) the Company's capitalization, (c) the authorization of the Merger Agreement and the Ancillary Agreements and the approval of the Offer, the Merger and the Merger Agreement by the
                                       16

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Company's Board of Directors in a manner sufficient to render inapplicable to the Offer, the Merger, and the transactions contemplated by the Merger Agreement and the Ancillary Agreements Section 203 of the GCL and any applicable provisions in the Company's Certificate of Incorporation or Bylaws, (d) noncontravention of laws and agreements and the absence of the need (except as specified) for governmental consents, (e) the filing of all required reports, schedules, forms, statements and other documents with the Commission, (f) the accuracy of the Company's financial statements and filings with the Commission,
(g) the accuracy of information included in the Schedule 14D-9, the Form 10 and the Information Statement or supplied by the Company for inclusion in the Tender Offer Statement on Schedule 14D-1 with respect to the Offer, the accompanying offer to purchase related letter of transmittal letter (together with any supplements or amendments thereto, collectively the "Offer Documents"), (h) the conduct of the Foodservice Business in the ordinary course and the absence of any material adverse change with respect to the Company or Daka or any event that could reasonably be expected to have a material adverse effect on the Company or Daka taken as a whole, (i) pending or threatened litigation, (j) the Company's compliance with applicable laws, (k) brokers and finders employed by the Company, (l) the nature of the Foodservice Business, (m) material contracts of the Company and Daka, (n) certain matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and certain employment and labor relations matters, (o) certain matters relating to intellectual property,
(p) certain matters relating to taxes, (q) certain matters related to insurance policies, (r) the accuracy of the Foodservice Business Financial Statements (as defined in the Merger Agreement), (s) certain matters relating to the outstanding indebtedness of the Company and its subsidiaries, (t) certain matters relating to environmental matters, and (u) various other matters relating to the Company, Daka and the Foodservice Business.
     The Merger Agreement also includes representations and warranties by
Parent, Purchaser and Compass Interim to the Company, as to (a) the corporate organization, standing and power of Parent, Purchaser and Compass Interim, (b) the authorization of the Merger Agreement and the Ancillary Agreements to which Parent, Purchaser and Compass Interim are parties, (c) noncontravention of laws and agreements and the absence of the need (except as specified) for governmental consents, (d) the accuracy of information included in the Offer Documents or supplied by the Parent for inclusion in the Information Statement and certain filings with the Commission, (e) Parent's access to sufficient funds to complete the Offer, (f) the absence of Parent's receipt of written notice from any Federal or state governmental agency or authority indicating that such agency or authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated by the Merger Agreement or the Ancillary Agreements, (g) the absence of any required action by the ordinary shareholders of Parent to approve the Merger Agreement or the Ancillary Agreements and the transactions contemplated thereby, and (h) brokers and finders employed by Parent.
     Business of International Pending the Merger. The Merger Agreement provides that, during the period from the date of the Merger Agreement and continuing until the Offer Closing Time, except for the Contribution (as defined under "THE DISTRIBUTION -- The Reorganization Agreement"), the Distribution and the other transactions expressly provided for in the Reorganization Agreement and the Tax Allocation Agreement, dated May 27, 1997, by and among the Company, New International and Parent (the "Tax Allocation Agreement"), as expressly contemplated or permitted by the Merger Agreement, or to the extent that Parent otherwise consents in writing (which consent shall not be unreasonably withheld), the Company and Daka will conduct the Foodservice Business in the ordinary course, consistent with past practice including, without limitation, using reasonable efforts to preserve beneficial relationships between the Foodservice Business and its suppliers, employees and customers. The Merger Agreement also includes limitations, prohibitions and other provisions relating to the conduct of the business of the Company and its subsidiaries during this period with respect to (a) capital projects, (b) contracts and agreements outside the ordinary course of business, (c) sales incentive programs, (d) changes in or issuances, repurchases or redemption of capital stock, (e) charter or by-law amendments, (f) acquisitions and dispositions, (g) levels of indebtedness as of the Merger Effective Time, (h) adoption or amendment of benefit plans or arrangements, (i) actions relating to employment agreements of certain employees of the Company, (j) changes in accounting principles, policies or procedures, (k) incurrence of liens, (l) nonwaiver of existing standstill and confidentiality agreements, (m) defense of pending litigation, (n) increases in the amount of deferred tax liabilities, or decreases in the amount of deferred assets of the Company or its subsidiaries other than in the ordinary course of business consistent with past practice, and (o) provision to Parent and its officers, employees and advisors reasonable access, during the period prior to the Offer Closing Time, to the Company's properties, books, records, reports and personnel relating to the Foodservice Business.
     No Solicitation of Third Party Acquisition Proposals. Pursuant to the
Merger Agreement, neither the Company nor any of its directors, officers or employees will, and the Company will use its best efforts to ensure that none of its representatives will, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from
                                       17
or with any person (other than the Parent and its subsidiaries) or such person's directors, officers, employees, representatives and agents that constitute, or could reasonably be expected to lead to a Third Party Acquisition. A "Third
Party Acquisition" means (i) the acquisition by any person of more than 20% of the total assets of the Foodservice Business, (ii) the acquisition by any person of 20% or more of (A) the Shares or (B) the total number of votes that may be cast in the election of directors of the Company at any meeting of stockholders of the Company assuming all the Shares and all other securities of the Company, if any, entitled to vote generally in the election of directors were present and voted at such meeting, or (iii) any merger, consolidation or other combination of the Company or Daka with any person; provided that "Third Party Acquisition" does not include any transactions which relate solely to the business to be owned by New International and its subsidiaries following the Distribution and which would not have a material adverse effect on the consummation of the Offer, the Merger, the Distribution or the transactions contemplated by the Merger Agreement. The Company may furnish or cause to be furnished information and may participate in such discussions and negotiations directly or through its representatives if another person or group makes an offer or proposal which, based upon the identity of the person making such offer or proposal and the terms thereof, and the availability of adequate financing therefor, the
Company's Board of Directors believes, in the good faith exercise of its business judgment and based upon advice of its outside legal and financial advisors, could reasonably be expected to be consummated and represents a transaction more favorable to its stockholders than the transactions contemplated by the Merger Agreement (a "Higher Offer"). Subject to compliance by the Company's Board of Directors with their fiduciary duty, the Company will notify Parent as soon as practicable if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it, which notice will provide the identity of the third party or parties and the terms of any such proposal or proposals. The Company's Board of Directors may fail to recommend or fail to continue to recommend the Offer or the Merger Agreement in connection with any vote of its stockholders, or withdraw, modify, or change any such recommendation, or recommend or enter into an agreement regarding a Higher
Offer, if the Company's Board of Directors, after receiving the advice of its outside counsel, determines in good faith that making such recommendation, or the failure to recommend any other offer or proposal, or the failure to so withdraw, modify, or change its recommendation, or the failure to recommend or enter into an agreement regarding a Higher Offer, could constitute a breach of the Directors' fiduciary duties under applicable law. In such event, notwithstanding anything contained in the Merger Agreement to the contrary, any such failure to recommend, withdrawal, modification, or change of recommendation or recommendation of such other offer or proposal, or the entering by the
Company into an agreement with respect to a Higher Offer (provided that the Company will have provided Parent notice of its intention to so enter, the terms of the Higher Offer and the identity of the other party thereto), will not constitute a breach of the Merger Agreement by the Company. Notwithstanding the foregoing, the Company will not enter into an agreement with a third party with respect to, or take any action to approve such transaction under any antitakeover provision of the Company's certificate of incorporation or state law in connection with, any Third Party Acquisition unless and until the Merger Agreement is terminated in accordance with the provisions contained therein.
     Certain Covenants of Parent and Purchaser. Under the Merger Agreement, Parent has agreed to limitations, prohibitions and other provisions applicable during the period from the date of the Merger Agreement and continuing until the Offer Closing Time relating to the provision of certain information to the Company (or its counsel) regarding filings with any Governmental Entity in connection with the Merger Agreement and the transactions contemplated thereby. Parent and Purchaser have agreed that each will and each will cause the
Surviving Corporation to, treat the Distribution for purposes of all federal and state taxes as an integrated transaction with the Offer and the Merger and thus report the Distribution as a constructive redemption of a number of Shares equal in value to the value of the New International Shares distributed in the Distribution. Parent has agreed further that for a period of three years after the Offer Closing Time, it will not modify the rights of certain non-executive directors of the Company to indemnification and will cause the Company and the Surviving Corporation to include in their Certificate of Incorporation and
Bylaws provisions with respect to the right of directors and officers to indemnification substantially similar to such provisions in the Certificate of Incorporation and Bylaws of the Company as of the date of the Merger Agreement.
     Certain Other Covenants, Agreements and Actions. Subject to the terms and conditions of the Merger Agreement, the Company has agreed to use its reasonable best efforts to comply promptly with all legal and regulatory requirements which may be imposed on itself or its Subsidiaries with respect to the Offer, the Contribution, the Distribution and the Merger and the transactions contemplated by the Merger Agreement and to obtain any consent, authorization, order or approval of, or any exemption by, and to satisfy any condition or requirement imposed by, any governmental entity or other public or private third party, required to be obtained, made or
                                       18
satisfied by the Company or any of its Subsidiaries in connection with the Contribution, the Distribution or the Merger or the taking of any action contemplated thereby or by the Merger Agreement or the Ancillary Agreements. Likewise, Parent has agreed to use its reasonable best efforts to comply promptly with all legal and regulatory requirements which may be imposed on itself or its subsidiaries with respect to the Offer, the Merger and transactions contemplated thereby and by the Merger Agreement and to obtain any consent, authorization, order or approval of, or any exemption by, and to satisfy any condition or requirement imposed by, any governmental entity or other public or private third party, required to be obtained, made or satisfied by the Parent or any of its Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by the Merger Agreement or the Ancillary Agreements. The Company and Daka will deliver to the Parent certified Board of Directors resolutions authorizing each of the Contribution, the Distribution and the Merger, and the transactions contemplated thereby, and reflecting its determination that the consummation of such transactions will not violate applicable insolvency laws.
     Indebtedness. In the Merger Agreement, the Company has agreed to take such action as may be necessary so that, as of the Offer Closing Time, the Company and Daka, taken as a whole, shall not have any indebtedness other than: (A) the Funded Debt (as defined below), and (B) indebtedness incurred pursuant to a written agreement that provides that such indebtedness will be assumed by New International or a subsidiary of New International at or prior to the Offer Closing Time and that, upon such assumption, the Company and Daka shall have no obligation or liability in respect of such indebtedness.
     The term "Funded Debt" means the amount of indebtedness outstanding plus any accrued but unpaid interest and fees under the terms of the Third Amended and Restated Credit Agreement dated as of October 15, 1996 among the Company, subsidiary guarantors, the banks party thereto and The Chase Manhattan Bank, as Agent, as amended through the date of the Merger Agreement (the "Credit Facility"), together with the amount of indebtedness outstanding (consisting of market to market exposure) plus all other amounts due under any Interest Rate Protection Agreement (as defined in the Credit Facility) which aggregate amount shall not exceed $110,000,000.
     Simultaneously with the Offer Closing Time, Purchaser shall, or shall cause the Company to, repay the Funded Debt and shall use its reasonable best efforts to cause the lenders under the Credit Facility to deliver to New International such documents or instruments necessary to release or terminate all liens on assets of the Company, New International or their respective subsidiaries securing the Funded Debt. The parties must have receipt of reasonably satisfactory evidence to Parent of the amount of Funded Debt outstanding at the Offer Closing Date (as defined in the Merger Agreement) and confirmation that such Funded Debt (as adjusted in accordance with the terms of the Merger Agreement) has been repaid pursuant to Parent's wire transfer to The Chase Manhattan Bank, as Agent for the Company's lenders, simultaneous with the Offer Closing and that all obligations or liabilities of the Company and Daka, and all liens related to the Acquired Assets (as defined in the Merger Agreement), have been satisfied or released in full.
     Stock Option and Stock Purchase Plans. Pursuant to the Merger Agreement,
the Company will make all adjustments and take all steps set forth in the Reorganization Agreement with respect to outstanding options ("International Options") to acquire Shares which are held by any employee or consultant or former employee or consultant or director or former director of the Company or any of its subsidiaries as a result of the Distribution and other transactions contemplated by the Merger Agreement and the Reorganization Agreement. After taking into account all such adjustments to such International Options and the other matters set forth in the Reorganization Agreement, all International Options which are outstanding immediately prior to Purchaser's acceptance for payment and payment for Shares pursuant to the Offer shall, regardless of whether such International Options are vested and exercisable be canceled as of the Offer Closing Time and the holders thereof shall be entitled to receive from New International, for each share subject to such International Option, an amount in cash equal to the positive difference between the Offer Price and the per share exercise price of such International Option, less all applicable withholding taxes, which amount shall be payable by New International not later than 30 days after the Offer Closing Time.
     In addition, the Company will make all adjustments and take all steps set forth in the Reorganization Agreement with respect to the DAKA International Employee Stock Purchase Plan (the "Stock Purchase Plan") regarding Shares purchasable by participating employees of the Company or its subsidiaries (the "Participating Employees") under the Stock Purchase Plan with respect to such Offering (the "Purchasable Shares"). In lieu of receiving Purchasable Shares, the Participating Employees will be entitled to receive from New International, for each Purchasable Share, in addition to the New International Common Stock in the Distribution as provided above, an amount in cash equal to the positive difference between the Offer Price and the per share purchase price of such Purchasable Share under the Stock Purchase Plan, less all applicable withholding taxes, which
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
amount shall be payable by New International not later than 30 days after the Offer Closing Time, whereafter all rights of Participating Employees under the Stock Purchase Plan shall terminate.
     As a result of the foregoing actions, no persons holding International Options or interests in the Stock Purchase Plan will receive any consideration in the Offer or the Merger. In addition, the Company will use its reasonable best efforts to ensure that neither the Company nor any of its subsidiaries is or will be bound by any options, warrants, rights or agreements which would entitle any person, other than Parent, Purchaser, Compass Interim or the Company or any of their respective subsidiaries, to beneficially own, or receive any payments in respect of, any capital stock of the Company or the Surviving Corporation (other than as provided in the Merger Agreement or in the Ancillary Agreements).
     Fees and Expenses. Except as provided in the Merger Agreement with respect to termination of the Merger Agreement under certain circumstances, all fees and expenses incurred in connection with the Merger, the Contribution, the Distribution, the Merger Agreement, the Reorganization Agreement and the transactions contemplated by the Merger Agreement and the Ancillary Agreements will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. In accordance with the foregoing sentence, the Company agrees to pay the fees and expenses of Bear Stearns, and Parent agrees to pay the fees and expenses of Patricof, NationsBanc Capital Markets, Inc. ("NCMI"), the Information Agent and the Depositary, as well as the filing fees for the HSR Filing. Notwithstanding the foregoing, the Purchaser and New International have agreed to share equally any transfer taxes, other than transfer taxes imposed on any holder of Shares, imposed in connection with or as a result of the Merger.
     Conditions. The respective obligation of each party to the Merger Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Merger Closing Date of a number of conditions, including the following: (a) the Merger Agreement shall have been adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law, if required by applicable law, (b) no statute, rule, regulation, order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger, (c) the Offer shall have been consummated, (d) the Distribution shall have become effective in accordance with the terms of the Reorganization Agreement and each of the agreements contemplated thereby, (e) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Contribution or the Distribution shall be in effect and no such litigation or legal action shall have been threatened or shall be pending. No action, suit or other proceeding shall be pending by any governmental entity that, if successful, would restrict or prohibit the consummation of the Merger, the Contribution or the
Distribution; provided, however, that the Company will not unreasonably withhold its waiver of the condition set forth in this sentence upon Parent's request in the event such an action, suit or other proceeding is pending with respect to the Merger alone.
     In the event that Parent or the Company terminates the Merger Agreement as a result of certain acts or omissions by the Board of Directors of the Company, as described in the Merger Agreement, and, at the time of termination there has been made a proposal relating to a Third Party Acquisition that has become public and, within 12 months following such termination, the Company or Daka enter into a definitive agreement with respect to (a) the sale of the
Foodservice Business, (b) the sale of substantially all of the assets of the Company or Daka, or (c) the merger of the Company or Daka with or into any other entity, then the Company or Daka will promptly pay to Parent an amount equal to the sum of (i) $5,800,000 and (ii) the fees and expenses actually incurred by Parent in connection with the negotiation and preparation of the Merger
Agreement and the Ancillary Agreements to which Parent is a party, the performance of Parent's covenants therein, and the transactions contemplated thereby, including, without limitation, all fees and disbursements of Parent's financial advisors, legal counsel, accountants and other advisors, up to a maximum of an additional $2,000,000.
     Offer Closing Date Payments. The Merger Agreement provides that at the
Offer Closing, the Company shall deliver to Compass in cash or cash equivalents an amount equal to (i) $1,500,000, plus (ii) $7.50 multiplied by the sum of (A) the number of outstanding Shares and (B) the outstanding Shares into which the Series A Preferred Stock is convertible, minus $85,000,000, which amount is expected to be an aggregate of approximately $2,100,000. In addition, Parent shall deliver to New International any amount by which the aggregate of all principal, accrued but unpaid interest and fees outstanding under the Credit Facility is less than $110,000,000.
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                                THE DISTRIBUTION
                          The Reorganization Agreement
     The Reorganization Agreement contains the basic terms of the Distribution. The following is a summary of certain provisions of the Reorganization
Agreement. A copy of the Distribution Agreement is attached as an exhibit to the
Schedule 14D-1 and is incorporated herein by reference. The Reorganization Agreement may be examined, and copies may be obtained, as set forth in Section 7 above. The following summary is qualified in its entirety by reference to the Reorganization Agreement.
     Contribution and Distribution. New International, which is a wholly owned subsidiary of the Company, was recently organized for the purpose of consummating the Contribution, the Distribution and the Merger, and the other transactions described therein. Immediately prior to the Distribution and the Offer Closing Time , the Company will contribute certain assets and equity interests in CDV, Champps, French Quarter, Fuddruckers, GBC and other subsidiaries other than Daka (the "New International Group") to New
International (the "Contribution"). Immediately thereafter, and effective as of the Offer Closing Time, the Company will accomplish the Distribution by distributing on a pro rata basis all of the issued and outstanding New International Shares to the holders of the Shares. Consummation of the Contribution and the Distribution is a condition to the Merger.
     Terms of the Reorganization Agreement. The Reorganization Agreement
provides that immediately prior to the Offer Closing Time, the Company, Daka and Daka's subsidiaries (the "International Group") will contribute to New International all of the assets and properties, (the "New International
Assets"), used or held by any member of either the New International Group or the International Group immediately prior to the Offer Closing Time, excluding the specifically identified foodservice assets to be acquired by Parent in the Merger (the "Foodservice Assets"). The Foodservice Assets, which are listed in a schedule attached to the Reorganization Agreement, will consist principally of the assets that are used primarily in or held primarily for the use in or otherwise necessary for the operation, as presently conducted, of the
Foodservice Business, excluding all accounts receivable and obligations. At the same time, New International will assume all of the Assumed Daka Liabilities (as defined in the Reorganization Agreement). Notwithstanding the foregoing, the Reorganization Agreement provides that the Contribution will not result in the assignment of any lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset if an assignment or attempted assignment of the same without the consent of the other party or parties thereto would constitute a breach thereof or in any way impair the rights of the New International Group or the International Group thereunder. In the event any attempted assignment is deemed ineffective for the reasons set forth in the preceding sentence, the Reorganization Agreement describes certain alternative methods by which the parties will attempt to place New International in substantially the same position as if the assignment had occurred. The Reorganization Agreement provides for certain adjustments to reflect that the income and expenses attributable to the operation of the Foodservice Business on or before the Offer Closing Time shall be for the account of New International and the income and expenses attributable to the operation of the Foodservice Business after the Offer Closing Time shall be for the account of the Purchaser.
     Immediately prior to the Offer Closing Time, the Company will cause New International to exchange the existing shares of New International Common Stock owned by the Company for a total number of shares of New International Common Stock equal to the total number of Shares outstanding as of the Distribution Record Date. In the Distribution, the Company will distribute on a pro rata basis all of the issued and outstanding New International Shares to the holders of the Shares. Not later than 10 business days prior to the Offer Closing Date, the Company and New International shall prepare and file with the Commission and mail to the holders of the equity securities of the Company, the Information Statement setting forth appropriate disclosure concerning New International and its subsidiaries, the New International Assets, the Contribution, the Distribution and certain other matters. The Company and New International shall also prepare and the Company shall file with the Commission, the Form 10 which shall include or incorporate by reference the Information Statement, and the Company shall use reasonable efforts to cause the Form 10 to be declared effective under the Exchange Act. Furthermore, the Company and New International shall take all such actions as may be necessary or appropriate under state securities laws in connection with the transactions set forth in the Reorganization Agreement, and the Company and New International will prepare, and New International will file and seek to make effective, an application to permit listing of the New International Common Stock on The Nasdaq Stock Market.
     The purpose and effect of the Contribution is to facilitate the Merger by separating the assets and liabilities of the restaurant business (the
"Restaurant Business") currently operated by the Company, together with shares of
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its subsidiaries not engaged in the Foodservice Business, and to transfer such assets and liabilities to New International. Accordingly, the Foodservice Business of the Company, will constitute certain of the businesses, assets and liabilities of the Company at the time of the Merger.
     In connection with all determinations to be made with respect to transfers of assets to New International pursuant to the Contribution and the assumption of liabilities by New International in relation to the Contribution, the Reorganization Agreement provides that the following principles will be applied with respect to the allocation of items between the New International Business and the International Business (each as defined in the Reorganization
Agreement):
     (a) All accrued operating income and operating expense items of the Foodservice Business will be adjusted and allocated between New International and the Company to the extent necessary to reflect the principle that all such income and expenses attributable to the operation of the Foodservice Business on or before the Offer Closing Time shall be for the account of New International and all such income and expenses attributable to the operation of the
Foodservice Business after the Offer Closing Time shall be for the account of the Company;
     (b) All expenses that relate to services, facilities, personnel or other matters provided for in the Transition Agreement (as defined in the Post-Closing Covenants Agreement) shall be allocated in accordance with such agreement without regard to generally accepted accounting principles or other criteria;
and
     (c) To the extent not inconsistent with the express provisions of the Reorganization Agreement, the allocation provided in clause (a) above shall be made in accordance with GAAP (as defined in the Post-Closing Covenants Agreement).
     The Distribution will be effective as of the Offer Closing Time.
Immediately before the Offer Closing Time, the Company will distribute all outstanding New International Shares to holders of record of International
Common Stock on the Distribution Record Date on the basis of one share of New International Common Stock for each share of International Common Stock outstanding on the Distribution Record Date. All shares of New International Common Stock issued in the Distribution will be duly authorized, validly issued, fully paid and nonassessable.
     Under the Reorganization Agreement, prior to the Offer Closing Time, New International has agreed to amend or otherwise modify all insurance policies and related insuring agreements pertaining to the Foodservice Assets (the "Insurance Policies") to reflect that all reimbursement, premium payments or other obligations and assets, as applicable, of the Company based on occurrences prior to the Offer Closing Time will become obligations of New International under such Insurance Policies as of the Offer Closing Time; New International also has agreed to pay all required premiums and other payment or reimbursement obligations arising under such Insurance Policies and will be responsible for all correspondence with the insurance companies and will provide assistance to the insurance companies with the administration of any and all claims under the Insurance Policies and to cause each of the Company and Daka to remain as named insureds without cost to such entities under the Insurance Policies.
     Employee Benefits and Labor Matters. In general, the Reorganization Agreement requires the Company to amend its employee benefit and executive compensation plans to remove the Company as sponsor and named fiduciary and substitute New International in its place prior to the Offer Closing Time. Also prior to the Offer Closing Time, Parent is required to establish new welfare benefit plans, or amend existing welfare benefit plans, in order to make available to eligible Foodservice Employees approximately the same benefits as were available to them (with the same vesting or service credit status, where applicable) prior to the Offer Closing Time. Foodservice Employees may be permitted to roll over their Company retirement plan account balances into one or more Compass retirement plans, subject to their terms. Except as otherwise noted in the Reorganization Agreement, the Company shall cause one or more members of the New International Group to assume and be solely responsible for or cause its insurance carriers or agents to be solely responsible for, all liabilities for welfare benefit claims incurred on or prior to the Closing Date under the Company Welfare Plans.
     The Reorganization Agreement provides that New International and New International Group shall be responsible for any retiree medical, life insurance or other benefits that are now or may hereafter become payable with respect to any former employee of the Company or one of its affiliates who retired from the New International Group or the International Group prior to the Offer Closing Time and who met the eligibility requirements for such benefits at that time.
The Foodservice Employees who retire from the Company or Parent after the Offer Closing Time shall not be entitled to retiree medical and life insurance benefits from either the International Welfare Plans or the New Welfare Plans.
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     Effective as of the Offer Closing Time, New International will adopt (and the Company, as sole shareholder of New International, will approve) a stock option and restricted stock plan (the "New International Stock Plan") for the benefit of employees of New International, Foodservice Employees and non-employee directors of New International. Options to acquire Shares which have been granted to New International employees, non-employee directors and employees and former employees of the Company pursuant to the Company Plans (as defined in the Reorganization Agreement) will, pursuant to the equitable adjustment provisions of the applicable plan under which such options were granted and effective as of the Distribution Date, be adjusted so as to provide the optionholder with the right to acquire Shares at a price adjusted to reflect the Distribution. In addition, and as part of the adjustment of options under the Company Plans, optionholders under the Company Plans shall receive an option under the New International Stock Plan which shall entitle such option holder to purchase a number of shares of New International Common Stock. Both options will have an exercise price determined in accordance with the terms of the Reorganization Agreement. In addition, the Company shall cause the employee stock purchase plan to end on the business day immediately preceding the Record Date and to deem all Shares purchasable by participating employees as issued and outstanding for purposes of the Distribution.
     Furthermore, the Company will take the necessary actions to transfer ownership of life insurance policies on the lives of its executives (other than Allen R. Maxwell) to New International, and New International will assume all liability for earned or accrued vacation pay and banked or earned/accrued sick leave pay accrued by Foodservice employees and New International Employees through the Offer Closing Time. Vacation pay and sick leave for Foodservice employees after the Offer Closing Time will be provided under Parent's vacation and sick leave policies.
     The New International Group shall assume and be solely responsible for all liabilities and obligations whatsoever in connection with claims for severance pay benefits without regard to when such claims are made under the terms of the Daka International, Inc. Severance Pay Program or any of the severance plans sponsored by any member of the International Group prior to the Offer Closing Time, including, without limitation, any individuals who, in connection with the Distribution, cease to be employees of the International Group, whether or not such individuals are offered or accept employment with either Group. The Company will be responsible for the payment of severance pay benefits payable pursuant to any New Welfare Plan that may be established after the Offer Closing Time to provide severance pay benefits to Foodservice Employees at the time of their termination.
     Under the Reorganization Agreement, as of the Offer Closing Time, the Company and the International Group shall retain and be responsible only for the collective bargaining agreements listed in the Reorganization Agreement, and only to the extent such agreements relate to the terms and conditions of employment of the Foodservice Employees. New International and the New International Group shall assume and be solely responsible for all liabilities or claims made or arising under any collective bargaining agreement covering the terms and conditions of either group relating to any period of time on or before the Offer Closing Time.
     Also under the Reorganization Agreement, New International and the New International Group generally shall be responsible for claims or proceedings against the Company or Daka relating to alleged violation of any legal requirement pertaining to labor relations or employee matters to the extent that the allegations relate to any period prior to the Offer Closing Time and for withdrawal liabilities in connection with any multiemployer plan beyond certain threshold amounts decided in the Reorganization Agreement.
     Employment Matters. Pursuant to the Reorganization Agreement, Parent has agreed to cause the Company or Daka to offer to retain all Foodservice Employees (as defined in the Reorganization Agreement) as of 12:01 a.m. on the Offer Closing Date. Notwithstanding the foregoing, nothing contained in the Reorganization Agreement is to be construed as obligating Purchaser, the Surviving Corporation or any of its affiliates (i) to offer employment after the Offer Closing Time to any employee whose employment with the Company or Daka terminates for any reason prior to the Offer Closing Time, (ii) to offer any term or condition of employment (including base salary and other benefits)
except as specifically provided in the Reorganization Agreement or to maintain any such term or condition for any period following the Offer Closing Time or
(iii) to recall any employee who does not have recall rights.
     License of Certain Intellectual Property. New International and Parent have agreed to enter into certain license agreements on terms and conditions reasonably acceptable to them, to be effective upon the Offer Closing Time, pursuant to which New International will grant Parent and Daka exclusive, royalty free licenses to use certain proprietary marks, trade dress and systems in connection with the operation of the Foodservice Business.
     Conditions of the Contribution and the Distribution. The obligations of the Company to consummate the Contribution and Distribution are subject to the fulfillment of each of the following conditions: (i) in the case of
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the Distribution, the transactions accomplishing the Contribution must have been consummated; (ii) Parent, Purchaser and Compass Interim shall have performed in all material respects all obligations required to be performed by it under the Reorganization Agreement at or prior to the Offer Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect;
(iii) the Company shall have received opinions of Smith Helms Mulliss & Moore, L.L.P. and Freshfields, each dated the Closing Date, in substantially the forms attached as Exhibits to the Reorganization Agreement; (iv) simultaneously with the Offer Closing, Parent shall have paid to The Chase Manhattan Bank, N.A. on behalf of the Company all Funded Debt under the Credit Facility and secured a release of all liens with respect to Funded Debt; (v) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Contribution or the Distribution shall be in effect, no such litigation or legal action shall have been threatened or shall be pending, and no action, suit or other proceeding shall be pending by any governmental entity that, if successful, would restrict or prohibit the consummation of the Contribution or the Distribution; (vi) any applicable waiting periods under the HSR Act or the Exon-Florio Amendment will have expired or been terminated; (vii) the Form 10 will have been declared effective by the Commission; (viii) the Purchaser will have accepted for payment pursuant to the Offer a number of validly tendered shares which satisfies the Minimum Condition; (ix) the representations and warranties of Parent contained in the Merger Agreement will be true and correct in all material respects; (x) the non-contravention of laws;
(xi) the absence of a Material Adverse Change or any event that could reasonably be expected to result in a Material Adverse Change; (xii) Allen R. Maxwell will not have indicated that he does not intend to abide by the terms of his employment agreement.
     Under applicable law, the Contribution and the Distribution would constitute a "fraudulent transfer" if (i) the Company is insolvent at the Offer Closing Time or the time of Distribution, (ii) the Contribution or the Distribution would render the Company insolvent, (iii) the Contribution or the Distribution would leave the Company engaged in a business or transaction for which its remaining assets constituted unreasonably small capital or (iv) the Company intended to incur or believed it would incur debts beyond its ability to pay as such debts mature. Generally, an entity is considered insolvent if it is unable to pay its debts as they come due or if the fair value of its assets is less than the amount of its actual and expected liabilities. In addition, under
Section 170 of the GCL (which is applicable to the Distribution), a corporation generally may make distributions to its stockholders only out of its surplus
(net assets minus statutory capital) and not out of statutory capital.
     If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find that, at the time the Company effects the Contribution and the Distribution, the Company (i) was insolvent, (ii) was rendered insolvent by reason of such transaction, (iii) was engaged in a business or transaction for which the Company's remaining assets constituted unreasonably small capital or (iv) intended to incur or believed it would incur debts beyond its ability to pay as such debts matured, such court could void the Contribution and the Distribution as a fraudulent conveyance and require that the Company's stockholders return the New International Shares to the Company or to a fund for the benefit of the Company's creditors.
     Amendment. The Reorganization Agreement provides that the parties thereto may modify or amend the Reorganization Agreement only by written agreement executed and delivered by duly authorized officers of the respective parties.
                          THE TAX ALLOCATION AGREEMENT
     The following is a summary of certain provisions of the Tax Allocation Agreement. A copy of the Tax Allocation Agreement is included as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. The Tax Allocation Agreement may be examined, and copies may be obtained, as set forth in Section 7 above. The following summary is qualified in its entirety by reference to the
Tax Allocation Agreement.
     The Company, New International and Parent have entered into the Tax Allocation Agreement which sets forth each party's rights and obligations with respect to payments and refunds, if any, of Federal, state, local or foreign taxes for periods before and after the Merger and related matters such as the filing of tax returns and the conduct of audits and other tax proceedings.
     In general, under the Tax Allocation Agreement, New International will be responsible for all tax liabilities of the International Group and the New International Group for periods (or portions of periods) ending on or before the effective date of the Distribution and will have the benefit of any tax refunds, tax credits or loss carryforwards arising in such pre-Distribution periods. For periods (or portions of periods) beginning after the
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effective date of the Distribution, in general, New International will be responsible for tax liabilities of the New International Group, and the Company will be responsible for tax liabilities of the International Group.
                      THE POST-CLOSING COVENANTS AGREEMENT
     The Post-Closing Covenants Agreement includes significant undertakings on the part of New International with respect to its operations after the Offer Closing Time and potential liability and payments due to the Company after the Offer Closing Time. While the amount of payments, if any, which might be payable to the Company by New International under the Post-Closing Covenants Agreement cannot be quantified at this time, the aggregate amount of such payments could have a material effect on the financial condition of New International.
     The following is a summary of certain provisions of the Post-Closing Covenants Agreement. A copy of the Post-Closing Covenants Agreement is included as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. The Post-Closing Covenants Agreement may be examined, and copies may be obtained, as set forth in Section 7 above. The following summary is qualified in its entirety by reference to the Post-Closing Covenants Agreement.
     Indemnification by New International. The Post-Closing Covenants Agreement provides that except as otherwise specifically provided in the Merger Agreement or any Ancillary Agreement, and subject to certain provisions of the
Post-Closing Covenants Agreement, New International, will indemnify, defend and hold harmless Parent, each affiliate and subsidiary of Parent, (including, after the Offer Closing Time, the Company and Daka and any subsidiary of Daka), (the "Compass Indemnitees") from and against, and pay or reimburse the Compass Indemnitees for, all losses, liabilities, damages, deficiencies, obligations, fines, expenses, claims, demands, actions, suits, proceedings, judgments or settlements, including certain interest and penalties, out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of such Compass Indemnitee's rights under the Post-closing Covenants Agreement, suffered by such Compass Indemnitee ("Indemnifiable Losses"), as incurred relating to or arising from (i) the New International Assets or the New International Liabilities, including without limitation the Special Liabilities, as defined below (including the failure by New
International or any of its subsidiaries to pay, perform or otherwise discharge such New International Liabilities in accordance with their terms), whether such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Offer Closing Time; (ii) a claim by any person who is not New International or an affiliate of New International (other than the Company or
Daka) (collectively, the "New International Indemnitees") or the Compass Indemnitees (a "Third Party Claim") that there is any untrue statement or alleged untrue statement of a material fact contained in any of the Schedule 14D-1, the Schedule 14D-9, the Form 10, the Information Statement, the Proxy Statement or any other document filed or required to be filed with the SEC in connection with the transactions contemplated by the Merger Agreement, the Reorganization Agreement or any preliminary or final form thereof or any amendment or supplement thereto (the "Filings"), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only (a) in the case of the Schedule 14D-1 or Proxy Statement with respect to information provided by New International, the Company or Daka in writing relating to New International, the Company or Daka, as the case may be, contained in or omitted from such Filings or (b) in the case of the Proxy Statement, information that is derived from filings made by the Company with the Commission prior to the Offer Closing Time;
(iii) the breach by New International or any of its subsidiaries of any agreement or covenant or from an inaccuracy in any representation or warranty of the Company or Daka contained in the Merger Agreement or an Ancillary Agreement which does not by its express terms expire at the Offer Closing Time; (iv) any civil action or any action by a governmental entity where such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring or existing prior to the Offer Closing Time and relating to the Company, including, but not limited to, the Special Liabilities (as defined in the Post-Closing Covenants Agreement) relating to certain claims and litigation pending as of or relating to a time period prior to the Offer Closing Time, as well as claims and actions relating to or arising from actions or omissions occuring prior to the Offer Closing Time by the Company, Daka or their affiliates in connection with the performance of the transactions contemplated by the Merger Agreement or the Ancillary Agreements or any other matter set forth in the Post-Closing Covenants Agreement; (v) any actual or alleged criminal violation of any law, rule or regulation of any governmental entity ("Criminal Matters") by the Company or any of its subsidiaries, including Daka, or any director, officer, employee or agent of the Company or any of its subsidiaries, including Daka, occurring or alleged to
                                       25

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have occurred prior to the Offer Closing Time or any Criminal Matters by New
International or any of its subsidiaries, or any director, officer, employee or agent of New International or any of its subsidiaries occurring or alleged to have occurred prior to or after the Offer Closing Time; (vi) any claim that the execution, delivery or performance by New International, the Company or Daka of each of the Merger Agreement or the Ancillary Agreements to which it is or will be a party or the consummation of the transactions contemplated thereby results in a violation or breach of, or constitutes a default or impermissible transfer under, or gives rise to any right of termination, first refusal or consent under or gives rise to any right of amendment, cancellation or acceleration of any material benefit under, any Material Contract other than a Customer Contract (each as defined in the Post-Closing Covenants Agreement); (vii) (a) the Benefit Plans or Multiemployer Plans sponsored or contributed to by any member of the International Group, but only with regard to events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted either prior to the Offer Closing Time or in connection with or as a result of the consummation of certain transactions contemplated by the Merger Agreement, the Reorganization Agreement or any Ancillary Agreement, (b) the employment of any Foodservice Employee during the period ending at the Offer Closing Time, or (c) the employment or termination of any New International Employee whether before, on or after the Offer Closing Time; (viii) the collection of Trade Receivables or the payment of Obligations (each as defined in the Post-Closing Covenants Agreement), provided, that New International shall have no obligation to indemnify for Indemnifiable Losses that are finally determined to have resulted primarily from the gross negligence or willful misconduct of Parent or its subsidiaries; (ix) the Series A Preferred Stock Purchase Agreement other than monetary obligations thereunder relating to the purchase of the Series A Preferred Stock; (x) the repayment by Parent or its subsidiaries of any bonus or similar payments paid to the Company or Daka prior to the Offer Closing Time under the purchasing contracts set forth in the Post-Closing Covenants Agreement on a prorated basis, based on the number of months such purchasing contract was in effect prior to and after the Offer Closing Time; or (xi) the Headquarters Lease (as defined in the Post-Closing Covenants Agreement), except Compass' obligations as sublessee.
     Indemnification by Parent and Purchaser. The Post-Closing Covenants Agreement provides that except as otherwise specifically provided in the Merger Agreement or any Ancillary Agreement, and subject to certain provisions of the Post-Closing Covenants Agreement, Parent and the Purchaser (jointly and severally) will indemnify, defend and hold harmless the New International Indemnitees from and against, and reimburse the New International Indemnitees for, all Indemnifiable Losses, as incurred, relating to or arising from (i) the Foodservice Assets, the obligations and liabilities of the Company and Daka other than the New International Liabilities or the conduct of the Foodservice Business where such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted after the Offer Closing Time; (ii) a Third Party Claim that there is any untrue statement or alleged untrue statement of a material fact contained in any of the Filings, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in the case of the Schedule 14D-9, Form 10, Information Statement or Proxy Statement with respect to information provided by Parent or its subsidiaries (excluding the Company and Daka prior to the Offer Closing
Time) in writing relating to Parent or its subsidiaries contained in or omitted from such Filings; (iii) the breach by Parent or its subsidiaries (other than the Company or Daka) of any agreement or covenant, or from an inaccuracy in any representation or warranty of Parent or its subsidiaries (other than the Company or Daka) contained in an Ancillary Agreement (other than an agreement or covenant assumed by New International pursuant to the Merger Agreement or an Ancillary Agreement) which does not by its express terms expire at the Offer Closing Time; (iv) any actual or alleged criminal matters by Parent or any of its subsidiaries, including the Company or Daka or any director, officer, employee or agent of Parent or any of its subsidiaries, including the Company or Daka after the Offer Closing Time, occurring or alleged to have occurred prior to or after the Offer Closing Time, but, in the case of the Company or Daka, only where such matters do not relate to a pattern or course of conduct commencing prior to the Offer Closing Time; (v) the employment of any Foodservice Employee, but only with regard to events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted after the Offer Closing Time; (vi) the collection of trade receivables or the payment of obligations by Parent or its subsidiaries pursuant to the terms of the Post-Closing Covenants Agreement, but only in the event that such Indemnifiable Losses are finally determined to have resulted primarily from the gross negligence or willful misconduct of Parent or its subsidiaries; or (vii) the repayments by New International of any bonus or similar payments paid to Compass or its subsidiaries after the Offer Closing Time under the purchasing contracts set forth in the Post-Closing Covenants Agreement on a prorated basis, based on the number of months such purchasing contract was in effect prior to and after the Offer Closing Time.
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     Limitation on Indemnification Obligations. The Post-Closing Covenants
Agreement provides that neither New International nor Parent will have any liability for indemnification for Indemnifiable Losses unless the aggregate of all Indemnifiable Losses for which it would be liable, but for certain limitations described therein, exceeds on a cumulative pre-tax basis $250,000 (the "Basket Amount") and then only the amount by which such Indemnifiable Losses exceed the Basket Amount; provided that the Basket Amount will not apply to amounts paid in connection with the Special Liabilities (which amounts shall be paid in their entirety). In no event shall New International have a right of contribution against the Company or Daka in connection with Indemnitees of the Company and Daka found in the Post-Closing Covenants Agreement, the Merger Agreement or any of the Ancillary Agreements.
     Insurance. Except as otherwise specifically provided in the Merger Agreement, the Reorganization Agreement or any other Ancillary Agreement, with respect to any loss, liability or damage relating to the Foodservice Assets arising out of events occurring prior to the Offer Closing Time, New International will assert any such claims under the Insurance Policies with respect to such loss, liability or damage in accordance with the terms thereof. Upon the request of New International, Parent will use reasonable best efforts to assist New International in resolving any such claims under the Insurance Policies with respect to such loss, liability or damage. Notwithstanding the foregoing, New International shall have full responsibility to assert any claim with respect to the Foodservice Assets arising out of events occurring prior to the Offer Closing Time and New International assumes full responsibility for all costs, payment obligations and reimbursement obligations relating to such claims.
     Reorganization Expenses. The Post-Closing Covenants Agreement provides that, except as otherwise expressly provided in the Ancillary Agreements, New International will be responsible for and agree to pay such expenses which are agreed in the Merger Agreement to be the responsibility of the Company or Daka but only to the extent they were incurred before the Offer Closing Time; provided that the Company may, prior to the Offer Closing Time, pay any such expenses that would otherwise be or become the responsibility of New International.
     Covenant Not to Compete. In the Post-Closing Covenants Agreement, New International agrees that, for a period of five years following the Offer Closing Time, neither it nor any of its subsidiaries will directly or indirectly, either individually or as an agent, partner, shareholder, investor, consultant or in any other capacity, (i) participate or engage in, or assist others in participating or engaging in, the business of providing contract catering, contract food and vending services to business and industry, educational institutions, healthcare, museums or other similar leisure facilities in the continental United States but excluding the foodservice provided at retail outlets such as cinemas, theaters, stores, shopping centers and the like (the "Restricted Business"); provided, however, that New International without violating the Post-Closing Covenants Agreement, may own a passive investment of in the aggregate not more than 2% of the issued and outstanding stock of a publicly held corporation, partnership or other entity engaged in the business of providing foodservice or vending services; (ii) influence or attempt to influence any customer of Parent, Purchaser, the Company or Daka to divert its business from Parent, the Company or Daka to any person then engaged in any aspect of the Restricted Business in competition with Parent, the Company or Daka; or (iii) solicit or hire any of the Foodservice Employees, either during the term of such person's employment by Parent, the Company or Daka or within 12 months after such person's employment has ceased for any reason, to work for New International or any person in any aspect of Foodservice (including vending service) in competition with Parent, the Company or Daka; provided the foregoing shall not apply to Foodservice Employees (i) terminated by Parent, the Company or Daka after the Effective Time or (ii) who have been employed by Persons other than Parent, the Company or Daka for at least six months prior to being hired by New International or its Subsidiaries.
     Net Worth. The Post-Closing Covenants Agreement provides that for a period ending on the later of three years following the Offer Closing Time or the resolution of all claims for indemnification under the Post-Closing Covenants Agreement, New International and its subsidiaries, on a consolidated basis, will maintain at all times a net worth (determined in accordance with generally accepted accounting principles, consistently applied) of not less than $50,000,000 (the "Minimum Net Worth"). During the same three-year period, New International will provide to Parent, within 45 days following the end of each of New International's fiscal quarters, a certificate of the Chief Financial Officer of New International certifying New International's continuing compliance with such covenant. If New International fails to meet the Minimum Net Worth, it shall immediately provide alternative secured collateral for such claims for indemnification in a form reasonably satisfactory to Parent.
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
     Duty to Defend. Under the Post-Closing Covenants Agreement, New International covenants and agrees that it will vigorously and in good faith defend the Compass Indemnitees in any proceeding or claim of which it has assumed (or is required to assume the defense) pursuant to the Post-Closing Covenants Agreement, including but not limited to the Special Liabilities (as defined in the Post-Closing Covenants Agreement) and any Third Party Claim. If New International determines to settle any claim, including but not limited to the Special Liabilities or any Third Party Claim, the Compass Indemnitees shall have no duty or obligation to contribute to any settlement, and the failure of any Compass Indemnitee to so contribute shall in no way excuse or discharge the obligations of New International under the Post-Closing Covenants Agreement.
     Guaranty by Champps and Fuddruckers. Pursuant to the terms of the Post-Closing Covenants Agreement, each of Champps and Fuddruckers, jointly and severally, continuously and unconditionally guarantees to Parent and its subsidiaries the full and prompt payment and performance of all obligations of New International under the Ancillary Agreements, whenever the same, or any part thereof, shall become due and payable in accordance with the terms of the Ancillary Agreements (the "Guaranty"). Notwithstanding the foregoing, the Guaranty is limited to those obligations of New International that become due for payment or for which performance shall have begun and as to which New International has been properly put on notice of a potential claim of Indemnifiable Loss on or before December 31, 1998. In addition, Champps and Fuddruckers each agree that Parent or its subsidiaries may at any time and from time to time without notice to Champps or Fuddruckers renew, amend, modify or extend the time of payment or performance of any obligations guaranteed under the Post-Closing Covenants Agreement as Parent may deem advisable without discharging, releasing or in any manner affecting the liability of Champps or Fuddruckers thereunder. Finally, the Post-Closing Covenants Agreement provides that the Guaranty is a guaranty of payment and performance and not of collection, and each of Champps and Fuddruckers waives any right it may have to require that any action be brought against New International or to require that resort be had to any security.
     Trade Receivables and Obligations. The Reorganization Agreement provides that the Trade Receivables and the Obligations (as each is defined in the Post-Closing Covenants Agreement) have been assigned and transferred to New International. In the Post-Closing Covenants Agreement, New International appoints Daka as its agent, after the Offer Closing Time for the purposes of collection of the Trade Receivables and payment of the Obligations and authorizes Daka to pay the Obligations and to collect Trade Receivables. The obligation of Daka to pay such Obligations shall be limited to the actual amount of Trade Receivables collected by Daka. After the close of the eighth week after the Offer Closing Time, Parent will remit to New International certain amounts of collected Trade Receivables in excess of the sum of (x) the aggregate amount of Obligations actually paid by Daka, plus (y) any adjustments determined pursuant to the Closing Date Financial Statements, (as defined in the Post-Closing Convenants Agreement) to be owed by New International to Parent. Thereafter, Parent will remit any such net amount to New International not later than the first business day following the end of each succeeding two-week period; provided, however, that Parent's obligation to remit any such excess Trade Receivables to New International will be subject to a right of setoff granted to Parent in connection with the "Post-Closing Payments" provisions summarized below.
     Post-Closing Payments. The Post-Closing Covenants Agreement provides for post-closing payments in the following circumstances: (i) if the value of the Foodservice Current Assets (as defined in the Post-Closing Covenants Agreement and determined from the audited financial statements for the Foodservice Business) is less than $10,000,000, then New International will pay to Parent an amount equal to such shortfall; (ii) if the product of $7.50 times the sum of
(A) the total number of issued and outstanding Shares as of the Offer Closing Time plus (B) the total number of Shares into which all shares of Series A Preferred Stock issued and outstanding as of the Offer Closing Time are convertible is greater than the sum of (x) $85,000,000 plus (y) the amount paid by New International to Parent pursuant to Section 6.7(a)(ii) of the Merger Agreement, then New International will pay Parent the amount of such positive difference; and (iii) in the event that there are lost customer contracts or new customer contracts during the twelve months immediately preceding the Offer Closing Date, New International and Parent each agree to pay the other, as appropriate, by wire transfer, an additional Managed Volume/Profit Adjustment calculated in accordance with the Post-Closing Covenants Agreement. To the extent there is any amount owing from New International to Parent for Post-Closing Payments relating to any Foodservice Current Asset shortfall, outstanding Share value calculation or Managed Volume/Profitability Adjustment, Parent will have a right of set-off against any amounts owing to New International with respect to Parent's obligation to remit excess Trade Receivables as summarized above.
                                       28

     Transitional Arrangements. New International, the Company and Parent have agreed to enter into a Transition Agreement to be effective upon consummation of the Merger with respect to certain transitional arrangements (the "Transition Agreement"). The Transition Agreement will address, among other things, the allocation of employees; overhead support services; the sublease by Parent of a portion of the Company's headquarters office facilities; information support services; licensed software; representations and covenants as to the nature and extent of New International's software resources and the software necessary for the conduct of the Foodservice Business; accounting and payroll business practices; division of headquarters assets; and records retention issues.
     11. Purpose of the Offer, the Merger and the Distribution; Plans for the Company. The purpose of the Offer, the Merger and the Distribution is for the Purchaser to acquire control of the entire equity interest of the Foodservice Business. Consummation of the Offer will provide the Purchaser with at least a two-thirds equity interest in the Company. As described above, as a result of the Distribution, the Company will continue to own only the Foodservice Business. The Merger will allow the Purchaser to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The acquisition of the entire equity interest in the Foodservice Business has been structured as a cash tender offer followed by the Distribution and a cash merger in order to provide a prompt and orderly transfer of ownership of the Foodservice Business from the public stockholders to Parent and to provide stockholders with cash and New International Shares for all their Shares. The purchase of Shares pursuant to the Offer will increase the likelihood that the Merger will be effected.
     Except as noted in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure or business or the composition of its management or personnel.
     12. Effect of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.
     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of The Nasdaq Stock Market for continued listing and may, therefore, be delisted from such stock market. The Nasdaq Stock Market's published guidelines require that an issuer have at least 200,000 publicly held shares (exclusive of holdings of officers, directors or beneficial owners of more than 10%), held either by at least 400 beneficial shareholders or 300 beneficial shareholders of round lots, with a market value of at least $1 million and must have net tangible assets of at least either $1 million, $2 million or $4 million depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, shares of an issuer might nevertheless continue to be included in The Nasdaq Stock Market with quotations published in The Nasdaq Stock Market's "Additional List" or in one of the "Local Lists," but if the number of beneficial holders were to fall below 300, or if the number of publicly held shares were to fall below 100,000 or there were not at least two registered and active market makers for the shares, the NASD's rules provide that such shares would no longer be "qualified" for reporting by The Nasdaq Stock Market.
     If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in The Nasdaq Stock Market or in any other tier of The Nasdaq Stock Market, and the shares are no longer included in The Nasdaq National Market or in any other tier of The Nasdaq Stock Market, the market for the Shares could be adversely affected.
     If The Nasdaq Stock Market were to delist the Shares, it is possible that the Shares would trade in the over-the-counter market and that price quotations for the Shares would be reported through other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.
                                       29

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.
     The Shares are currently registered under the Exchange Act. Such registration may be terminated if the Shares are not listed on a national securities exchange and there are fewer than 300 holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16
(b), the requirement of furnishing a proxy or information statement in connection with stockholder action and the related requirement of an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing on a securities exchange or Nasdaq reporting. It is the current intention of Parent to deregister the Shares after consummation of the Offer if the requirements for termination of registration are met.
     No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, shareholders of the Company may have certain rights under the GCL to dissent and demand appraisal of, and payment in cash for the fair value of, the Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising form accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger. The foregoing summary of the rights of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise their dissenters' rights. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of Delaware law.
     In addition, the Merger will have to comply with other applicable procedural and substantive requirements of Delaware law, including any duties to minority shareholders imposed upon a controlling or, if applicable, majority shareholder.
     The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that if the Merger is consummated within one year of the purchase of Shares pursuant to the Offer, Rule 13e-3 will not be applicable to the Merger. Purchaser believes that if the Merger is not consummated within one year of its purchase of Shares pursuant to the Offer, Rule 13e-3 may be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.
     13. Dividends and Distributions. If, on or after the date of the Merger Agreement, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company (except for Shares issuable upon the exercise of employee stock options outstanding on the date of the Merger Agreement) or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, without prejudice to the Purchaser's rights under Sections 1 and 15, the Purchaser, in its sole discretion, subject to the terms of the Merger Agreement, may make such adjustments as it deems appropriate in the purchase price and other terms of the Offer.
                                       30

     If, on or after the date of the Merger Agreement, the Company should declare or pay any dividend on the Shares or make any distribution (including, without limitation, cash dividends, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares, other than New International Shares payable or distributable in respect of the Shares in connection with the Distribution, that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights under Sections 1 and 15, any such dividend, distribution or right to be received by the tendering stockholders will be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.
     14. Extension of Tender Period; Amendment; Termination. The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, regardless of whether or not any of the events set forth in Section 15 shall have occurred or shall have been determined by the Purchaser to have occurred, subject to the terms of the Merger Agreement and applicable rules of the Commission, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. In the Merger Agreement, Parent and the Purchaser have agreed not to extend the Expiration Date beyond the initial Expiration Date without the prior written consent of the Company unless one or more of the conditions set forth in
Section 15 shall not be satisfied or unless Parent reasonably determines that such extension is necessary to comply with any legal or regulatory requirements relating to the Offer. Purchaser has also agreed in the Merger Agreement, subject to the terms and conditions thereof, to extend the Expiration Date if the Offer would otherwise expire prior to (i) the Distribution Record Date, (ii) the expiration or termination of any applicable waiting period under the HSR Act or the Exon-Florio Amendment or (iii) the satisfaction of the Minimum Condition. In no event, however, will the Purchaser extend the Expiration Date beyond July 31, 1997. In the Merger Agreement, the Purchaser expressly reserves the right to amend the terms or conditions of the Offer; provided, that without the consent of the Company, the Purchaser will not amend the terms or conditions of the Offer to change the form of consideration to be paid or decrease the price per Share payable in the Offer, the number of Shares sought in the Offer or to impose conditions to the Offer in addition to those set forth in Section 15, broaden the scope of the conditions set forth in Section 15 or to amend any other term of the Offer in any manner adverse to the holders of Shares. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 15. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Any reduction in the purchase price pursuant to the Merger Agreement will be considered an amendment to the Offer, and will be followed by the appropriate announcement. Without limiting the obligation of the Purchaser under such Rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service or the Reuters News Service.
     The Purchaser also reserves the right, in its sole discretion, subject to the terms of the Merger Agreement, in the event any of the conditions specified in Section 15 shall not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.
     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the
                                       31

Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.
     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten-business-day period is generally required to allow for adequate dissemination to stockholders and investor response. If prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. As used in this Offer to Purchase, "business day" means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time as computed in accordance with Rule 14d-l under the Exchange Act.
     15. Certain Conditions to the Offer. Notwithstanding any other provision of the Offer, the Purchaser shall not be required to purchase any Shares tendered, and may terminate the Offer, if (i) immediately prior to the expiration of the Offer (as extended in accordance with the terms of the Offer), (a) any applicable waiting periods under the HSR Act or the Exon-Florio Amendment shall not have expired or been terminated, (b) the Distribution Condition shall not have been satisfied, (c) the Minimum Condition shall not have been satisfied, or
(ii) prior to the acceptance for payment of Shares, any of the following events shall occur:
          (a) any of the representations or warranties of the Company contained in the Merger Agreement shall not have been true and correct at the date when made or (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) shall cease to be true and correct at any time prior to consummation of the Offer, (i) where the Company has delivered to Parent a certificate (the "Company Bring-Down Certificate") dated as of the Offer Closing Date that
     (x) updates any section of the Disclosure Schedule previously delivered to Parent pursuant to the Merger Agreement so long as such updated schedules taken as a whole do not constitute a Material Adverse Change (as defined in the Merger Agreement) compared to the original schedules, or (y) sets forth events or conditions that have occurred since the date of the Merger Agreement which, if they had occurred or been in existence as of the date of the Merger Agreement would be required to be disclosed, so long as such events or conditions taken as a whole do not constitute a Material Adverse Change or (ii) where the failure to be so true and correct would not have a Material Adverse Effect (as defined in the Merger Agreement) on the Company and Daka, taken as a whole, and Parent shall not have received a certificate signed on behalf of the Company by the Chief Financial Officer to such effect; or
          (b) any of the representations or warranties of the Company contained in Sections 4.2(b), (c), (d), (e), (p) and (s) of the Merger Agreement shall not have been true and correct at the date when made or (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) shall cease to be true and correct at any time prior to consummation of the Offer, and Parent shall not have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer to such effect; or
          (c) the Company shall have breached any of its covenants or agreements contained in the Merger Agreement or any Ancillary Agreement, provided, however, that if any such breach is curable by the Company or Daka through the exercise of best efforts within five business days and so long as the Company or Daka continue to use such best efforts, Purchaser may not terminate the Offer until such five business day period has expired without the breach being cured, except for any such breaches that, individually or in the aggregate, would not have a Material Adverse Effect on the the Company and Daka as a whole; or
          (d) there shall be any statute, rule, regulation, decree, order or injunction promulgated, enacted, entered or enforced, or any legal or administrative proceeding initiated by any United States federal or state government, governmental authority or court (other than the routine application to the Offer, the Merger or the Distribution of waiting periods under the HSR Act, the Exon-Florio Amendment or review by the Commission of the Schedule 14D-1, Schedule 14D-9 or Form 10), which would (i) prohibit the Purchaser from consummating the Offer or the Merger, (ii) prohibit New International from consummating the Distribution
                                       32
     or (iii) have a Material Adverse Effect on the Company and Daka as a whole (provided that the provisions of this clause (iii) shall only apply in the event of any statute, rule, regulation, decree, order or injunction (A) which is enacted or entered into following the date of the Merger Agreement and (B) the substantive provisions of which were initially proposed for enactment following the date of the Merger Agreement); or
          (e) there shall have occurred (i) any general suspension of trading in securities on the New York Stock Exchange, Inc. or Nasdaq, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) a commencement of a war or armed hostilities involving the United States, which in the case of any of the foregoing clauses (i), (ii) or (iii) would have a Material Adverse Effect on the Company and Daka taken as a whole; or
          (f) either the Merger Agreement or the Reorganization Agreement shall have been terminated in accordance with its terms; or
          (g) The Company shall have failed to enter into license agreements for each of the "French Quarter Coffee," "Leo's Deli"and "Good Natured Cafe" names and marks, as provided in the Reorganization Agreement; or
          (h) Parent shall not have received an opinion dated the Closing Date of Goodwin, Procter & Hoar LLP, counsel to the Company, in substantially the form attached to the Merger Agreement; or
          (i) there shall have been a Material Adverse Change (as defined in the Merger Agreement), or an event shall have occurred which could reasonably be expected to result in a Material Adverse Change; or
          (j) Parent shall not have received all consents or releases related to the Foodservice Business or otherwise, necessary or appropriate to effect the Contribution, the Distribution and the Merger and to release the Company, Daka, Parent, Purchaser and Compass Interim and the assets of the Foodservice Business from any obligation or liability, including, without limitation, the Indebtedness (as defined in the Merger Agreement) except as may be otherwise expressly permitted in the Merger Agreement or in the Ancillary Agreements; or
          (k) any approval by a governmental entity in connection with the transactions contemplated by the Merger Agreement and by the Ancillary Agreements, including without limitation any approval under the HSR Act or the Exon-Florio Amendment shall contain a requirement for the sale or disposition of assets or conditions or limitations in connection with Parent's acquisition of the Foodservice Business or operation of its existing business and operations or the Foodservice Business after the Offer Closing Time; or
          (l) Allen R. Maxwell shall have indicated to the Company, Daka or Parent that he does not intend to abide by the terms of his Employment Agreement with the Company and Daka; or
          (m) the Distribution shall not have become effective in accordance with the terms of the Reorganization Agreement and each of the agreements contemplated thereby; or
          (n) New International shall fail to have delivered to Parent indemnification agreements in substantially the form attached as an exhibit to the Reorganization Agreement concerning each executive officer and director of New International; or
          (o) Parent shall be unable to pay in full the aggregate amount of principal, accrued but unpaid interest and fees due under the Credit Facility or such amount shall exceed $110,000,000; or
          (p) releases of claims and indemnification rights in forms reasonably satisfactory to Parent from each of the officers and inside directors of the Company shall not have been delivered to Parent; or
          (q) letters of resignation from certain executive officers and directors of the Company shall not have been delivered to Parent; or
          (r) the Company shall not have paid to Parent the amounts set forth in
     Section 6.7 of the Merger Agreement, net of any amounts due from Parent thereunder; or
          (s) New International shall have failed to enter into the Transition Agreement as provided in the Post-Closing Convenants Agreement; or
          (t) the Company shall have failed to have assigned or transferred to New International the Headquarters Lease (as defined in the Post-Closing Covenants Agreement).
                                       33

     The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances giving rise to such conditions, or may be waived by Parent in whole or in part at any time and from time to time in its sole discretion; provided that the conditions set forth in clauses (i)(a), (b), (c) and (ii)(d) above may be waived only by mutual consent of the Purchaser and the Company.
     No assurance can be given that all of these considerable conditions to the consummation of the Offer will be fulfilled or waived by Parent or that the Offer will be consummated.
     16. Certain Legal Matters; Regulatory Approvals. Except as described in this Section 16, based on a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither Parent nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser or Parent pursuant to the Offer, the Merger or otherwise or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by the Purchaser or Parent pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Parent and the Purchaser currently contemplate that it will be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or the Purchaser Entities or that certain parts of the business of the Company or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 16. See Section 15.
     State Takeover Statutes. The Company is incorporated under the laws of the State of Delaware. Section 203 of the GCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company has represented in the Merger Agreement that it properly elected that Section 203 of the GCL be inapplicable to the Offer, the Merger and the transactions contemplated in the Merger Agreement and the Ancillary Agreements. At a meeting on May 22, 1997, the Board of Directors approved the Merger Agreement, the Merger, the Offer and the Purchaser's purchase of Shares pursuant to the Offer. Accordingly, the provisions of Section 203 of the GCL have been satisfied with respect to the Offer and the Merger and such provisions will not delay the consummation of the Merger.
     A number of other states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or places of business in such states.
     In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable under certain conditions, including, in particular, that the corporation has a substantial number of stockholders in the state and is incorporated there.
     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. The Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes other than that adopted by the State of Delaware. To the extent that certain provisions of these statutes purport to apply to the Offer, the Purchaser believes that there are reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, the Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate
                                       34
court that such statute or statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for Shares tendered. See Section 15.
     Antitrust. Under the HSR Act, certain acquisitions may not be consummated unless information has been furnished to the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The Offer and the acquisition of Shares pursuant to the Merger Agreement are subject to the HSR Act. On or about May 29, 1997 Parent filed a Notification and Report Form with respect to the Offer.
     Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar-day waiting period following the filing by Parent. Accordingly, the waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on or about June 13, 1997, unless Parent receives a request for additional information or documentary material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 15.
     No separate HSR Act waiting period requirements with respect to the Merger Agreement will apply, so long as the 15-day waiting period expires or is terminated. Thus, all Shares may be acquired pursuant to the Offer at the close of the 15-day waiting period or on the tenth calendar day after the date of substantial compliance with a request for additional information (assuming all other conditions to the Offer have been satisfied or waived in accordance with the provisions thereof).
     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger Agreement. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.
     Exon-Florio. Section 721 of the Defense Production Act of 1950, as amended (the "Exon-Florio Amendment"), empowers the President of the United States to prohibit or suspend an acquisition of, or investment in, a United States company by a foreign person if the President finds, after investigation, credible evidence that the foreign person might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate and appropriate authority to protect the national security. Any
                                       35
determination that an investigation is called for must be made within 30 days of notice of the proposed transaction. In the event such a determination is made, any such investigation must be completed within 45 days of such determination. Thereafter, any decision to take action must be announced within 15 days of completion of the investigation. Authority under the Exon-Florio Amendment has been delegated to the Chairman of the Committee on Foreign Investment in the United States ("CFIUS"). On or about May 29, 1997, Parent and the Company jointly notified CFIUS in writing of the transactions described herein and provided CFIUS with the necessary information. Accordingly, the waiting period with respect to the Offer will expire at 11:59 p.m., New York City Time, on or about June 28, 1997, unless Parent receives a request for additional information or notice of further investigation by CFIUS. Parent does not believe that such transactions threaten to impair the national security of the United States and does not anticipate that an investigation will be initiated.
     Commission Approval of Information Statement. The Company intends to file the Information Statement with the Commission as part of a registration statement of the New International Shares under the Exchange Act.
     Margin Rules. The Purchaser and Parent believe that the requirements of the margin regulations promulgated by the Federal Reserve Board are not applicable to the financing of the Offer and the Merger.
     17. Fees and Expenses. Parent and the Purchaser have engaged NCMI and Patricof to act as financial advisors to Parent in connection with the Merger and the Offer. As compensation for their services as financial advisors, Parent will pay each of NCMI and Patricof a transaction fee upon consummation of the Merger. Purchaser also has agreed to reimburse NCMI and Patricof for their expenses, including reasonable counsel fees, and to indemnify them against certain liabilities and expenses, including certain liabilities under the Federal securities laws.
     The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and The Bank of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, facsimile, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer material to beneficial owners. The Information Agent and Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws. The Depositary has not been retained to make solicitations or recommendations in connection with the Offer.
     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other persons for soliciting tenders of Shares pursuant to the Offer (other than the fees of the Information Agent). Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for reasonable expenses incurred by them in forwarding material to their customers.
     18. Miscellaneous. The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions where securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.
     No person has been authorized to give any information or make any representation on behalf of the Purchaser or Parent not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.
     The Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-l and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 7 (except they will not be available at the regional offices of the Commission).
                                             COMPASS HOLDINGS, INC.
May 29, 1997
                                       36

                                   SCHEDULE I
            DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER
     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Parent and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is c/o Compass Group PLC, Cowley House, Guildford Street, Chertsey, Surrey, England KT16 9BA. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated below, the directors and officers listed below are citizens of the United Kingdom. Directors are identified by a single asterisk.

           Name                    Positions and Offices         Principal Occupation and Business Experience
     (Age at 4/30/97)                Held with Parent           During Past Five Years; Outside Directorships
John M. Thomson*              Non-executive Chairman           Non-executive chairman of Parent since March
  (69)                                                           1994; Vice Chairman of J. Bibby & Sons PLC, a
                                                                 UK-based industrial corporation, c/o J. Bibby
                                                                 & Sons, 16 Stratford Place, London W1N 9AF;
                                                                 Mr. Thomson is Non-executive Chairman of
                                                                 Wellington Underwriting PLC and Non-executive
                                                                 Director of Thames Water PLC.
Michael J. Bailey*            Director, Chief Executive        Director of Parent since 1995 and Chief
  (48)                          Officer, US Division             Executive Officer of Parent's US Division
                                                                 since 1994, c/o Compass Holdings, Inc., 2400
                                                                 Yorkmont Road, Charlotte, North Carolina
                                                                 28217. From 1993 to 1994, Mr. Bailey was
                                                                 Managing Director in charge of Parent's
                                                                 branded concept division. Prior to 1993, Mr.
                                                                 Bailey was President of the US catering
                                                                 division of Gardner Merchant Limited, a UK
                                                                 foodservices company, c/o 153 Second Avenue,
                                                                 Waltham, Massachusetts 02154.
Denis P. Cassidy*             Non-executive Director           Non-executive Director of Parent since June
  (64)                                                           1994; Chairman of Ferguson International
                                                                 Holdings PLC, a UK-based paper, packaging and
                                                                 printing company, c/o Ferguson International
                                                                 Holdings, 210 Regent Street, London W1R 6AH.
                                                                 Mr. Cassidy is also Non-executive Chairman of H
                                                                 Liberty Public Limited Company and Oliver
                                                                 Group PLC and is a Non-executive Director of
                                                                 Seeboard PLC.
Peter E. B. Cawdron*          Non-executive Director           Non-executive Director since 1993; Group
  (53)                                                           Strategy Development Director for Grand
                                                                 Metropolitan PLC, a UK-based retail food and
                                                                 beverage corporation, c/o Grand Metropolitan
                                                                 PLC, 8 Henrietta Place, London W1M 9AG.
Alain F. Dupuis*              Executive Director; President    Executive Director and President of Eurest
  (52)                          of Eurest International          International subsidiary of Parent since
                                Division                         Parent's acquisition of Eurest in 1995. Prior
                                                                 to 1995, Mr. Dupuis was President of the
                                                                 Eurest International division of the Accor
                                                                 Group, a French hotel corporation, c/o Accor,
                                                                 189/193, Boulevard Malesherbes, 75838, Paris,
                                                                 Cedex 17. Mr. Dupuis is a citizen of Belgium.
Andrew Lynch*                 Group Finance Director           Group Finance Director of Parent since 1997.
  (40)                                                           Prior to 1997, Mr. Lynch was Finance Director
                                                                 of Parent's UK Division.

                                      I-1

           Name                    Positions and Offices         Principal Occupation and Business Experience
     (Age at 4/30/97)                Held with Parent           During Past Five Years; Outside Directorships
Francis H. Mackay *           Chief Executive and Deputy       Chief Executive and Deputy Chairman of Parent
  (52)                          Chairman                         since 1991 and 1994, respectively;
                                                                 Non-executive Director of Centrica PLC,
                                                                 Healthcall PLC and Allied Carpets Group PLC.
Roger J. Matthews*            Managing Executive Director      Managing Executive Director of Parent since
  (42)                                                           1997. Prior to 1997, Mr. Matthews was
                                                                 Executive Director of Group Finance.
John Du Monceau*              Non-executive Director           Non-executive Director of Parent since 1995;
  (58)                                                           Executive Vice President of the Accor Group, a
                                                                 French hotel corporation, c/o Accor, 189/193,
                                                                 Boulevard Malesherbes, 75838, Paris, Cedex 17.
                                                                 Mr. DuMonceau is a citizen of Belgium.
Ronald M. Morley              Secretary                        Secretary of Parent since 1989.
  (44)
Gerard Pelisson*              Non-executive Director           Non-executive Director of Parent since 1995;
  (65)                                                           Co-chairman of the Accor Group, a French hotel
                                                                 corporation, c/o Accor, 2 Rue De La
                                                                 Mare-Neuve, 91022 Evry Cedex, Paris.
Friedrich L. R. Ternofsky*    Executive Director; Chief        Chief Executive Officer of Parent's UK and
  (53)                          Executive Officer of UK and      Scandinavian Operations since 1995. From 1993
                                Scandinavian Catering            to 1995, Mr. Ternofsky was Executive Director
                                Division                         of Parent's European Catering Division. Prior
                                                                 to 1993, Mr. Ternofsky was Managing Director
                                                                 and Chief Operating Officer of Scott's
                                                                 Hospitality Limited, the UK division of a
                                                                 Canadian hotel corporation, c/o Scott's
                                                                 Hospitality, Slough, Berkshire, SL3 8PT
                                                                 England. Mr. Ternofsky was appointed as an
                                                                 Executive Director to Parent's board of
                                                                 directors in June of 1993, having been a
                                                                 Non-executive Director since 1987.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

           Name                    Position and Offices          Principal Occupation and Business Experience
     (Age at 4/30/97)               Held with Purchaser         During Past Five Years; Outside Directorships
Michael J. Bailey*            Director, President and Chief    See above.
  (48)                          Executive Officer
Francis H. Mackay *           Director                         See above.
  (52)
Roger J. Matthews*            Director                         See above.
  (42)
Mary H. Kercher               Vice President, General Counsel  Vice President, General Counsel and Secretary of
  (35)                          and Secretary                    Parent's US Division since 1997, c/o 2400
                                                                 Yorkmont Road, Charlotte, North Carolina
                                                                 28217. From 1994 to 1997, Ms. Kercher was
                                                                 Assistant General Counsel and Assistant
                                                                 Secretary of Parent's US Division. Prior to
                                                                 1994, Ms. Kercher was Assistant General
                                                                 Counsel of Canteen Corporation, a subsidiary
                                                                 of Flagstar Corporation, a US foodservices
                                                                 company, c/o Flagstar Corporation, 203 E. Main
                                                                 Street, Spartanburg, South Carolina 29319.

                                                                       Exhibit A
                          AGREEMENT AND PLAN OF MERGER
                                  by and among
                               COMPASS GROUP PLC,
                            COMPASS HOLDINGS, INC.,
                             COMPASS INTERIM, INC.,
                                      and
                            DAKA INTERNATIONAL, INC.
                                  MAY 27, 1997
                                      A-1

                               TABLE OF CONTENTS
                                   ARTICLE I
                                   THE OFFER

 Section 1.1   The Offer....................................................................................     2
 Section 1.2   Actions of International.....................................................................     3
 Section 1.3   Stockholder Lists............................................................................     3
 Section 1.4   Series A Preferred Stock.....................................................................     3
 Section 1.5   Stock Option and Stock Purchase Plans........................................................     4
 Section 1.6   Offer Closing................................................................................     5
 Section 1.7   Repayment of Funded Debt, Release of Liens...................................................     5

                                   ARTICLE II
                                   THE MERGER

 Section 2.1   The Merger...................................................................................     5
 Section 2.2   Merger Closing...............................................................................     5
 Section 2.3   Merger Effective Time........................................................................     6
 Section 2.4   Stockholders' Meeting........................................................................     6
 Section 2.5   Effects of the Merger........................................................................     6
 Section 2.6   Certificate of Incorporation and Bylaws......................................................     7
 Section 2.7   Directors....................................................................................     7
 Section 2.8   Officers.....................................................................................     7
 Section 2.9   Reservation of Right to Revise Transaction Structure.........................................     7

                                  ARTICLE III
                 EFFECT OF THE MERGER; EXCHANGE OF CERTIFICATES

 Section 3.1   Effect on Capital Stock......................................................................     7
               (a) Conversion of Shares.....................................................................     7
               (b) Shares of Series A Preferred Stock.......................................................     8
 Section 3.2   Dissenting Shares; Exchange of Certificates..................................................     8
               (a) Dissenting Shares of International Common Stock..........................................     8
               (b) Exchange of Shares of International Common Stock.........................................     9
               (c) Termination of Exchange Fund.............................................................     9
               (d) No Liability.............................................................................    10
               (e) Withholding Rights.......................................................................    10
               (f) Transfer Taxes...........................................................................    10

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

 Section 4.1   Certain Definitions..........................................................................    10
 Section 4.2   Representations and Warranties of International..............................................    11
               (a) Organization, Standing, Corporate Power and Subsidiaries.................................    11
               (b) Capital Structure........................................................................    11
               (c) Authority; Noncontravention..............................................................    12
               (d) Reports..................................................................................    14
               (e) Schedule 14D-9; Offer Documents; Form 10; Information Statement..........................    15
               (f) Absence of Certain Changes or Events.....................................................    15
               (g) Litigation...............................................................................    15
               (h) Compliance with Applicable Laws..........................................................    16
               (i) Brokers or Finders.......................................................................    16

                                      A-2

               (j) The Foodservice Business.................................................................    16
               (k) Material Contracts.......................................................................    17
               (l) Benefit Plans, Employment and Labor Relations............................................    19
               (m) Absence of Certain Business Practices....................................................    23
               (n) Intellectual Property....................................................................    24
               (o) Taxes....................................................................................    25
               (p) Insurance Policies.......................................................................    26
               (q) Actions Affecting Recent Acquisitions....................................................    26
               (r) Foodservice Business Financial Statements................................................    26
               (s) Indebtedness.............................................................................    26
               (t) Properties...............................................................................    27
               (u) Real Property............................................................................    27
               (v) Environmental Matters....................................................................    28
               (w) Fraudulent Conveyance; Solvency..........................................................    28
 Section 4.3   Representations and Warranties of Compass, Compass Holdings and Compass Interim..............    29
               (a) Organization, Standing and Corporate Power...............................................    29
               (b) Authority; Noncontravention..............................................................    29
               (c) Schedule 14D-1; Offer Documents; Form 10; Information Statement..........................    30
               (d) Sufficient Funds.........................................................................    31
               (e) Consummation of Transactions.............................................................    31
               (f) Voting Requirements......................................................................    31
               (g) Brokers or Finders.......................................................................    31

                                   ARTICLE V
                                   COVENANTS

 Section 5.1   Covenants of International and Daka..........................................................    31
               (a) Ordinary Course..........................................................................    31
               (b) Changes in Stock.........................................................................    32
               (c) Governing Documents......................................................................    33
               (d) No Acquisitions..........................................................................    33
               (e) No Dispositions..........................................................................    33
               (f) Indebtedness.............................................................................    33
               (g) Benefit Plans; Collective Bargaining Agreements..........................................    34
               (h) Employee Agreements......................................................................    34
               (i) [Reserved]...............................................................................    34
               (j) Accounting Policies and Procedures.......................................................    34
               (k) Liens....................................................................................    34
               (l) Deferred Tax Assets and Liabilities......................................................    34
               (m) Exclusivity..............................................................................    35
               (n) Confidentiality and Standstill Agreements................................................    36
               (o) Pending Actions..........................................................................    36
               (p) Access to Information; Confidentiality...................................................    36
               (q) Corporate Records........................................................................    37
               (r) No Agreement to Prohibited Actions.......................................................    37
 Section 5.2   Mutual Covenants.............................................................................    37

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

 Section 6.1   Fees and Expenses............................................................................    39
 Section 6.2   Ancillary Agreements.........................................................................    39
 Section 6.3   Composition of the Board of Directors; Section 14(f).........................................    40
 Section 6.4   Certain Prior Actions........................................................................    41

                                      A-3

 Section 6.5   Tax Treatment................................................................................    42
 Section 6.6   Indemnification of Officers and Directors....................................................    42
 Section 6.7   Offer Closing Date Payments..................................................................    42
 Section 6.8   Non-Waiver of Conditions.....................................................................    42

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

 Section 7.1   Conditions to Each Party's Obligation to Effect the Merger...................................    43
               (a) Shareholder Approval.....................................................................    43
               (b) No Prohibition...........................................................................    43
               (c) Consummation of the Offer................................................................    43
               (d) Consummation of the Distribution.........................................................    43
               (e) No Injunctions, Litigation or Restraints.................................................    43

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

 Section 8.1   Termination..................................................................................    43
 Section 8.2   Effect of Termination........................................................................    44
 Section 8.3   Amendment....................................................................................    45
 Section 8.4   Extension; Waiver............................................................................    45

                                   ARTICLE IX
                               GENERAL PROVISIONS

 Section 9.1   Survival of Representations and Warranties...................................................    46
 Section 9.2   Notices......................................................................................    46
 Section 9.3   Interpretation...............................................................................    47
 Section 9.4   Counterparts.................................................................................    47
 Section 9.5   Entire Agreement; No Third-party Beneficiaries...............................................    47
 Section 9.6   Governing Law................................................................................    47
 Section 9.7   Assignment...................................................................................    47
 Section 9.8   Enforcement..................................................................................    47
               (a) Specific Performance.....................................................................    47
               (b) Jurisdiction.............................................................................    48

                                   ARTICLE X
                                  DEFINITIONS

Section 10.1   General......................................................................................    48
Section 10.2   Certain Definitions..........................................................................    51

LIST OF EXHIBITS:

           Exhibit 1.1(a)      Conditions of the Offer

           Exhibit 1.1(a)(i)   Form of Goodwin, Procter & Hoar, LLP Legal Opinion..........................[Omitted]

           Exhibit 2.6(a)      Certificate of Incorporation of the Surviving Corporation...................[Omitted]

                          AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger is dated as of May 27, 1997 (the "Agreement"), by and among COMPASS GROUP PLC, a public limited company incorporated in England and Wales ("Compass"), COMPASS HOLDINGS, INC., a Delaware corporation ("Compass Holdings"), COMPASS INTERIM, INC., a Delaware corporation ("Compass Interim") and DAKA INTERNATIONAL, INC., a Delaware corporation ("International").
                                   RECITALS:
     WHEREAS, the Board of Directors of Compass has approved a tender offer whereby Compass Holdings will offer to purchase for cash (the "Offer") any and all of the common stock, par value $.01 per share, of International (the "International Common Stock"), subject only to the conditions set forth in
Exhibit 1.1(a) attached hereto (the "Offer Conditions");
     WHEREAS, the Board of Directors of International has approved a plan of contribution and distribution as described in the Reorganization Agreement (as defined below) pursuant to which, prior to expiration of the Offer, (a) all of the assets and liabilities of the restaurant business (the "Restaurant Business") currently operated by International and certain other assets and liabilities of International or its wholly owned subsidiary, Daka, Inc., a Massachusetts corporation ("Daka"), together with the shares of the subsidiaries of International not engaged in the food catering, contract catering and vending (together, "foodservice") business, will be contributed (the "Contribution") to Unique Casual Restaurants, Inc., a Delaware corporation and a wholly owned subsidiary of International ("UCRI"), and (b) all of the stock of UCRI (the "UCRI Common Stock") will be distributed on a pro rata basis to International's stockholders as provided in the Reorganization Agreement (the "Distribution");
     WHEREAS, following the Contribution and the Distribution, International and Daka will own the assets and perform the customer and certain other obligations of the foodservice business currently operated by International and Daka (the "Foodservice Business");
     WHEREAS, Compass Holdings is an indirect, wholly owned subsidiary of Compass, and Compass Interim is a direct, wholly owned subsidiary of Compass Holdings; and
     WHEREAS, the respective Boards of Directors of Compass, Compass Holdings, Compass Interim and International have determined that, following the Contribution and Distribution, the merger of Compass Interim with and into International (the "Merger") with International as the surviving corporation (the "Surviving Corporation") would be advantageous and beneficial to their respective corporations and stockholders;
     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:
                                   ARTICLE I
                                   THE OFFER
     Section 1.1 The Offer.
     (a) Subject to this Agreement not having been terminated in accordance with the provisions of Article VIII hereof, Compass Holdings shall, and Compass shall cause Compass Holdings to, as promptly as practicable, but in no event later than five business days from the date of the public announcement of the terms of this Agreement, commence the Offer, subject to the Offer Conditions, at a price of not less than $7.50 per share (the "Offer Price"), net to the seller in cash. Compass Holdings shall (i) subject only to the Offer Conditions, accept for payment and pay for all shares of International Common Stock tendered pursuant to the terms of the Offer at the earliest possible time on the date (the "Offer Closing Time") as promptly as practicable following the record date (the "Record Date") established by International's Board of Directors for eligibility for receipt of the Distribution, and (ii) subject only to the conditions set forth in paragraph (ii) of the Offer Conditions, extend the period of time the Offer is open until the first business day following the Record Date; provided that in event the conditions set forth in Section (i) of Exhibit 1.1(a) are not satisfied, Compass Holdings shall extend the period of time the Offer is open until the time such conditions are satisfied or until July 31, 1997, whichever is earlier. Subject to the provisions set forth herein and in the Reorganization Agreement, International's Board of Directors shall
                                      A-5
establish such Record Date and the Distribution Date (as defined in the Reorganization Agreement) at the earliest reasonably practicable date and as soon as practicable after having been notified by Compass of the Offer Closing Time. Compass will not, nor will it permit any of its Affiliates to, tender into the Offer any shares of International Common Stock beneficially owned by it, nor subject to the preceding sentence, will Compass or Compass Holdings extend the expiration date of the Offer beyond the twentieth business day following commencement thereof without the prior written consent of International unless one or more of the Offer Conditions shall not be satisfied or unless Compass Holdings reasonably determines that such extension is necessary to comply with any legal or regulatory requirement relating to the Offer. Compass Holdings expressly reserves the right to amend the terms or conditions of the Offer, provided that no amendment may be made which changes the form of consideration to be paid or decreases the price per share or the number of shares of International Common Stock sought in the Offer or which imposes conditions to the Offer in addition to the Offer Conditions or broadens the scope of such conditions, and no other amendment may be made in the terms or conditions of the Offer which is adverse to the holders of International Common Stock. International agrees that no shares of International Common Stock held by International or any Subsidiary of International will be tendered pursuant to the Offer. Notwithstanding anything to the contrary contained in this Agreement, Compass Holdings shall not be required to commence the Offer in any foreign country where the commencement of the Offer, in Compass Holdings' reasonable opinion, would violate the applicable law of such jurisdiction.
     (b) On the date of the commencement of the Offer, Compass Holdings shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain an offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "Offer Documents"). International and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to the filing of such Offer Documents with the SEC. Compass Holdings agrees to provide International and its counsel in writing with any comments Compass Holdings and its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof.
     Section 1.2 Actions of International. International hereby approves of and consents to the Offer and represents that its Board of Directors has unanimously
(i) determined that the Offer, on the terms and conditions set forth herein (including the Offer Conditions), the Distribution and the Merger are fair to the stockholders of International and are in the best interests of the stockholders of International and (ii) resolved to recommend acceptance of the Offer by the stockholders of International and, if required by applicable law, the approval and adoption of this Agreement by the stockholders of International. International further represents that Bear Stearns & Co., Inc. has delivered to the Board of Directors of International its opinion that, taken together, the shares of UCRI Common Stock to be received in the Distribution and the consideration to be received by the holders of shares of International Common Stock in the Offer and the Merger are fair from a financial point of view to such holders. International hereby agrees to file a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing such recommendations with the SEC (and the information required by Section 14(f) of the Exchange Act, hereinafter defined, if Compass Holdings shall have furnished such information to International in a timely manner) and to mail such Schedule 14D-9 to the stockholders of International immediately following the commencement of the Offer. International agrees to provide Compass Holdings and its counsel in writing with any comments International may receive from the SEC or its staff with respect to such Schedule 14D-9 promptly after receipt thereof.
     Section 1.3 Stockholder Lists. In connection with the Offer, International will promptly furnish Compass Holdings with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of International Common Stock as of a recent date and shall furnish Compass Holdings with such information and assistance as Compass Holdings or its agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of International Common Stock. Subject to the requirements of applicable law or regulation, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Compass Holdings and its Affiliates and associates shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, shall return to International the originals and all copies of such information then in their possession.
                                      A-6

     Section 1.4 Series A Preferred Stock. Each of Compass, Compass Holdings, International, First Chicago Equity Corporation, an Illinois corporation ("FCEC"), Cross Creek Partners I, an Illinois general partnership ("Cross Creek") and the other beneficial holders of all of the issued and outstanding shares of Series A Preferred Stock, par value $.01 per share, of International (the "Series A Preferred Stock") (collectively, the "Series A Preferred Stockholders"), have entered into a certain Stock Purchase Agreement, dated as of the date hereof (the "Series A Preferred Stock Purchase Agreement"), pursuant to which Compass Holdings has agreed to purchase, and the Series A Preferred Stockholders have agreed to sell, all issued and outstanding shares of Series A Preferred Stock and all of warrants exercisable for shares of International Common Stock upon redemption of the Series A Preferred Stock (the "Warrants") at a purchase price equal to the product of the Offer Price by the number of shares of International Common Stock into which such shares of Series A Preferred Stock are convertible as of the Offer Closing Time. The sale will occur as soon as practicable following the Offer Closing Time and is contingent upon the consummation of the Offer in accordance with its terms and the purchase price shall be paid in cash in an amount calculated in accordance with the Series A Preferred Stock Purchase Agreement. The Series A Preferred Stockholders will receive no consideration in the Offer or in the Merger. In the Series A Preferred Stock Purchase Agreement, International agreed to distribute to the Series A Preferred Stockholders the number of shares of UCRI Common Stock to which they would be entitled if they converted the Series A Preferred Stock into Common Stock immediately prior to the Record Date and UCRI agreed to pay to the Series A Preferred Stockholders any and all dividends accrued and unpaid with respect to the Series A Preferred Stock as of the Offer Closing Date.
     Section 1.5 Stock Option and Stock Purchase Plans.
     (a) International shall make all adjustments and take all steps set forth in Section 7.4 of the Reorganization Agreement with respect to outstanding options ("International Options") to acquire shares of International Common Stock which are held by any employee or consultant or former employee or consultant or director or former director of International or any of its Subsidiaries as a result of the Distribution and other transactions contemplated hereby and thereby. After taking into account all such adjustments to such International Options and the other matters set forth in Section 7.4 of the Reorganization Agreement, all International Options which are outstanding immediately prior to Compass Holdings' acceptance for payment and payment for shares of International Common Stock pursuant to the Offer shall, regardless of whether such International Options are vested and exercisable (including, without limitation, obtaining any required consents from holders of the International Options to all of the matters contemplated by this Section) shall be cancelled as of the Offer Closing Time and the holders thereof shall be entitled to receive from UCRI, for each share of International Common Stock subject to such International Option, an amount in cash equal to the positive difference between the Offer Price and the per share exercise price of such International Option, less all applicable withholding taxes, which amount shall be payable by UCRI not later than 30 days after the Offer Closing Time.
     (b) International shall make all adjustments and take all steps set forth in Section 7.4 of the Reorganization Agreement with respect to the DAKA International Employee Stock Purchase Plan (the "Stock Purchase Plan") regarding the shares of International Common Stock purchasable by participating employees of International or its Subsidiaries (the "Participating Employees") under the Stock Purchase Plan with respect to such Offering (the "Purchasable Shares"). In lieu of receiving Purchasable Shares the Participating Employees shall be entitled to receive from UCRI, for each Purchasable Share of International Common Stock, in addition to the UCRI Common Stock in the Distribution as provided in Section 7.4 of the Reorganization Agreement, an amount in cash equal to the positive difference between the Offer Price and the per share purchase price of such Purchasable Share under the Stock Purchase Plan, less all applicable withholding taxes, which amount shall be payable by UCRI not later than 30 days after the Offer Closing Time, whereafter all rights of Participating Employees under the Stock Purchase Plan shall terminate.
     (c) International shall use its reasonable best efforts to ensure that neither International nor any of its Subsidiaries is or will be bound by any options, warrants, rights or agreements which would entitle any person, other than Compass, Compass Holdings, Compass Interim or International or any of their respective Subsidiaries, to beneficially own, or receive any payments in respect of, any capital stock of International or the Surviving Corporation (other than as provided in this Agreement or in the Ancillary Agreements).
     Section 1.6 Offer Closing. The closing of the Offer (the "Offer Closing") will take place immediately prior to the Offer Closing Time upon the satisfaction or waiver of the Offer Conditions at the offices of Smith Helms
                                      A-7

Mulliss & Moore, L.L.P., 214 North Church Street, Charlotte, North Carolina, or on such other date or at such other place as is agreed to in writing by the parties hereto. The parties agree to use reasonable efforts to cause the Offer Closing to occur on or before June 28, 1997 or, if not reasonably practicable, then as soon as practicable thereafter. The date of the Offer Closing is referred to herein as the "Offer Closing Date."
     Section 1.7 Repayment of Funded Debt, Release of Liens. Simultaneously with the Offer Closing Time, Compass Holdings shall, or shall cause International to, repay the Funded Debt (as defined in Section 5.1(f) (ii) hereof) in accordance with the document referenced in Section 6.4(b)(ii) hereof and International shall use its reasonable best efforts to cause the lenders under the Credit Facility to deliver to UCRI and to Compass Holdings, as appropriate, such documents or instruments referenced in Section 6.4(b)(ii) hereof necessary to release or terminate all Liens on assets of International, UCRI or their respective Subsidiaries securing the Funded Debt.
                                   ARTICLE II
                                   THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Compass Interim shall be merged with and into International as soon as practicable after the Offering Closing Time. Following the Merger, the separate corporate existence of Compass Interim shall cease, and International shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of Compass Interim in accordance with the DGCL.
     Section 2.2 Merger Closing. The closing of the Merger (the "Merger Closing") will take place within five business days after the satisfaction or waiver of the conditions set forth in Article VII, at the offices of Smith Helms Mulliss & Moore, L.L.P., 214 North Church Street, Charlotte, North Carolina, or on such other date or at such other place as established by Compass Holdings and approved by the Independent Directors as provided in Section 6.3 hereof. If a sufficient number of shares of International Common Stock is acquired by Compass Holdings pursuant to the Offer such that a stockholders' meeting pursuant to
Section 2.4 hereof is not required to consummate the Merger, Compass Holdings shall use reasonable best efforts to cause the Merger Closing to occur immediately after the Offer Closing Time. Otherwise Compass Holdings agrees to use reasonable best efforts to cause the Merger Closing to occur as soon as practicable after the Offer Closing Time. The date of the Merger Closing is referred to herein as the "Merger Closing Date."
     Section 2.3 Merger Effective Time. On the Merger Closing Date, the parties shall file certificates of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The Merger shall become effective immediately following the Distribution upon the filing of the Certificate of Merger with the Delaware Secretary of State or at such other time as shall be specified in the Certificate of Merger by agreement of International and Compass Holdings (the time the Merger becomes effective being the "Merger Effective Time").
     Section 2.4 Stockholders' Meeting. If required by applicable law in order to consummate the Merger, International, acting through its Board of Directors, shall, in accordance with applicable law, its Certificate of Incorporation and Bylaws and the rules and regulations of the National Association of Securities
Dealers:
     (a) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the consummation of the Offer for the purpose of considering and taking action upon this Agreement and the Merger;
     (b) subject to its fiduciary duties under applicable laws as advised by counsel, include in the Proxy Statement (as defined in Section 4.2(e) hereof) the recommendation of its Board of Directors referred to in Section 1.2 hereof; and
     (c) use its best efforts to (i) obtain and furnish the information required to be included by it in the Proxy Statement, and, after consultation with Compass Holdings, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders following the Offer Closing Time and
(ii) obtain the necessary approvals of this Agreement by its stockholders.
                                      A-8

Compass Holdings will vote, or cause to be voted, all shares of International Common Stock owned by it or its subsidiaries in favor of approval and adoption of this Agreement and the Merger.
     Section 2.5 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the properties, rights, privileges, powers and franchises of Compass Interim and International shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Compass Interim and International shall become the debts, liabilities and duties of the Surviving Corporation.
     Section 2.6 Certificate of Incorporation and Bylaws.
     (a) The Certificate of Incorporation of International shall be amended at the Merger Effective Time to read in its entirety as set forth in Exhibit 2.6(a) attached hereto and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
     (b) The Bylaws of Compass Interim as in effect at the Merger Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
     Section 2.7 Directors. The directors of Compass Interim at the Merger Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
     Section 2.8 Officers. The officers of Compass Interim at the Offer Closing Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
     Section 2.9 Reservation of Right to Revise Transaction Structure. Compass may at any time change the method of effecting the Merger to provide for a merger of a wholly owned Subsidiary (as defined in Section 10.2(f), herein) other than Compass Interim with International and make conforming changes to the Offer; provided, however, that no such change shall (a) alter or change the amount or the kind of the consideration to be received by the holders of International Common Stock as provided in this Agreement; or (b) adversely affect the tax treatment to International stockholders as a result of receiving such consideration (in the opinion of Compass' outside counsel). In the event Compass determines to exercise its right to substitute a different wholly owned subsidiary for Compass Interim hereunder, the Merger Agreement shall promptly be amended to add such subsidiary as a party hereto, and all references in the Agreement to Compass Interim shall be deemed references to such subsidiary.
                                  ARTICLE III
                 EFFECT OF THE MERGER; EXCHANGE OF CERTIFICATES
     Section 3.1 Effect on Capital Stock.
     (a) Conversion of Shares. At the Merger Effective Time:
          (i) Each share of International Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than shares to be cancelled pursuant to Section 3.1(a)(ii) and Dissenting Shares (as hereafter defined)), shall, at the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $7.50 in cash per share of International Common Stock in the Offer (the "Merger Price"), payable to the holder thereof, without interest, upon the surrender of the certificate formerly representing such share.
          (ii) Each share of International Common Stock that is owned by International or by any wholly owned subsidiary of International (but not any Benefit Plan (as defined in Section 4.2(l)(i)) of International or any of its subsidiaries) and each share of International Common Stock that is owned by Compass Holdings, Compass Interim or any other wholly owned subsidiary of Compass, excluding, in each case, any such shares held by International, Compass Holdings or any of their wholly owned subsidiaries in a fiduciary, custodial or similar capacity immediately prior to the Merger Effective Time shall, at the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
                                      A-9

          (iii) Each share of common stock, par value $0.01 per share, of Compass Interim issued and outstanding immediately prior to the Merger Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of common stock of the Surviving Corporation.
     (b) Shares of Series A Preferred Stock. Each share of Series A Preferred Stock shall be cancelled and retired by International and shall cease to exist at the Merger Effective Time, as provided in the Series A Preferred Stock Purchase Agreement. Holders of Series A Preferred Stock shall receive no consideration in the Merger by virtue of the cancellation of such shares as provided herein so long as all outstanding shares of Series A Preferred Stock were purchased by Compass or any of its Affiliates at the Offer Closing Time.
     Section 3.2 Dissenting Shares; Exchange of Certificates.
     (a) Dissenting Shares of International Common Stock. Notwithstanding anything in this Agreement to the contrary, shares of International Common Stock which are issued and outstanding immediately prior to the Merger Effective Time and which are held by stockholders who have not voted such shares of International Common Stock in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares of International Common Stock in the manner provided by Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the consideration provided for in
Section 3.1 of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to appraisal and payment under the DGCL. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of International Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Merger Effective Time, the right to receive the consideration provided for in Section 3.1(a) of this Agreement, without any interest thereon.
     (b) Exchange of Shares of International Common Stock.
          (i) Prior to the Merger Effective Time, Compass shall designate a bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Immediately prior to the Merger Effective Time, Compass will deposit with the Exchange Agent the funds necessary to make the payments contemplated by Section 3.1 on a timely basis (the "Exchange Fund").
          (ii) Promptly after the Merger Effective Time, the Exchange Agent shall mail to each record holder, as of the Merger Effective Time, of an outstanding certificate or certificates which immediately prior to the Merger Effective Time represented shares of International Common Stock (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in
     Section 3.1(a) hereof, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.2, each Certificate (other than Certificates representing shares of International Common Stock to be cancelled pursuant to Section 3.1(a)(ii) and Dissenting Shares) shall represent for all purposes only the right to receive the consideration set forth in Section 3.1(a) hereof, without any interest thereon.
          (iii) After the Merger Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of International Common Stock which were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided in this Article III and in accordance with the procedures set forth in this Article III.
                                      A-10

     (c) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for one year after the Merger Effective Time shall be delivered to the Surviving Corporation immediately, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) for exchange for the consideration provided in this Article III in accordance with the procedures set forth in this Article III.
     (d) No Liability. None of Compass, Compass Holdings, Compass Interim, International, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any payments from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
     (e) Withholding Rights. The Surviving Corporation will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of International Common Stock such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of Tax (as defined in the Tax Allocation Agreement) law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of International Common Stock in respect of which such deduction and withholding was made.
     (f) Transfer Taxes. Compass Holdings will pay or cause to be paid any Transfer Taxes (as defined in the Tax Allocation Agreement), other than Transfer Taxes imposed on any holder of International Common Stock, imposed in connection with or as a result of the Merger. Notwithstanding the foregoing, Compass Holdings shall receive reimbursement from UCRI for 50% of any such Transfer Taxes which reimbursement shall be paid to Compass Holdings no later than five business days after UCRI receives notice of any such payment.
                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
     Section 4.1 Certain Definitions. As used in Section 4.2 herein, unless specifically provided otherwise, any reference to International shall assume that the Contribution and the Distribution had occurred immediately prior to the date hereof on the terms and conditions set forth in the Reorganization Agreement and therefore, unless otherwise expressly stated or the context otherwise clearly requires otherwise, relate only to the Foodservice Business. As used in this Agreement, any reference to any event, change or effect having a material adverse effect on or with respect to an entity (or group of entities taken as a whole if so specified) means such event, change or effect would be reasonably expected to be materially adverse to the business, properties, assets, results of operations or consolidated financial condition of such entity (or, if with respect thereto, of such group of entities taken as a whole) or on the ability of such entity or group of entities to consummate the transactions contemplated hereby, including the Contribution, the Distribution and the Merger (a "Material Adverse Effect"). As used in this Agreement, any reference to any event, change or effect having a Material Adverse Effect on or with respect to International at any time prior to the Offer Closing Time means such event, change or effect would be reasonably expected to be materially adverse to: (i) the business, properties, assets, results of operations or consolidated financial condition of International and its Subsidiaries taken as a whole or
(ii) the business, properties, assets, results of operations or consolidated financial condition of the Foodservice Business; or (iii) the ability of International to consummate the transactions contemplated hereby, including the Contribution, the Distribution and the Merger.
     Section 4.2 Representations and Warranties of International. In addition to the representations and warranties contained in Section 1.2 herein, International represents and warrants to Compass, Compass Holdings and Compass Interim as follows:
     (a) Organization, Standing, Corporate Power and Subsidiaries. Each of International and Daka is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of International and Daka is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on International and Daka,
                                      A-11
taken as a whole. A list of each jurisdiction in which International or Daka is qualified is included in Schedule 4.2(a) of the Disclosure Schedule. True, accurate and complete copies of the Certificate of Incorporation and Bylaws of International and of Daka, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Compass. International has made available to legal counsel for Compass true, accurate and complete copies of the minute books of International and Daka, and such minute books contain minutes of all meetings of the boards of directors (and all committees thereof) and stockholders of International or Daka, as appropriate. The capitalization and the state, country or other jurisdiction of incorporation of Daka and any Subsidiaries of Daka is accurately described and identified on Schedule 4.2(a) to the Disclosure Schedule.
     (b) Capital Structure.
          (i) The authorized capital stock of International consists of 30,000,000 shares of International Common Stock and 1,000,000 shares of Series A Preferred Stock. At the close of business on April 30, 1997, (i) 11,148,302 shares of International Common Stock were issued and outstanding, (ii) no shares of International Common Stock were held by International in its treasury, (iii) 1,250,000 shares of International Common Stock were reserved for issuance pursuant to the Benefit Plans and International had commitments to issue up to 768,949 shares of International Common Stock under the Benefit Plans, exclusive of shares issuable under the 1996 Employee Stock Purchase Plan with respect to the offering period beginning April 1, 1997, (iv) 11,911.565 shares of Series A Preferred Stock were issued and outstanding, and (v) contingent warrants to purchase 264,701 shares of International Common Stock (the "International Warrants") were issued and outstanding. Except as set forth above, at the close of business on April 30, 1997, no shares of capital stock or other voting securities of International were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of International are, and all shares which may be issued pursuant to the Benefit Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness of International having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of International may vote. Except as set forth above or as provided in Section 1.5 hereof, there are not, and immediately prior to the Offer Closing Time there will not be, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which International is a party or by which it is bound obligating International to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of International or of Daka or obligating International or Daka to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except regarding the Series A Preferred Stock and the International Warrants or as provided in Section 1.5 hereof, there are not any outstanding contractual obligations of International or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of International or its Subsidiaries. International has delivered to Compass a complete and correct copy of the Series A Preferred Stock Purchase Agreement, as amended and supplemented to the date of this Agreement.
          (ii) The authorized capital stock of Daka consists of 12,000,000 shares of common stock, $.01 par value, of which 100 shares are issued and outstanding, which shares were duly authorized, validly issued, fully paid and nonassessable. All of the outstanding capital stock of Daka is owned by International. There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which International or Daka is a party or by which either of them is bound authorizing or obligating the issuance or sale of additional shares of capital stock of Daka. At the Offer Closing Time, International will own all right, title and interest in and to all capital stock and all rights with respect to all capital stock of Daka and will not otherwise, directly or indirectly, own or have the right to acquire any capital stock or other equity interest in any other corporation, partnership, joint venture or other entity.
          (iii) As of the Offer Closing Time, the authorized capital stock of UCRI will consist of 30,000,000 shares of UCRI Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share. All of the outstanding capital stock of UCRI is, and until immediately prior to the Distribution will be, owned by International.
     (c) Authority; Noncontravention.
          (i) Each of International and Daka has, and, in the case of any Ancillary Agreements (as defined in Section 10.2(b)), to which it is a party executed at a later time, will have, the requisite corporate power and
                                      A-12

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     authority (subject to the approvals described in the next sentence) to enter into this Agreement and the Ancillary Agreements, as the case may be, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation by International and Daka of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of International and Daka, other than, with respect to the Merger, if required by applicable law after the Offer Closing Time, the approval and adoption of this Agreement by the affirmative vote of the holders of International Common Stock representing not less than two-thirds of the outstanding shares of capital stock of International entitled to vote thereon (such holders of such shares, the "Requisite Stockholders"), and formal declaration of the Distribution by International's Board of Directors (which will occur prior to the Offer Closing Date). The Board of Directors of International has approved the Offer, the Merger (subject to approval by the Requisite Stockholders if required), this Agreement and the Ancillary Agreements, and such approval is sufficient to render the provisions of Section 203 of the DGCL and any applicable provisions of International's Certificate of Incorporation or Bylaws inapplicable to the Offer, the Merger, and the transactions contemplated by this Agreement and the Ancillary Agreements. This Agreement has been duly executed and delivered by International and, assuming this Agreement constitutes a valid and binding obligation of the other parties thereto constitutes a valid and binding obligation of International, enforceable against International in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, or other similar laws relating to creditors' rights and general principles of equity. Each of the Ancillary Agreements has been duly executed and delivered by each of International, Daka or UCRI, as the case may be, and constitutes, or upon such execution and delivery will constitute, a valid and binding obligation of each of International, Daka or UCRI, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, or other similar laws relating to creditors' rights and general principles of equity.
          (ii) None of the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby and compliance with the provisions of this Agreement and the Ancillary Agreements by International, Daka or UCRI will conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any adverse claim, restriction on voting or transfer, pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") upon any of the properties or assets of International and/or Daka (i) under either of their respective Certificates of Incorporation or Bylaws, (ii) except as set forth on Schedule 4.2(c)(ii) to the Disclosure Schedule, under any Material Contract (as defined in Section 4.2(k)) to which International and/or Daka is a party or by which International and/or Daka or any of their respective assets are bound, or (iii) subject to the governmental filings and other matters referred to in the following sentence, under any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to International and/or Daka, or any of their respective properties or assets, other than any such conflicts, violations, defaults, rights, losses or Liens (x) that in the aggregate would not (A) have a Material Adverse Effect on International and Daka, taken as a whole, (B) materially impair the ability of International to perform its obligations under this Agreement or any of the Ancillary Agreements to which International is a party, or (C) prevent the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, or (y) which become applicable as a result of the business or activities in which Compass, Compass Holdings or Compass Interim are or proposed to be engaged (other than the business or activities of the Foodservice Business, considered independently of the ownership thereof by Compass, Compass Holdings and Compass Interim) or as a result of other facts or circumstances specific to Compass, Compass Holdings or Compass Interim. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, or self-regulatory organization, domestic or foreign (a "Governmental Entity"), is required by or with respect to either International or Daka in connection with the execution and delivery of this Agreement and any of the Ancillary Agreements to which it is a party or the consummation by International or Daka of the transactions contemplated hereby or thereby, except for (i) the filing with the SEC of such reports and filings under the Securities Exchange Act of 1934, as amended, and all rules and regulations thereunder (the "Exchange Act") and the Securities Act of 1933 and all rules and regulations thereunder (the "Securities Act") as may be required in connection with
                                      A-13
     this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which International or Daka is qualified to do business, (iii) expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iv) expiration of the waiting period under the Exon-Florio Amendment to the Defense Production Act as currently in effect (the "Exon-Florio Amendment") (v) such filings and approvals as may be required under any "takeover" or "blue sky" laws of certain states and as disclosed in Schedule 4.2(c) of the Disclosure Schedule, (vi) such applicable liquor license or permit transfers or amendments as may be required by applicable law, (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the absence of which could not reasonably be expected to have a Material Adverse Effect on International and Daka, taken as a whole, and (viii) such consents, approvals, orders, authorizations, registrations, declarations or filings which become applicable as a result of the business or activities in which Compass, Compass Holdings or Compass Interim are or propose to be engaged (other than the business or activities of the Foodservice Business, considered independently of the ownership thereof by Compass, Compass Holdings and Compass Interim) or as a result of other facts or circumstances specific to Compass, Compass Holdings or Compass Interim.
     (d) Reports.
          (i) International has filed all reports, schedules, forms, statements and other documents required by the Exchange Act or the Securities Act with the SEC since July 2, 1994 (the "International SEC Documents"). As of their respective dates, (x) the International SEC Documents complied in all material respects as to form with the requirements of the Securities Act or the Exchange Act, as the case may be, and (y) none of the International SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (ii) As of their respective dates, the financial statements of International included in the International SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except as permitted by Form 10-Q of the SEC in the case of unaudited statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of International and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited statements, to normal year-end audit adjustments).
     (e) Schedule 14D-9; Offer Documents; Form 10; Information Statement. None of the information included in the Schedule 14D-9, the Form 10 or the Information Statement (as those terms are defined in the Reorganization Agreement), or supplied by International in writing for inclusion in the Offer Documents, including any amendments thereto, will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Form 10 and the Information Statement, including any amendments thereto, will comply in all material respects with the Exchange Act. Notwithstanding the foregoing, neither International nor Daka makes any representation or warranty with respect to any information supplied by Compass, Compass Holdings or Compass Interim or any of their respective affiliates or representatives in writing for inclusion in the Schedule 14D-9, Form 10 or the Information Statement.
     (f) Absence of Certain Changes or Events. On the date of this Agreement, except as disclosed in the International SEC Documents filed and publicly available prior to the date of this Agreement or the Offer Closing Time, except as disclosed in the International SEC Documents filed and publicly available before the Offer Closing Time or in the International Bring Down Certificate (as defined in the Offer Conditions), since March 29, 1997, each of International and Daka and its Subsidiaries has conducted the Foodservice Business only in the ordinary course, consistent with past practice, and there has not been (i) any Material Adverse Change with respect to International or Daka or any event that could reasonably be expected to have a Material Adverse Effect on International or Daka taken as a whole, (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except as provided in Section 1.5 hereof, (iii) any damage, destruction or
                                      A-14
physical loss, whether or not covered by insurance, that has had or could reasonably be expected to have a Material Adverse Effect on International and Daka taken as a whole, (iv) any material change in accounting methods, principles or practices by International, except insofar as may have been required (in the opinion of International's independent accountants) by a change in generally accepted accounting principles, (v) except as permitted or contemplated hereby or by the Ancillary Agreements, any acquisition or any sale or disposition of any material assets or properties by International, except in the ordinary course of business, consistent with past practice, or (vi) any entry into any agreement, arrangement or commitment to take any of the actions set forth in this Section 4.2(f).
     (g) Litigation. Schedule 4.2(g) of the Disclosure Schedule sets forth, as of the date hereof, (i) each suit, action, investigation or proceeding that seeks damages of more than $25,000, except for matters relating to claims handled by International's or Daka's insurance carriers in the ordinary course of business, and (ii) each criminal investigation, in each case pending or, to the Knowledge of International, expressly threatened, against International or Daka before any Governmental Entity or arbitrator. Except as disclosed in the International SEC Documents, there is no claim, investigation, suit, action or proceeding pending or, to the Knowledge of International, expressly threatened, against International or Daka before or by any Governmental Entity or arbitrator (including any related to the suspension, debarment or similar preclusion of International or Daka from doing business with a Governmental Entity) that, individually or in the aggregate, could reasonably be expected to (x) have a Material Adverse Effect on International and Daka taken as a whole, (y) materially impair the ability of International, Daka or UCRI to perform any obligation under this Agreement or any of the Ancillary Agreements or (z) prevent or materially delay the consummation of any or all of the transactions contemplated hereby or thereby. There are no unpaid judgments, injunctions, orders, arbitration decisions or awards, or, except as set forth in Schedule 4.2(g) of the Disclosure Schedule, other judicial or administrative mandates outstanding against International or Daka.
     (h) Compliance with Applicable Laws. Schedule 4.2(h) of the Disclosure Schedule sets forth, as of the date hereof, all alcoholic beverage licenses and licenses issued, granted or otherwise made available to International or Daka by any Governmental Entity in connection with the Foodservice Business. International or Daka holds all permits, licenses, variances, exemptions, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities which individually or in the aggregate are material to the operation of the Foodservice Business (the "Foodservice Business Permits"). All Foodservice Business Permits are in full force and effect in all material respects, neither International nor Daka has received any written or oral notice or indication that any of the Foodservice Business Permits is under review or consideration for the potential cancellation, revocation or nonrenewal thereof, and neither International nor Daka has Knowledge of any event or condition that could reasonably be expected to lead to any such cancellation, revocation or nonrenewal. International and Daka are in compliance with the terms of the Foodservice Business Permits, except where the failure so to comply would not have a Material Adverse Effect on International and Daka taken as a whole. The business of International and Daka is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations, if any, that individually or in the aggregate do not, and could not reasonably be expected to, have a Material Adverse Effect on International and Daka taken as a whole.
     (i) Brokers or Finders. No broker, investment banker, financial advisor or other person, other than Bear Stearns & Co., Inc., the fees and expenses of which will be paid by UCRI in accordance with Section 3.4 of the Post-Closing Covenants Agreement, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of International or Daka.
     (j) The Foodservice Business.
          (i) The Foodservice Assets (as defined in the Reorganization Agreement) are all the assets used by International and Daka to operate the Foodservice Business and are sufficient to permit International and Daka collectively to operate the Foodservice Business from and after the Offer Closing Time in substantially the same manner as currently conducted; provided, that the parties acknowledge that the Foodservice Assets do not include certain assets as described in the Reorganization Agreement.
          (ii) At the Offer Closing Time, except as contemplated by the Ancillary Agreements and the agreements specifically contemplated thereby, neither UCRI nor any of its Subsidiaries will use in the conduct of its business or own or have rights to use any material assets or property, whether tangible, intangible or
                                      A-15
     mixed, which have also been heretofore used in the conduct of the business of the Foodservice Business. At the Offer Closing Time, neither UCRI nor any of its Subsidiaries will be a party to any contract, agreement, arrangement or understanding with International (other than the Ancillary Agreements and the agreements specifically contemplated thereby) relating to the Foodservice Business or pursuant to which International may have any obligation or liability. After the Offer Closing Time, International, the Surviving Corporation, Daka and Compass and its other Subsidiaries will not have any liability whatsoever, direct or indirect, contingent or otherwise, in any way relating to the business, operations, indebtedness, assets or liabilities of UCRI or any of its Subsidiaries, except as expressly contemplated by the Ancillary Agreements and the agreements specifically contemplated thereby.
     (k) Material Contracts.
          (i) On the date of this Agreement and at the Offer Closing Time;
             (A) each Material Contract (as defined below), together with all modifications and amendments thereto, is the valid and binding obligation of International or Daka, as the case may be, in full force and effect, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws of general application affecting creditors' rights generally and by equitable principles, other than Customer Contracts as to which notice of termination has been given but as to which International has no Knowledge;
             (B) neither International nor Daka is in breach or default under any Material Contract, except for such breaches or defaults that do not, and will not with the passage of time or the giving of notice, or both, individually or in the aggregate, have a Material Adverse Effect on International and Daka taken as a whole and, to the Knowledge of International, no other party is in material default thereunder;
             (C) neither International nor Daka has received any written or oral notice of any event or condition that constitutes, or with the passage of time would constitute, a material default by International or Daka under any Material Contract, which event or condition would reasonably be expected to have a Material Adverse Effect on International and Daka taken as a whole; and
             (D) neither International nor Daka has received written notice or other notice or advice of termination, cancellation, nonrenewal or adverse price adjustment of any Material Contract other than a Customer Contract.
          (ii) Schedule 4.2(k) of the Disclosure Schedule contains a true a complete list of all Material Contracts, including a list of each Customer Contract.
          (iii) True and complete copies of each Material Contract have been made available to Compass.
          (iv) As used herein, the term "Material Contract," shall mean any contract, agreement, arrangement or understanding to which International or Daka is a party or by which International or Daka or any of their respective assets are bound with respect to the Foodservice Business, that is or contains any of the following:
             (A) a contract to provide contract food and contract catering services (excluding immaterial vending services contracts) to customers of International or Daka as to which International or Daka was a party at any time since June 29, 1996 ("Customer Contracts");
             (B) a contract of employment that is other than at will or any arrangement binding on International or Daka providing any employee with termination benefits other than those available under International's or Daka's generally applicable severance policy;
             (C) a contract with any labor union or association;
             (D) a contract with any affiliate of International or Daka (including, without limitation, UCRI and its Subsidiaries);
             (E) a contract containing a covenant binding International or Daka not to compete relating to the operations of the Foodservice Business;
                                      A-16

             (F) a loan or similar agreement relating to the borrowing of money of any other Person in excess of $5,000;
             (G) any lease or sublease relating to Real Property (as defined in Section 4.2(u) herein);
             (H) any contract not fully performed, including without limitation contracts for the purchase of any commodity, material, services or equipment, or fixed assets, for a price in excess of $50,000 in the aggregate over the life of the contract which does not permit International or Daka to terminate the contract upon less than 90 days' notice or expressly requires it to pay liquidated damages of more than $5,000 upon early termination;
             (I) any license agreement (as licensor or licensee) or any franchise agreement (as franchisor or franchisee);
             (J) any vehicle master lease or other personal property master lease;
             (K) any contract that obligates International or Daka to obtain all or a substantial portion of its requirements of any goods or services from, or supply all or a substantial portion of the requirements for any goods or services of, any other person.
     (l) Benefit Plans, Employment and Labor Relations.
          (i) Schedule 4.2(l) of the Disclosure Schedule contains an accurate and complete list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other plans, agreements, policies or arrangements relating to stock options, stock purchases, compensation, deferred compensation, severance, and other employee benefits, in each case maintained or contributed to as of the date of this Agreement by International or Daka for the benefit of any current or former employees, officers or directors of International or Daka or for which International or Daka is or could be liable, as a result of its status as an ERISA Affiliate (as defined below) (collectively, the "Benefit Plans"). Benefit Plans shall not include any "multiemployer plan" as described in Section 37(A) of ERISA (a "Multiemployer Plan"). Each Multiemployer Plan is so noted in Schedule 4.2(l) of the Disclosure Schedule. Each Benefit Plan has been duly authorized by all necessary corporate action by International or any participating Subsidiary or ERISA Affiliate. International has delivered to Compass true, complete and correct copies of (A) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof); (B) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service (the "IRS") with respect to each Benefit Plan (if any such report was required); (C) the most recent summary plan description for each Benefit Plan for which such summary plan description is required; (D) each trust agreement or group annuity contract relating to any Benefit Plan; (E) all collective bargaining agreements pursuant to which contributions to any Benefit Plan have been made or obligations incurred or are being made or are owed by International or Daka; (F) all personnel, payroll and employment manuals and policies; (G) all insurance policies purchased by or to provide benefits under any Benefit Plan; (H) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Benefit Plan, and all reports submitted within the three years preceding the date of this Agreement by any such third parties with respect to any such Benefit Plan; and (I) copies of all notices that were given by International or Daka or any Benefit Plan to the IRS or the United States Department of Labor (the "DOL") or any participant or beneficiary pursuant to any statute (including without limitation notifications pursuant to Section 601 et seq. of ERISA and Section 4980B of the Code), and copies of all notices that were given by the IRS, the DOL or the Pension Benefit Guaranty Corporation ("PBGC") to International or Daka or any Benefit Plan, in each case within the three years preceding the date of this Agreement (other than benefit statements to participants in the Benefit Plans). International shall update Schedule 4.2(l) of the Disclosure Schedule and the information shall be made available to Compass through the Offer Closing Time. "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b),
     (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to
     Section 4001(a)(14) of ERISA, at any time.
                                      A-17

          (ii) The Benefit Plans are on the date hereof in compliance with the applicable provisions of ERISA and the Code, the rules and regulations promulgated thereunder, all other applicable laws and the terms of all applicable collective bargaining agreements. There are no investigations by any federal or state entity, or other claims (except routine claims for benefits payable under the Benefit Plans), suits or proceedings against or with respect to which any Benefit Plan is a party or asserting any rights to or claims for benefits under any Benefit Plan that would give rise to any liability that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on International or Daka taken as a whole. There are no involuntary termination proceedings which have been instituted against any Pension Plan.
          (iii) Each of International and Daka has performed all of its material obligations under all Benefit Plans and has made appropriate entries in its financial records and statements prepared in accordance with generally accepted accounting practices for all obligations and liabilities under such Benefit Plans that have accrued but are not yet due. Each Pension Plan that is intended to be a tax-qualified plan is the subject of either a (A) favorable determination letter from the IRS received in the preceding two years from the date hereof, or (B) pending determination letter request (a "Determination Letter Request") filed with the IRS within the remedial amendment period described under Section 401(b) of the Code, in each case to the effect that such Pension Plan is qualified under Section 401(a) of the Code, subject to the customary reservations as to the Pension Plan's operational compliance with Code requirements. No such determination letter on any Pension Plan has been revoked, and the IRS has not issued written notice of its intent to revoke the qualified status of any such Pension Plan. No event has occurred and no circumstance exists that would reasonably be expected to result in the disqualification of such Pension Plan or, with respect to each Determination Letter Request, would reasonably be expected to cause the IRS not to issue a favorable determination letter. International has delivered to Compass Holdings a copy of the most recent determination letter received with respect to each Pension Plan for which a letter has been issued, as well as any Determination Letter Request still pending.
          (iv) No statement, either written or oral, has been made by International or Daka to any individual with regard to any Benefit Plan that was not in accordance with the respective Benefit Plan and that could have material adverse economic consequences to the Surviving Corporation or Compass Holdings.
          (v) Each Benefit Plan is and has been administered, and International and Daka, with respect to all Benefit Plans are, in compliance in all material respects with ERISA, the Code and other applicable laws and with applicable collective bargaining agreements. This statement specifically means, but is not limited to, the following matters:
             (A) No transaction prohibited by Section 406 of ERISA and no "prohibited transaction" under Section 4975 of the Code have occurred with respect to any Benefit Plan.
             (B) International and Daka have had no liability to the PBGC with respect to any plan or have any liability under Sections 502 or 4071(c) of ERISA. All filings required by ERISA and the Code as to each Benefit Plan have been timely filed, and all notices and disclosures to participants under such Benefit Plans required by either ERISA or the Code have been timely provided.
          (vi) Each of the following statements is true and correct regarding each Benefit Plan:
             (A) No event or circumstance specific to International or Daka (as opposed to general economic or industry events that impact International or Daka as members of an affected group or class of business enterprises), except for ordinary course matters such as workers compensation adjustments, has occurred or exists that could result in a material increase in premium costs of any Benefit Plan that are insured, or material increase in benefit costs of such Benefit Plans that are self-insured.
             (B) Except for any Multiemployer Plan, no Benefit Plan must report to the PBGC.
             (C) Neither International nor Daka has received any notice from any Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or to avoid the imposition of any excise tax, or that such Multiemployer Plan intends to terminate or has terminated. To the Knowledge (as defined in 10.2(c) herein, of International and/or
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        Daka, no Multiemployer Plan listed in Schedule 4.2(l) to the Disclosure
        Schedule to which International or Daka contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.
             (D) Except to the extent required under Section 601 et seq. of ERISA and Section 4980B of the Code, neither International nor Daka provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee or beneficiary following such employee's retirement or other termination of service.
             (E) International or Daka has the right to modify and terminate benefits to retirees (other than benefits provided under Pension Plans) with respect to both retired and active employees. Each Benefit Plan has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.
          (vii) Except as set forth on Schedule 4.2(l) of the Disclosure Schedule, neither International nor Daka now sponsors, maintains, contributes to or has an obligation to contribute to, and has not at any time since January 1, 1990, sponsored, maintained, contributed to, or been obligated to contribute to, any single employer, multiple employer or Multiemployer Plan subject to the provisions of Section 302 or Title IV of ERISA or Sections 412 or 4971 of the Code. Other than with respect to the Multiemployer Plans set forth on Schedule 4.2(l) to the Disclosure Schedule, no liability currently exists, and under no circumstances could International or any of its ERISA Affiliates incur a liability pursuant to the provisions of Title I, II or IV of ERISA or Section 412, 4971 or 4980B of the Code that could become a liability of the Surviving Corporation or Compass Holdings after the Offer and the Merger. Without limiting the generality of the foregoing, neither International nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or
     Section 4204 of ERISA for the purpose of evading liability under subtitle D of Title IV of ERISA. Neither International nor Daka has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) with respect to any Multiemployer Plan (within the meaning of Section 4001(a)(3) of ERISA) that has led to or could lead to the imposition of a material withdrawal liability under Section 4201 of ERISA that remains unpaid as of the date hereof.
          (viii) Neither International nor Daka has incurred any material liability, nor has any event occurred that could reasonably result in any material liability, under Title I or Title IV of ERISA (other than to a Pension Plan for contributions not yet due or to the PBGC for payment of premiums not yet due) or under Section 412 or Chapter 43 of the Code that has not been fully paid as of the date hereof.
          (ix) Except as set forth in Schedule 4.2(l) of the Disclosure Schedule, neither International nor Daka is a party to, or bound by, any contract with any labor union or association, including, without limitation, any collective bargaining, labor or similar agreement. Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will (A) constitute a breach or default under any such agreement, (B) give rise to any right to terminate, amend or modify any such agreement or (C) create any withdrawal liability. Except as set forth in Section 4.2(l) of the Disclosure Schedule, since January 1, 1996, there has not been, and there is not currently, pending or existing and there is not and has not been threatened (A) any strike, slow-down, picketing, work stoppage or formal employee grievance or arbitration process; (B) any proceeding against International or Daka relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge, claim or action or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the DOL or any other federal or state governmental body, any organizational activity or other labor or unemployment dispute against International, Daka or the Surviving Corporation; (C) any application for certification of a collective bargaining agent; or (D) any formal or to the Knowledge of International or Daka other organizational activity by International's or Daka's employees. To the Knowledge of International or Daka, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by International or Daka, and no such action is contemplated by International or Daka. International and Daka are in compliance with all applicable laws relating to employment and employment practices, terms and conditions of employment, wages and hours, nondiscrimination, employee leave, hours, benefits, the payment of social security taxes, and occupational health, and is not engaged in any unfair
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     labor practice except where the failure to so comply or the result of such unfair labor practice, as the case may be, would not have a Material Adverse Effect on International or Daka taken as a whole.
          (x) As of the date of this Agreement, there are no employees who have been laid off from facilities of International or Daka and who have recall rights under any collective bargaining agreement.
          (xi) Except as disclosed in the International SEC Documents, since the date of the most recent audited financial statements included in the International SEC Documents, there has not been any adoption of or amendment in any collective bargaining agreement or any Benefit Plan other than any adoption or amendment of a Benefit Plan permitted under Section 5.1(g).
     (m) Absence of Certain Business Practices. Since July 2, 1994, neither International or Daka, nor, to the Knowledge of International or Daka (other than solely as a result of the Knowledge of any individual who engages in such conduct), any officer, employee or agent thereof, or any other person acting on either of their behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Foodservice Business (or assist International or Daka in connection with any actual or proposed transaction relating to the Foodservice Business) (i) which subjected or might have subjected International or Daka to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given, might have had a Material Adverse Effect on International and Daka taken as a whole, (iii) which if not continued in the future, might have a Material Adverse Effect on International and Daka taken as a whole, or subject International or Daka to suit or penalty in any private or governmental litigation, (iv) which, in case of a payment made directly or indirectly to an official or employee of any government or of an agency or instrumentality of any government, constitutes an illegal bribe or kickback (or, if made to an official or employee of a foreign government, is unlawful under the Foreign Corrupt Practices Act of 1977) or, in the case of a payment made directly or indirectly to a person other than an official or employee of a government or of an agency or instrumentality of a government, constitutes an illegal bribe, illegal kickback or other illegal payment under any law of the United States or under the law of any state which subjects the payor to a criminal penalty or the loss of a license or privilege to engage in a trade or business or the termination of a Customer Contract.
     (n) Intellectual Property.
          (i) For purposes of this Agreement, "Intellectual Property" shall mean all of the following (in whatever form or medium) that are owned by or licensed to International or Daka, whether domestic or foreign, and are used in the conduct of the Foodservice Business as conducted currently: patents, trademarks, service marks and copyrights (whether registered or unregistered); applications for patents and for registration of trademarks, service marks and copyrights; trade secrets and trade names; know how, research and other technical information; and invention disclosures to be filed or awaiting filing determinations; but not including any commercially available "off-the-shelf" software licenses, the loss of which would not have a Material Adverse Effect on International or Daka, taken as a whole.
          (ii) Schedule 4.2(n) of the Disclosure Schedule sets forth a complete list of all Intellectual Property applications and registrations therefor which are unexpired or uncancelled as of the date hereof. Except for such matters that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect on International and Daka taken as a whole, (A) the Intellectual Property owned by International or Daka is valid and enforceable, free and clear of all Liens; (B) International or Daka has taken all reasonable actions necessary to maintain and protect its rights to the Intellectual Property; (C) there has been no claim made against International or Daka asserting the invalidity, misuse, unregistrability or unenforceability of any of the Intellectual Property or challenging its right to use or ownership of any of the Intellectual Property; (D) neither International nor Daka has any Knowledge of any infringement or misappropriation of any of the owned Intellectual Property; (E) to the Knowledge of International or Daka, the conduct of the Foodservice Business has not infringed or misappropriated and does not infringe or misappropriate any intellectual property or proprietary right of any other entity; (F) no loss of any of the Intellectual Property is pending or to the Knowledge of International or Daka threatened; (G) the owned Intellectual Property, and to the Knowledge of International and Daka the licensed Intellectual Property, as it is currently used in the Foodservice Business, is sufficient to operate the Foodservice Business as it is currently conducted; (H) the consummation of the transactions contemplated by this Agreement will not alter, impair
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
     or extinguish any of the Intellectual Property; (I) International has not licensed or in any other way authorized any other party to use the Intellectual Property; and (J) to the Knowledge of International or Daka, each of the agreements under which International or Daka licenses any Intellectual Property is a valid and binding obligation of the licensor, enforceable in accordance with its terms.
     (o) Taxes. Except as disclosed in Schedule 4.2(o) of the Disclosure
Schedule:
          (i) No material Liens for Taxes exist with respect to any of the assets or properties of any of International or Daka, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith.
          (ii) All material Tax Returns (as defined in the Tax Allocation Agreement) required to be filed by or on behalf of International or Daka, or any consolidated, combined, affiliated or unitary group of which International or Daka is or has ever been a member (together the "International Affiliated Group"), have been timely filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired.
          (iii) Each such Tax Return was complete and correct in all material respects.
          (iv) All material Taxes with respect to taxable periods for which International or Daka is or might otherwise be liable (together "Relevant Taxes") have been paid in full, or reserves therefor have been established in accordance with generally accepted accounting principles on the balance sheets contained in the International SEC Documents, and on a basis consistent with past practice.
          (v) All Federal income Tax Returns filed by or on behalf of the International Affiliated Group have been examined by and settled with the IRS, or the statute of limitations with respect to the relevant Tax liability has expired, for all taxable periods through and including the period ended July 1, 1995.
          (vi) All Taxes due with respect to any completed and settled audit, examination or deficiency litigation with any Taxing Authority (as defined in the Tax Allocation Agreement) have been paid in full.
          (vii) There is no audit, examination, deficiency or refund litigation pending with respect to any material Relevant Taxes, and no Taxing Authority has given written notice of the commencement of any audit, examination or deficiency litigation, with respect to any material Relevant Taxes.
          (viii) Neither International nor Daka is a party to a tax allocation agreement other than the Tax Allocation Agreement.
          (ix) Neither International nor Daka shall be required to include in a taxable period ending after the date on which the Offer Closing Time occurs, a material amount of taxable income attributable to income that economically accrued in a prior taxable period as a result of Section 481 of the Code or any comparable provision of state or local Tax law.
          (x) (A) No person has made with respect to International or Daka, or with respect to any property held by International or Daka, any consent under Section 341 of the Code and (B) neither International nor Daka is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982.
          (xi) Neither International or Daka, nor any member of any controlled group (within the meaning of Section 993(a)(3) of the Code) that includes International or Daka, nor any of their respective officers, directors, employees or independent contractors acting on their behalf, has in any tax year ended after July 1, 1995, participated in or cooperated with an international boycott (within the meaning of Section 999(b)(3) of the
     Code).
          (xii) Neither International nor any of its Subsidiaries has waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
     (p) Insurance Policies. Insurance policy numbers 485-31-39 and 485-31-40, each issued by National Union Fire Insurance Company of Pittsburgh, PA, are in full force and effect, all premiums have been paid in full, there are no factual or legal grounds for the cancellation of either policy and no contractual agreements exist between International and the carrier which would effect or modify the availability of such coverages.
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     (q) Actions Affecting Recent Acquisitions. Schedule 4.2(q) of the
Disclosure Schedule is a true and complete list of all Tax-free transactions within the meaning of Section 368 of the Code in which International or its Subsidiaries was or is a party since June 27, 1992. International and its Subsidiaries have complied in all material respects with all of the terms and obligations of all such agreements and International has not taken, and has not permitted any of its Subsidiaries to take, any action that would disqualify those acquisitions as tax-free transactions within the meaning of Section 368 of the Code.
     (r) Foodservice Business Financial Statements. Attached to Schedule 4.2(r) of the Disclosure Schedule is the unaudited statement of assets and liabilities as of March 29, 1997 (the "Foodservice Proforma Balance Sheet"), both actual and a pro forma basis after giving effect to the Contribution and Distribution. Also attached to Schedule 4.2(r) of the Disclosure Schedule is the unaudited actual Foodservice Segment Income for the period June 30, 1996 through March 29, 1997 for the Foodservice Business. (Collectively, Schedule 4.2(r) represents the "Foodservice Business Financial Statements"). The Foodservice Business Financial Statements were prepared in accordance with generally accepted accounting principles and such procedures as are set forth on Schedule 4.2(r) of the Disclosure Schedule, consistently applied, fairly present the financial condition and results of operations of the Foodservice Business as of March 29, 1997 and for the nine months then ended.
     (s) Indebtedness. Set forth on the Foodservice Business Balance Sheet or on
Schedule 4.2(s) to the Disclosure Schedule is a complete and correct record of all outstanding indebtedness for borrowed money or any other obligation evidenced by a promissory note or other instrument or guarantee or letter of credit or a capitalized lease or a swap, cap or collar agreement or similar hedging arrangement to mitigate risks of interest rates or commodity prices for which International or Daka or any of its Subsidiaries is the account party or otherwise obligated ("Indebtedness") as of March 29, 1997. Since March 29, 1997, there has been no material change in the amount, interest rates, sinking funds, installment payments or maturities of such Indebtedness. International has delivered to Compass a complete and correct copy of the Credit Facility (as defined in Section 5.1(f)(ii)), as amended and supplemented to the date of this Agreement.
     (t) Properties.
          (i) Except (A) as may be reflected in the Foodservice Business Balance Sheet, (B) for any Lien for current taxes not yet delinquent, (C) for Liens with respect to Funded Debt (as defined in Section 5.1(f)(ii), hereof) to be released as of the Offer Closing Time pursuant to Section 6.4(b) (ii) hereof, (D) for Liens set forth in Schedule 4.2(t) to the Disclosure Schedule and (E) for such other Liens as do not materially affect the value of the property reflected in the Foodservice Business Balance Sheet or acquired since the date of the Foodservice Business Balance Sheet and which do not, individually or in the aggregate, materially interfere with or impair the present and continued use of such property, International or Daka has good title, free and clear of any Liens, to all of the property reflected in the Foodservice Business Balance Sheet, and all property acquired since the date of the Foodservice Business Balance Sheet, except such property as has been disposed of (or, in the case of receivables, collected or paid) in the ordinary course of business consistent with past practice.
          (ii) As of the date of the Foodservice Business Balance Sheet, all the material tangible Foodservice Assets were in generally good working condition (normal wear and tear excepted) and were suitable in all material respects for the purposes for which they were being used except where the loss of such assets would not have a Material Adverse Effect on International and Daka taken as a whole.
     (u) Real Property.
          (i) Neither International nor Daka owns any real property. Schedule 4.2(u) of the Disclosure Schedule, consisting of a report prepared from the accounting records, sets forth all real property leased or used by International or Daka in connection with the Foodservice Business (the "Real Property").
          (ii) Except as set forth on Schedule 4.2(k) of the Disclosure Schedule, neither International nor Daka is a party to any lease of Real Property.
          (iii) All buildings and improvements located on the Real Property are in generally good operating condition and repair, ordinary wear and tear excepted, and do not violate any zoning or building regulations or ordinances where located, except for violations that do not materially impair the use of the Real Property,
                                      A-22

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     except where such condition or violation would not have a Material Adverse
     Effect on International and Daka taken as a whole.
          (iv) True, correct and complete copies of title reports, surveys and leases in International's or Daka's possession relating to the Real
     Property have been furnished or made available to Compass.
          (v) None of the Real Property, or any portion thereof, is currently condemned, requisitioned or otherwise taken by any public authority, and, to International's Knowledge, no such condemnation, requisition or taking is threatened.
     (v) Environmental Matters.
          (i) Except as set forth in Schedule 4.2 (v) of the Disclosure
     Schedule, (A) International and Daka, with respect to the Foodservice Business and the Real Property, are in material compliance with all applicable laws and regulations for the protection of the environment and are subject to no continuing agreements, orders or judgments with respect to compliance with environmental protection laws; (B) International and Daka, with respect to the Foodservice Business and the Real Property, have received no notices of unremedied violations from any Governmental Entity, and there are no governmental investigations or audits, whether pending, threatened or otherwise with respect thereto, the violation of which could result in the imposition of a fine, penalty, liability, cost or expense;
     and (C) International and Daka, with respect to the Foodservice Business, have obtained or have made or will, before Closing, make application and pay for all permits, licenses, orders and approvals of governmental or administrative authorities which either are required by applicable environmental protection laws or regulations to permit it to carry on the Foodservice Business in substantially the same manner as currently conducted, or which are applicable to the Real Property, and International and Daka are in material compliance with the requirements set out in such permits, licenses, orders and approvals.
          (ii) Neither International nor Daka in the operation of the
     Foodservice Business has used, stored, disposed or released any Hazardous Material (as defined in the Post-Closing Covenant Agreement), except such substances as are normally used in the conduct of the Foodservice Business, and then in such quantities as are appropriate to the Foodservice Business and in compliance in all material respects with Environmental Laws (as defined in the Post-Closing Covenants Agreement).
     (w) Fraudulent Conveyance; Solvency.
          (i) The transactions contemplated by this Agreement and the Ancillary Agreements have not been undertaken by International or its Subsidiaries with an intent to hinder, delay or defraud any creditors of International or its Subsidiaries. Based on the assumption that (A) the Funded Debt (as defined in Section 5.1(f) (ii) will be repaid in full simultaneously with the Offer Closing Time and (B) Compass intends to provide International and Daka after the Offer Closing Time with sufficient capital with which to conduct the Foodservice Business as such business is now conducted and is proposed by Compass to be conducted, International and Daka (X) will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and
     (Y) will not have unreasonably small capital with which to conduct their business after the Offer Closing Time.
          (ii) (A) The fair value of the assets of UCRI and its Subsidiaries will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of UCRI and its Subsidiaries, (B) the present fair salable value of the property of UCRI and its Subsidiaries will be greater than the amount that will be required to satisfy any probable liability of UCRI and its Subsidiaries on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (C) UCRI and its Subsidiaries will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (D) UCRI and its Subsidiaries will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such business is now conducted and is proposed to be conducted, in each case, following the
     Offer Closing Time.
          (iii) UCRI does not intend to incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it and the timing and amounts of cash to be payable on or in respect of its Indebtedness.
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     Section 4.3 Representations and Warranties of Compass, Compass Holdings and
Compass Interim. Each of Compass, Compass Holdings and Compass Interim represents and warrants to International as follows:
     (a) Organization, Standing and Corporate Power. Compass is a public limited liability company duly incorporated and registered under the laws of England and Wales. Each of Compass Holdings and Compass Interim is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Compass, Compass Holdings and Compass Interim has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Compass, Compass Holdings and Compass Interim is duly qualified or licensed to do business and is validly existing or in good standing, as appropriate, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and validly existing or in good standing, as appropriate, would not in the aggregate have a Material Adverse Effect on Compass and its Subsidiaries taken as a whole. True, accurate and complete copies of Compass' Memorandum and Articles of Association, as in effect on the date hereof, including all amendments thereto, have heretofore been made available to International.
     (b) Authority; Noncontravention. Each of Compass, Compass Holdings and Compass Interim has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Compass, Compass Holdings and Compass Interim. This Agreement has been duly executed and delivered by each of Compass, Compass Holdings and Compass Interim and, assuming this Agreement constitutes a valid and binding obligation of International, constitutes a valid and binding obligation of each of Compass, Compass Holdings and Compass Interim, enforceable against it in accordance with its terms. None of the execution and delivery of this Agreement, the Ancillary Agreements to which Compass, Compass Holdings or Compass Interim is a party or the consummation of the transactions contemplated hereby and thereby (at the time of each such consummation) and compliance with the provisions of this Agreement or such Ancillary Agreements will conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Compass, Compass Holdings or Compass Interim under, (i) the memorandum and articles of association of Compass or the certificate of incorporation or bylaws of Compass Holdings or Compass Interim , (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Compass or any of its Subsidiaries is a party or by which Compass or any of its subsidiaries or any of their respective assets are bound or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Compass, or any of its Subsidiaries or their respective properties or assets other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material
Adverse Effect on Compass and its Subsidiaries taken as a whole, (y) materially impair the ability of Compass to perform its obligations under this Agreement or the Ancillary Agreements to which it is a party or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or such Ancillary Agreements to which it is party. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Compass or any Subsidiary of Compass in connection with the execution and delivery of this Agreement and any of the Ancillary Agreements to which it is a party, or the consummation by Compass or any of its Subsidiaries of any of the transactions contemplated hereby and thereby, except for (i) the filing with the SEC such reports and filings under the Securities Act and the Exchange Act, as applicable, as may be required in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which International is qualified to do business, (iii) expiration of the waiting period under the HSR Act, (iv) expiration of the waiting period under the Exon-Florio Amendment, (v) such filings and approvals as may be required under any "takeover" or "blue sky" laws of certain states, and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse
Effect on Compass and its Subsidiaries taken as a whole.
                                      A-24

     (c) Schedule 14D-1; Offer Documents; Form 10; Information Statement. None of the information included in the Offer Documents and none of the information supplied by Compass for inclusion in the Schedule 14D-9, the Form 10 or the Information Statement, including any amendments thereto, will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Except for information supplied by International in writing for inclusion in the Offer Documents will comply in all material respects with the Exchange Act. Notwithstanding the foregoing, Compass makes no representation or warranty with respect to any information supplied by International or Daka or any of their respective affiliates or representatives in writing for inclusion in the Schedule 14D-1 or the Offer Documents.
     (d) Sufficient Funds. Compass Holdings has, or will have prior to the satisfaction of the Offer Conditions, sufficient funds available to purchase all shares of International Common Stock on a fully diluted basis at the Offer Price and the Merger Price.
     (e) Consummation of Transactions. As of the date of this Agreement, Compass has not received written notice from any Federal or state governmental agency or authority indicating that such agency or authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement or the Ancillary Agreements.
     (f) Voting Requirements. No action by the ordinary shareholders of Compass is required to approve this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby.
     (g) Brokers or Finders. No broker, investment banker, financial advisor or other person, other than Patricof & Co. Capital Corp. and NationsBanc Capital Markets, Inc., the fees and expenses of which will be paid by Compass, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Compass.
                                   ARTICLE V
                                   COVENANTS
     Section 5.1 Covenants of International and Daka. During the period from the date of this Agreement and continuing until the Offer Closing Time, International, on behalf of International and its Subsidiaries, agrees that, except for the Contribution, the Distribution and the other transactions expressly provided for in the Ancillary Agreements or any other agreements contemplated thereby or as contemplated or permitted by this Agreement (including, without limitation, Section 5.1(m)), or to the extent that Compass shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed):
     (a) Ordinary Course. International and Daka shall conduct the Foodservice Business in the ordinary course, consistent with past practice (including without limitation, not taking any actions out of the ordinary course to generate cash, such as delaying payables or accelerating receivables) using reasonable efforts to preserve beneficial relationships between the Foodservice Business and its suppliers, employees and customers. Without limiting the generality of the foregoing, except with the prior written consent of Compass (which consent shall not be unreasonably withheld or delayed), International and Daka will, with respect to the Foodservice Business:
          (i) not commence or commit to any capital projects having an individual cost of $50,000 or more, or with an aggregate cost for all such projects of $250,000 or more, other than as required under the terms of any Customer Contracts;
          (ii) not enter into any contracts or agreements relating to or obligating the Foodservice Business that involve amounts in excess of $50,000 individually or $250,000 in the aggregate other than (A) Customer Contracts or (B) in the ordinary course of the Foodservice Business unless such contracts or agreements are cancelable on 30 days or less notice without penalty or premium;
          (iii) maintain overall sales incentive programs for all of International's and Daka's Foodservice Business handled by salesmen that will provide compensation to salesmen at a rate that is at least equal to those maintained by International or Daka during the comparable period during the last fiscal year; and
                                      A-25

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          (iv) not enter into any amendment to the Credit Facility (as defined in Section 5.1(f) (ii) herein).
     (b) Changes in Stock.
          (i) Other than as contemplated by Section 1.5 hereof, or with respect to any Subsidiary which is not engaged in the Foodservice Business, International shall not, nor shall International permit Daka to, issue, transfer or sell, or authorize or propose or agree to the issuance, transfer or sale by International or Daka of, any shares of its capital stock of any class or other equity interests or any securities convertible into, or any rights, warrants, calls, subscriptions, options or other rights or agreements, commitments or understandings to acquire, any such shares, equity interests or convertible securities, other than the issuance of shares of International Common Stock (i) upon the exercise of stock options outstanding as of the date of this Agreement pursuant to any Benefit Plan, or (ii) to make any payment under any Benefit Plan that is required as of the date of this Agreement to be made in the form of shares of International Common Stock.
          (ii) Other than with respect to any Subsidiary which is not engaged in the Foodservice Business, International shall not (A) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (B) other than in connection with the exercise of stock options outstanding as of the date of this Agreement under any Benefit Plan, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock of International or any of its subsidiaries.
          (iii) Compass Holdings shall, subject to the terms and conditions of the Series A Preferred Stock Purchase Agreement, purchase all of the outstanding shares of Series A Preferred Stock and all of the International Warrants simultaneously with the Offer Closing Time.
     (c) Governing Documents. International shall not, nor shall it permit Daka to, amend or propose to amend its Articles of Incorporation (or, if applicable, its Certificate of Incorporation or other charter document) or Bylaws.
     (d) No Acquisitions. Except as provided in Schedule 5.1(d) to the Disclosure Schedule, International shall not, nor shall it permit Daka to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation or other business organization that would be directly or indirectly acquired by Compass in the Merger or that would create liabilities or obligations that would be binding upon Compass or its Subsidiaries, including Daka or the Surviving Corporation following the Offer Closing Time, or (ii) except as provided in the Reorganization Agreement, make any other investment in any Person (whether by means of loan, capital contribution, purchase of capital stock, obligations or other securities, purchase of all or any integral part of the business of the person or any commitment or option to make an investment or otherwise) which acquisition would be directly or indirectly acquired by Compass in the Merger or that would create liabilities or obligations that would be binding upon Compass or its Subsidiaries, including Daka or the Surviving Corporation following the Offer Closing Time other than pursuant to Customer Contracts in the ordinary course of business.
     (e) No Dispositions. International shall not, nor shall it permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of the assets of the Foodservice Business (including, without limitation, any Real Property, inventory, equipment or Intellectual Property) other than (except with respect to Intellectual Property) in the ordinary course of business consistent with past practice and the sale or other disposition of obsolete equipment.
     (f) Indebtedness.
          (i) International shall take such action as may be necessary so that, as of the Offer Closing Time, International and Daka, taken as a whole, shall not have any Indebtedness other than: (A) the Funded Debt (as defined below), and (B) Indebtedness incurred pursuant to a written agreement that provides that such Indebtedness will be assumed by UCRI or a Subsidiary of UCRI at or prior to the Offer Closing Time and that, upon such assumption, International and Daka shall have no obligation or liability in respect of such Indebtedness.
          (ii) The term "Funded Debt" means the amount of Indebtedness outstanding plus any accrued but unpaid interest and fees under the terms of the Third Amended and Restated Credit Agreement dated as of
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
     October 15, 1996 among International, Subsidiary Guarantors, the Banks Party Thereto and The Chase Manhattan Bank, as Agent, as amended through the date hereof (the "Credit Facility"), together with the amount of Indebtedness outstanding (consisting of market to market exposure) plus all other amounts due under any Interest Rate Protection Agreement (as defined in the Credit Facility) which aggregate amount shall not exceed $110,000,000.
     (g) Benefit Plans; Collective Bargaining Agreements. Except as contemplated by the Reorganization Agreement or Section 1.5 hereof, International shall not, nor shall it permit Daka to: (i) except to the extent required by law, adopt any Benefit Plan or amend any Benefit Plan to the extent such adoption or amendment
(x) would create or increase any liability or obligation on the part of International or Daka that will not either (A) be fully performed or satisfied prior to the Offer Closing Time or (B) be assumed by UCRI pursuant to the Reorganization Agreement with no remaining obligation on the part of International or Daka, or (y) would increase the number of shares of International Common Stock (if any) to be issued under such Benefit Plan; (ii) except for normal increases in the ordinary course of business consistent with past practice, increase the base salary of any employee of the Foodservice Business; or (iii) enter into or modify in any material respect any collective bargaining agreement governing employees of the Foodservice Business except as required for good faith bargaining in connection with new or expiring Customer Contracts.
     (h) Employee Agreements. Prior to the Distribution, each of International and Daka shall use its best efforts to assign to UCRI or terminate all employment agreements with officers of International or Daka who are not Foodservice Employees (the "Employment Agreements") and all severance agreements with officers of International or Daka who are not Foodservice Employees (the "Severance Agreements"). The parties hereto acknowledge and agree that, regardless of whether such Employment Agreements and Severance Agreements are so assigned or terminated, all liabilities and obligations under or arising from such Employment Agreements and Severance Agreements shall be deemed to be "UCRI Liabilities" as such term is defined in the Reorganization Agreement, with respect to which UCRI shall indemnify Compass, International and Daka as provided therein.
     (i) [Reserved].
     (j) Accounting Policies and Procedures. International will not and will not permit Daka to change any of its accounting principles, policies or procedures, except such changes as may be required, in the opinion of International's independent accountants, by generally accepted accounting principles or changes that in the opinion of said accountants are not material to International's consolidated financial statements and would not be material if applicable to the Foodservice Business Financial Statements (as to which changes and opinion International shall promptly notify Compass).
     (k) Liens. International shall not, and shall not permit Daka to, create, incur or assume any Lien on the Foodservice Assets (as defined in the Reorganization Agreement), except for Liens created, incurred or assumed in the ordinary course of business consistent with the past practices of International and its subsidiaries, which Liens would not have a Material Adverse Effect on International and Daka taken as a whole.
     (l) Deferred Tax Assets and Liabilities. Prior to the Offer Closing Time, International will not, and will not permit any of its Subsidiaries to, take any action that would increase the amount of deferred Tax liabilities, or decrease the amount of deferred Tax assets, of International or its Subsidiaries (as determined for financial accounting purposes), other than an action in the ordinary course of business consistent with past practice or as required by applicable law or as contemplated by the Reorganization Agreement.
     (m) Exclusivity.
          (i) Neither International nor any of its directors, officers or employees shall, and International shall use its best efforts to ensure that none of its agents, advisors or representatives (collectively, "Representatives"), shall, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from or with any Person (other than Compass and its Subsidiaries) or such Person's directors, officers, employees, representatives and agents that constitute, or would reasonably be expected to lead to a Third Party Acquisition. For purposes of this Agreement, a "Third Party Acquisition" shall mean (A) the acquisition by any Person of more than 20% of the total assets of the Foodservice Business, (B) the acquisition by any Person of 20% or more of (x) the International Common Stock or (y) the total number of votes that may be cast in the election of directors of International at any meeting of stockholders of International assuming all shares of International Common Stock and all other securities of International, if any, entitled to vote generally in the election of
                                      A-27
     directors were present and voted at such meeting, or (C) any merger, consolidation or other combination of International or Daka with any Person; provided, however, that the term "Third Party Acquisition" shall not include any transactions which relate solely to the businesses to be owned by UCRI and its Subsidiaries following the Distribution and which would not have a Material Adverse Effect on the consummation of the Offer, the Merger, the Distribution or the transactions contemplated hereby, including the obligations of UCRI under the Post-Closing Covenants Agreement. International has, prior to the execution of this Agreement, ceased or caused to be terminated any discussions or negotiations with any parties other than Compass and its Subsidiaries conducted prior to the date hereof with respect to any Third Party Acquisition.
          (ii) Notwithstanding the foregoing or any other provision of this Agreement, International may furnish or cause to be furnished information (pursuant to confidentiality arrangements no less favorable to International than the Confidentiality Agreement (as hereinafter defined), unless already in existence on the date hereof) and may participate in such discussions and negotiations directly or through its representatives if another Person or group makes an offer or proposal which International's Board of Directors believes, in the good faith exercise of its business judgment and based upon advice of its outside legal and financial advisors, could reasonably be expected to be consummated and represents a transaction more favorable to its stockholders than the transactions contemplated by this Agreement (a "Higher Offer").
          (iii) Unless the Board of Directors of International determines in good faith, after receiving advice of its outside legal counsel, that doing so could reasonably be expected to be a breach of the directors' fiduciary duties, International shall notify Compass as soon as practicable (x) if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it, (y) of the identity of the third party or parties and (z) of the terms of any such proposal or proposals. International's Board of Directors may fail to recommend or fail to continue to recommend the Offer, or this Agreement in connection with any vote of its stockholders, or withdraw, modify, or change any such recommendation, or recommend or enter into an agreement regarding a Higher Offer, if International's Board of Directors, after receiving advice of its outside counsel, determines in good faith that making such recommendation, or the failure to recommend any other offer or proposal, or the failure to so withdraw, modify, or change its recommendation, or the failure to recommend or enter into an agreement regarding a Higher Offer, could constitute a breach of the directors' fiduciary duties under applicable law. In such event, notwithstanding anything contained in this Agreement to the contrary, any such failure to recommend, withdrawal, modification, or change of recommendation or recommendation of such other offer or proposal, or the entering by International into an agreement with respect to a Higher Offer (provided that International shall have provided Compass notice of its intention to so enter, the terms of the Higher Offer and the identity of the other party thereto), shall not constitute a breach of this Agreement by International. Notwithstanding the foregoing, International shall not enter into an agreement with a third party with respect to, or take any action to approve such transaction under any antitakeover provision of International's certificate of incorporation or state law in connection with, any Third Party Acquisition unless and until this Agreement is terminated in accordance with the provisions of Article VIII.
     (n) Confidentiality and Standstill Agreements. International will not amend, waive or modify any provision of any confidentiality or standstill agreement entered into with any other party in connection with such party's interest in acquiring International or the Foodservice Business or any substantial portion of the Foodservice Business, except in connection with any action permitted to be taken by International pursuant to Section 5.1(m).
     (o) Pending Actions. International will continue to defend in the ordinary course, consistent with past practice, the litigation and other proceedings set forth in Schedule 4.2(g) to the Disclosure Schedule, including resolving any such litigation and other proceedings as can be resolved prior to the Offer Closing Time on a commercially reasonable basis and consistent with past practice.
     (p) Access to Information; Confidentiality.
          (i) International shall, and shall cause its Subsidiaries to, afford to Compass and its officers, employees, accountants, counsel, financial advisors and other representatives of Compass, reasonable access during the period prior to the Offer Closing Time to all its properties, books, contracts, commitments, personnel and records relating to the Foodservice Business. During the period prior to the Offer Closing Time, International shall, and shall cause its Subsidiaries to, furnish promptly to Compass (A) a copy of each report,
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
     schedule, registration statement and other document filed by it during such period pursuant to the requirements of Section 13(a) and 15(d) of the Exchange Act, (B) each press release issued by it, and (C) all other information relating to the Foodservice Business as Compass may reasonably request.
          (ii) Except as required by law, each of International and Compass will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence in accordance with the confidentiality agreement, dated January 2, 1997 (the "Confidentiality Agreement"), between Compass and International.
     (q) Corporate Records. International shall deliver to, or make available to, Compass all certificates of incorporation and authority, minute books, corporate stock records and corporate seals of International and Daka and all other books and records, account records, tax records and other business records related to International, Daka or the Foodservice Business.
     (r) No Agreement to Prohibited Actions. International will not, and will not permit any of its Subsidiaries to, agree or commit to take any action that is prohibited under this Section 5.1.
     Section 5.2 Mutual Covenants.
     (a) International and Compass shall promptly advise the other party of any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have, a Material Adverse Effect on such party and its Subsidiaries taken as a whole.
     (b) (i) Subject to the terms and conditions herein provided, the parties hereto agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements and to cooperate with each other in connection with the foregoing, including, but not limited to, (A) defending all lawsuits or other legal proceedings challenging this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, (B) attempting to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (C) effecting all necessary filings and submissions of information requested by governmental authorities.
          (ii) Without limiting the foregoing, the parties hereto shall, as soon as reasonably practicable, make all requisite filings with each Governmental Entity in connection with the transactions contemplated hereby and the Ancillary Agreements, including under the HSR Act and the Exon-Florio Amendment, and shall promptly make any further filings requested pursuant thereto or which may be necessary to consummate the transactions contemplated herein. Each party shall furnish to the other, upon request, such information as shall reasonably be required in connection with the preparation of the requesting party's filings under the HSR Act and the Exon-Florio Amendment.
          (iii) Each of Compass and International shall promptly provide to the other (or its counsel) copies of all filings (other than those filings, or portions thereof, which the other party has no reasonable interest in obtaining in connection with the Offer, the Merger or the transactions contemplated hereby) made with any Federal, state or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby.
          (iv) Notwithstanding the foregoing or any other provision of this Agreement, (A) neither International nor any of its Subsidiaries will, without Compass' prior written consent, agree or commit to any divestiture, hold-separate order or other restriction relating to the Foodservice Business and (B) neither Compass nor any of its Subsidiaries will be required to agree or commit to any divestiture, hold-separate order or other restriction relating to the Foodservice Business or to any of its existing businesses or any other governmental order or obligation that otherwise imposes any conditions or limitations in connection with Compass' acquisition of the Foodservice Business or its operation of its existing business and operations or the Foodservice Business after the Offer Closing Time.
     (c) Compass and International shall cooperate in connection with efforts to secure a renewal or extension of the Smithsonian Contract prior to the Offer Closing Time on terms reasonably satisfactory to Compass.
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
     (d) Following the date hereof and prior to the Offer Closing Time, each of International and Compass shall designate a senior officer (the "International Representative" and the "Compass Representative", respectively) to consult with each other with respect to major business decisions to be made concerning the operation of the Foodservice Business. Such consultation shall be made on as frequent a basis as may be reasonably requested by Compass. The parties hereto acknowledge and agree that the agreements set forth in this Section 5.2(d) shall be subject to any restrictions or limitations under applicable law.
     (e) (i) Each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements including, without limitation, taking all reasonable actions to achieve the successful completion of the Offer, cooperating in the preparation and filing of the Offer Documents, the Schedule 14D-1, the Schedule 14D-9, the Form 10, the Information Statement and the Proxy Statement and any amendments to any thereof, and executing any additional instruments necessary to consummate the transactions contemplated hereby. In case at any time after the Offer Closing Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use their best efforts to take all such necessary action.
          (ii) Subject to the terms and conditions hereof, each of the parties hereto (A) shall use reasonable best efforts to comply promptly with all legal and regulatory requirements which may be imposed on itself or its Subsidiaries with respect to the Offer, the Merger and the transactions contemplated thereby and by this Agreement and (B) will, and will cause its Subsidiaries to, promptly use its reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, and to satisfy any condition or requirement imposed by, any Governmental Entity or other public or private third party, required to be obtained, made or satisfied by itself or any of its Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement or the Ancillary Agreements. Each of International and Compass will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their respective subsidiaries in connection with the Contribution, the Distribution or the Merger.
     (f) Until the Offer Closing Time, Compass and International will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.
                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS
     Section 6.1 Fees and Expenses. Except as provided in Section 8.2(c), all fees and expenses incurred in connection with the Merger, the Contribution, the Distribution, this Agreement, the Offer and the transactions contemplated by this Agreement and the Ancillary Agreements shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. In accordance with the foregoing sentence, International agrees to pay the fees and expenses of Bear Stearns & Co., Inc. and Compass Holdings agrees to pay the fees and expenses of Patricof & Co. Capital Corp., NationsBanc Capital Markets, Inc., The Bank of New York, as Offer Depositary, Mackenzie Partners, Inc., as Offer Information Agent, and the filing fee for the HSR Filing.
     Section 6.2 Ancillary Agreements.
     (a) Simultaneously with the execution of this Agreement, International and certain of its Subsidiaries are entering into the Reorganization Agreement, the Tax Allocation Agreement and the Post-Closing Covenants Agreement. From and after the Offer Closing Time, Compass shall cause the Surviving Corporation to perform any and all obligations and agreements of International set forth herein or in the Ancillary Agreements or in any other agreement contemplated herein or therein.
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     (b) Each of Compass, Compass Holdings and Compass Interim accept and agree that, subject to the provisions of the Reorganization Agreement, the form of certificate of incorporation and Bylaws of UCRI adopted in contemplation of the Distribution shall be as agreed to by International and UCRI in their sole discretion; provided, that nothing in the certificate of incorporation and Bylaws shall adversely affect or otherwise limit UCRI's ability to perform its obligations under the Ancillary Agreements or the other agreements contemplated by the Reorganization Agreement.
     (c) In no event shall Compass, Compass Holdings or Compass Interim or any of their Subsidiaries be entitled to receive any shares of UCRI Common Stock as a distribution with respect to shares of International Common Stock purchased upon consummation of the Offer. If, for any reason, any shares of UCRI Common Stock distributed in the Distribution are received by Compass, Compass Holdings, or Compass Interim or any of their Subsidiaries with respect to shares of International Common Stock acquired by Compass Interim in the Offer, then Compass, Compass Holdings or Compass Interim shall convey, on behalf of International, such shares of UCRI Common Stock to the stockholders of International who would have otherwise received such shares of UCRI Common Stock pursuant to the Reorganization Agreement; provided, that the foregoing provisions shall not apply with respect to shares of International Common Stock held by Compass or any of its Subsidiaries prior to the date hereof.
     Section 6.3 Composition of the Board of Directors; Section 14(f). In the event that Compass Holdings acquires at least two-thirds of the International Common Stock outstanding pursuant to the Offer, Compass Holdings shall be entitled to designate for appointment or election to International's Board of Directors, upon written notice to International, such number of persons so that the designees of Compass Holdings constitute the same percentage (but in no event less than five) of International's Board of Directors (rounded up to the next whole number) as the percentage of International Common Stock acquired in connection with the Offer. Prior to the Offer Closing Time, the Board of Directors of International will obtain the resignation of such number of directors as is necessary to enable such number of Compass Holdings' designees to be so elected and will take all action required to appoint or elect such individuals to such positions. In connection therewith, International will mail to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder unless such information has previously been provided to such stockholders in the Schedule 14D-9. Compass Holdings will provide to International in writing, and be solely responsible for, any information with respect to such companies and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f - 1. In the event that Compass Holdings'designees are elected to the Board of Directors of International, until the Merger Effective Time, such Board of Directors shall have at least two directors who are directors on the date hereof (the "Independent Directors"), provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there is only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of Compass, Compass Holdings or Compass Interim and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Compass Holdings' designees are elected to the Board of Directors of International after the acceptance for payment of shares of International Common Stock pursuant to the Offer and prior to the Merger Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to
(a) amend or terminate this Agreement by International, (b) exercise or waive any of International's rights, benefits or remedies hereunder, (c) extend the time for performance of Compass', Compass Holdings' or Compass Interim's respective obligations hereunder, (d) take any other action by the Board of Directors of International under or in connection with this Agreement or any of the transactions contemplated hereby or by any of the Ancillary Agreements, or
(e) approve any other action by International which could adversely affect the interests of the stockholders of International (other than Compass, Compass Holdings or Compass Interim and their affiliates) with respect to the transactions contemplated hereby.
     Section 6.4 Certain Prior Actions.
     (a) The following agreements have been executed and delivered by the applicable parties thereto to be effective at the Offer Closing Time:
          (i) The Reorganization Agreement;
                                      A-31

          (ii) The Tax Allocation Agreement;
          (iii) The Post-Closing Covenants Agreement;
          (iv) The Transition Agreement;
          (v) Employment Agreement between International, Daka and Allen R. Maxwell; and
          (vi) The Series A Preferred Stock Purchase Agreement.
     (b) The following documents have been delivered by International to
Compass:
          (i) A Certificate of International's chief executive officer delivered to Compass to the effect that International has taken all necessary action to render inapplicable to the Offer, the Merger, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements (i) any "fair price," "moratorium," "control share acquisition" or similar antitakeover statute or regulation enacted under any applicable state or federal law in the United States; or (ii) any antitakeover provision in its Certificate of Incorporation, Bylaws or other governing corporate documents.
          (ii) Evidence reasonably satisfactory to Compass that (x) the remittance by Compass to The Chase Manhattan Bank of the Funded Debt in immediately available funds by wire transfer simultaneously with the Closing will result in the payment in full of the Funded Debt and all other liabilities and Indebtedness of International under the Credit Facility and the termination of the Credit Facility and all related promissory notes, security instruments and loan documents and (y) immediately upon such remittance the lenders under the Credit Facility or under other Indebtedness shall deliver to Compass or UCRI, as applicable, originally signed UCC-3 terminations or releases, United States Patent and Trademark filings and all other instruments as determined by Compass or UCRI, as applicable, to be necessary or advisable to release or terminate, or evidence the release or termination, of all Liens on the assets and properties of International, UCRI and their respective Subsidiaries, whether such Liens secure or are intended to secure the Funded Debt, the Credit Facility or any other Indebtedness. Simultaneously with the Closing, all letters of credit outstanding under the Credit Facility shall be returned in their original form by the beneficiary of each letter of credit.
          (iii) A certified copy of resolutions of the Board of Directors of International and Daka authorizing the Contribution, the Distribution, the Merger, and the transactions contemplated thereby, including the execution and delivery of the Merger Agreement and the Ancillary Agreements.
          Section 6.5 Tax Treatment. Compass and Compass Holdings each shall, and shall cause the Surviving Corporation to, treat the Distribution for purposes of all federal and state taxes as an integrated transaction with the Offer and the Merger and will report the Distribution as a distribution in redemption of International Common Stock subject to the provisions of Sections 302 and 311 of the Code.
          Section 6.6 Indemnification of Officers and Directors. For a period of 3 years after the Offer Closing Time, Compass will not modify the rights of Joe O'Donnell, Erline Belton, Alan D. Schwartz or E. L. Cox to indemnification and shall cause International and the Surviving Corporation to maintain substantially similar provisions in such respect as set forth in the Certificate of Incorporation and Bylaws of International as of the date hereof. Notwithstanding anything to the contrary provided herein, an indemnified party shall use its best efforts to obtain indemnification from any source other than International or Daka from which it may be entitled thereto, including without limitation, any indemnification agreements between UCRI and such indemnified party, before seeking indemnification from International or Daka. Nothing contained in this Section shall limit any lawful rights to indemnification existing independently of this Section.
          Section 6.7 Offer Closing Date Payments.
          (a) At the Offer Closing, International shall deliver to Compass in cash or cash equivalent an amount equal to
          (i) $1,500,000, plus
          (ii) $7.50 multiplied by the sum of (A) the number of outstanding shares of International Common Stock and (B) the outstanding shares of International Common Stock into which the Series A Preferred Stock is convertible, minus $85,000,000.
                                      A-32

     (b) At the Offer Closing, Compass shall deliver to UCRI in cash or cash equivalent any amount by which the Funded Debt outstanding at the Offer Closing Time is less than $110,000,000.
     Section 6.8 Non-Waiver of Conditions. If International refuses to effect the Distribution because one or more of the conditions to International's obligation to consummate the Distribution has not been satisfied or waived, then Compass Holdings shall not waive the Offer Condition set forth in paragraph
(ii)(m) of Exhibit 1.1(a), shall terminate the Offer and shall not accept for payment or pay for any shares of International Common Stock validly tendered.
                                  ARTICLE VII
                              CONDITIONS PRECEDENT
     Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Merger Closing Date of the following conditions:
     (a) Shareholder Approval. This Agreement and the Merger shall have been adopted and approved by the affirmative vote of the stockholders of International by the requisite vote in accordance with applicable law, if required by applicable law as provided in Section 2.4 hereof;
     (b) No Prohibition. No statute, rule, regulation, order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger.
     (c) Consummation of the Offer. The Offer shall have been consummated.
     (d) Consummation of the Distribution. The Distribution shall have become effective in accordance with the terms of the Reorganization Agreement and each of the agreements contemplated thereby.
     (e) No Injunctions, Litigation or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Contribution or the Distribution shall be in effect and no such litigation or legal action other than the Venturino Claim shall have been threatened or shall be pending. No action, suit or other proceeding shall be pending by any Governmental Entity that, if successful, would restrict or prohibit the consummation of the Merger, the Contribution or the Distribution; provided, however, that International will not unreasonably withhold its waiver of the condition set forth in this sentence upon Compass' request in the event such an action, suit or other proceeding is pending with respect to the Merger alone.
                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER
     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Offer Closing Time, notwithstanding any approval of this Agreement by the stockholders of International:
     (a) by mutual written consent of Compass and International; or
     (b) by either Compass or International:
          (i) if there has been a failure to perform an obligation or satisfy a condition precedent (regardless of materiality) or a material breach of this Agreement by a party and such breach has not been waived by the other party, provided that only the non-breaching party may so terminate;
          (ii) if the Offer shall expire or have been terminated in accordance with its terms without any shares of International Common Stock being purchased thereunder, or Compass Holdings shall not have accepted for payment or paid for shares of International Common Stock validly tendered pursuant to the Offer (as a result of the Offer Condition not being satisfied or waived by Compass Holdings in accordance with Article I hereof) prior to July 31, 1997, unless the failure to consummate the Offer is the result of a willful and material breach by the party seeking to terminate this Agreement;
                                      A-33

          (iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Offer and such order, decree, ruling or other action shall have become final and nonappealable; or
     (c) by Compass if (i) the Board of Directors of International shall have withdrawn, or modified or changed, in a manner adverse to Compass, its approval or recommendation of the transactions contemplated by this Agreement and the Ancillary Agreements or shall have recommended another offer or proposal with respect to a Third Party Acquisition, or (ii) a Third Party Acquisition has occurred or any person shall have entered into a definitive agreement with International with respect to a Third Party Acquisition; or
     (d) by International if International's Board of Directors shall have failed to recommend to its stockholders the approval of the transactions contemplated by this Agreement and the Ancillary Agreements or shall have withdrawn, modified or changed such recommendation, in a manner permitted by
Section 5.1(m)(iii), or shall have taken any other action permitted by Section 5.1(m)(iii).
     Section 8.2 Effect of Termination.
     (a) In the event of termination of this Agreement by either International or Compass as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the parties hereto, other than the provisions of Section 4.2(i), Section 4.3(g),
Section 5.1(p), Section 6.1, this Section 8.2 and Sections 9.2 through 9.8 and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, the Ancillary Agreements, or any agreement contemplated hereby or thereby.
     (b) If the transactions contemplated by this Agreement are terminated as provided herein:
          (i) Compass shall return all documents and other material received from International or its representatives relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to International; and
          (ii) all confidential information received by Compass with respect to the businesses of International shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
     (c) In the event that: (i) Compass terminates this Agreement pursuant to
Section 8.1(c), or (ii) International terminates this Agreement pursuant to
Section 8.1(d) and, at the time of termination there shall have been made a proposal relating to a Third Party Acquisition that has become public and, within 12 months following such termination, International or Daka shall enter into a definitive agreement with respect to (X) the sale of the Foodservice Business, (Y) the sale of substantially all of the assets of International or Daka, or (Z) the merger of International or Daka with or into any other entity, or International or Daka shall recommend any other Third Party Acquisition to its stockholders, then International or Daka shall promptly pay to Compass (by wire transfer to an account designated by Compass for this purpose) an amount equal to the sum of (i) $5,800,000 and (ii) notwithstanding the provisions of
Section 6.4, the fees and expenses actually incurred by Compass in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements to which Compass is a party, the performance of Compass' covenants herein and therein, and the transactions contemplated hereby and thereby, including, without limitation, all fees and disbursements of Compass' financial advisors, legal counsel, accountants and other advisors, up to a maximum of an additional $2,000,000, provided, however, that in no event shall International or Daka collectively be required to pay either of the amounts set forth in this
Section 8.2(c) (i) or (ii) more than once.
     Section 8.3 Amendment. Except as provided in Section 6.3 hereof, this Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of International; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     Section 8.4 Extension; Waiver. At any time prior to the Offer Closing Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered
                                      A-34
pursuant to this Agreement, or (c) subject to the proviso of Section 8.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
                                   ARTICLE IX
                               GENERAL PROVISIONS
     Section 9.1 Survival of Representations and Warranties.
     (a) Except as set forth below, all representations and warranties in this Agreement, the Ancillary Agreements and any other certificate or document delivered pursuant hereto or thereto will survive the Offer Closing Time until 5:00 p.m. on December 31, 1998; provided, however that, any representation and warranty by a party that relates to any obligation to be performed by such party under this Agreement or an Ancillary Agreement shall survive until the one year anniversary of the final and complete performance of such obligation.
     (b) The representations and warranties contained herein shall survive as to any Tax covered thereby for so long as any statute of limitations for such Tax remains open, in whole or in part, including without limitation by reason of waiver of such statute of limitations.
     (c) The representations and warranties contained in Section 4.2(b)(ii) and
(l) shall survive for a period of five years after the Offer Closing Time.
     (d) The representations and warranties contained in Sections 4.2(m), (p) and (v) shall survive without limitation after the Offer Closing Time.
     (e) Neither this Section 9.1 nor any of the Ancillary Agreements shall limit any covenant or agreement of the parties which by its terms contemplates performance after the Offer Closing Time.
     Section 9.2 Notices. Any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been duly given (a) on the first business day occurring on or after the date of transmission if transmitted by facsimile (upon confirmation of receipt by journal or report generated by the facsimile machine of the party giving such notice), (b) on the first business day occurring on or after the date of delivery if delivered personally, or (c) on the first business day following the date of dispatch if dispatched by Federal Express or other next-day courier service. All notices hereunder shall be given as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
     (a) if to Compass, Compass Holdings or Compass Interim, to:
                                  Compass Group USA, Inc.
                                  2400 Yorkmont Road
                                  Charlotte, North Carolina 28217
                                  Attention: General Counsel
     (b) if to International or Daka, to:
                                  Daka International, Inc.
                                  One Corporate Place
                                  55 Ferncroft Road
                                  Danvers, Massachusetts 01923-4001
                                  Attention: General Counsel
     Section 9.3 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
                                      A-35

     Section 9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     Section 9.5 Entire Agreement; No Third-party Beneficiaries. This Agreement, the Ancillary Agreements and the agreements referred to herein and therein or required to be delivered in connection with the transactions contemplated by the Ancillary Agreements constitute the entire agreement, and supersede all prior agreements (other than the Confidentiality Agreement) and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and is not intended to confer upon any person other than the parties hereto or thereto any rights or remedies.
     Section 9.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. EACH OF THE PARTIES HERETO AGREES (a) THAT THIS AGREEMENT INVOLVES AT LEAST $100,000.00 AND (b) THAT THIS AGREEMENT HAS BEEN ENTERED INTO BY THE PARTIES HERETO IN EXPRESS RELIANCE UPON 6 DEL. C. (section mark) 2708.
     Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.
     Section 9.8 Enforcement.
     (a) Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto.
     (b) Jurisdiction. Each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States of America located in the Commonwealth of Massachusetts (the "Massachusetts Courts") for any litigation arising out or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Massachusetts Courts and agrees not to plead or claim in any Massachusetts Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the Commonwealth of Massachusetts, to appoint and maintain an agent in the Commonwealth of Massachusetts as such party's agent for acceptance of legal process. and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the Commonwealth of Massachusetts. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the Commonwealth of Massachusetts, each such party does hereby appoint CT Corporation System, 2 Oliver Street, Boston, Massachusetts 02109, as such agent.
                                      A-36

                                   ARTICLE X
                                  DEFINITIONS
     Section 10.1 General. The following terms are defined in the Sections of this Agreement indicated below:

Term                                                                                                Section Location
                                                                                                            Exhibit
A Converted Shares...............................................................................         1.1(a)(d)
Affiliate........................................................................................           10.2(a)
Agreement........................................................................................      Introduction
Ancillary Agreements.............................................................................           10.2(b)
Benefit Plans....................................................................................         4.2(l)(i)
Certificate of Merger............................................................................               2.3
Certificates.....................................................................................        3.2(b)(ii)
Compass..........................................................................................      Introduction
Compass Holdings.................................................................................      Introduction
Compass Interim..................................................................................      Introduction
Compass Representative...........................................................................            5.2(d)
Confidentiality Agreement........................................................................        5.1(p)(ii)
Contribution.....................................................................................          Recitals
Credit Facility..................................................................................        5.1(f)(ii)
Cross Creek......................................................................................               1.4
Customer Contracts...............................................................................     4.2(k)(iv)(A)
Daka.............................................................................................          Recitals
Determination Letter Request.....................................................................       4.2(l)(iii)
DGCL.............................................................................................               2.1
Dissenting Shares................................................................................            3.2(a)
Distribution.....................................................................................          Recitals
DOL..............................................................................................         4.2(l)(i)
Employment Agreements............................................................................            5.1(h)
ERISA............................................................................................         4.2(l)(i)
ERISA Affiliate..................................................................................         4.2(l)(i)
Exchange Act.....................................................................................        4.2(c)(ii)
Exchange Agent...................................................................................         3.2(b)(i)
Exchange Fund....................................................................................         3.2(b)(i)
Exon-Florio Amendment............................................................................        4.2(c)(ii)
FCEC.............................................................................................               1.4
Foodservice Business.............................................................................          Recitals
Foodservice Business Balance Sheet...............................................................            4.2(r)
Foodservice Business Financial Statements........................................................            4.2(r)
Foodservice Business Permits.....................................................................            4.2(h)
Funded Debt......................................................................................        5.1(f)(ii)
Governmental Entity..............................................................................        4.2(c)(ii)
Hazardous Material...............................................................................        4.2(v)(ii)
Higher Offer.....................................................................................        5.1(m)(ii)
HSR Act..........................................................................................        4.2(c)(ii)
Indebtedness.....................................................................................            4.2(s)
Independent Directors............................................................................               6.3
Intellectual Property............................................................................         4.2(n)(i)
International....................................................................................      Introduction
International Affiliated Group...................................................................        4.2(o)(ii)
                                                                                                            Exhibit
International Bring Down Certificate.............................................................         1.1(a)(i)
International Common Stock.......................................................................          Recitals
                                                                                                            Exhibit
International Filings............................................................................        1.1(a)(ii)

                                      A-37

International Options............................................................................            1.5(a)
                                                                                                            Exhibit
International Preferred Stock....................................................................        1.1(a)(i)2
International Representative.....................................................................            5.2(d)
International SEC Documents......................................................................         4.2(d)(i)
International Warrants...........................................................................         4.2(b)(i)
IRS..............................................................................................         4.2(l)(i)
Knowledge........................................................................................           10.2(c)
Liens............................................................................................        4.2(c)(ii)
Massachusetts Courts.............................................................................            9.8(b)
Material Adverse Change..........................................................................           10.2(d)
Material Adverse Effect..........................................................................               4.1
Material Contract................................................................................        4.2(k)(iv)
Merger...........................................................................................          Recitals
Merger Closing...................................................................................               2.2
Merger Closing Date..............................................................................               2.2
Merger Effective Time............................................................................               2.3
Merger Price.....................................................................................         3.1(a)(i)
                                                                                                            Exhibit
Minimum Shares...................................................................................      1.1(a)(i)(c)
Multiemployer Plan...............................................................................         4.2(l)(i)
Offer............................................................................................          Recitals
Offer Closing....................................................................................               1.6
Offer Closing Date...............................................................................               1.6
Offer Closing Time...............................................................................            1.1(a)
Offer Conditions.................................................................................          Recitals
Offer Documents..................................................................................            1.1(b)
Offer Price......................................................................................            1.1(a)
                                                                                                            Exhibit
Options..........................................................................................        1.1(a)(ii)
Participating Employee...........................................................................            1.5(b)
PBGC.............................................................................................         4.2(l)(i)
Pension Plans....................................................................................         4.2(l)(i)
Person...........................................................................................           10.2(e)
Post-Closing Convenants Agreement................................................................           10.2(f)
Purchasable Shares...............................................................................            1.5(b)
Record Date......................................................................................         1.1(a)(i)
Real Property....................................................................................         4.2(u)(i)
Relevant Taxes...................................................................................        4.2(o)(iv)
Reorganization Agreement.........................................................................           10.2(g)
Representatives..................................................................................         5.1(m)(i)
Requisite Stockholders...........................................................................         4.2(c)(i)
Restaurant Business..............................................................................          Recitals
Schedule 14D-9...................................................................................               1.2
SEC..............................................................................................            1.1(b)
Securities Act...................................................................................        4.2(c)(ii)
Series A Preferred Stock.........................................................................               1.4
Series A Preferred Stockholders..................................................................               1.4
Series A Preferred Stock Purchase Agreement......................................................               1.4
Severance Agreements.............................................................................            5.1(h)
Subsidiary.......................................................................................           10.2(i)
Surviving Corporation............................................................................          Recitals
Tax Allocation Agreement.........................................................................           10.2(h)
Third Party Acquisition..........................................................................         5.1(m)(i)
UCRI.............................................................................................          Recitals

                                      A-38

UCRI Common Stock................................................................................          Recitals
UCRI Liabilities.................................................................................            5.1(h)
Warrants.........................................................................................               1.4

     Section 10.2 Certain Definitions. In addition to the foregoing, for purposes of this Agreement:
     (a) an "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
     (b) "Ancillary Agreements" means the Reorganization Agreement, the Tax Allocation Agreement, the Post-Closing Covenants Agreement, and the Transition Agreement referred to in Section 3.2 of the Post-Closing Covenants Agreement.
     (c) "Knowledge" means the actual knowledge of any director, officer or employee at the district manager level or above of the applicable party.
     (d) "Material Adverse Change" with respect to International or Daka means the occurrence of any of the following events:
          (i) any events, actions or occurrences which would result in a Managed Volume/Profit Adjustment (as defined in Section 5.3 of the Post-Closing Covenants Agreement) in an amount in excess of $19,500,000; or
          (ii) any claim, investigation, suit, action or proceeding pending or, to the Knowledge of International, expressly threatened, against International or Daka before or by any court, Governmental Entity or arbitrator (including any related to the suspension, debarment or similar preclusion of International or Daka from doing business with a Governmental Entity) other than the Venturino Claim that, individually or in the aggregate, could reasonably be expected to (A) have a Material Adverse Effect on International and Daka, taken as a whole, (B) materially impair the ability of International, Daka or UCRI to perform any obligation under this Agreement or any Ancillary Agreement or (Z) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby or by the Ancillary Agreements.
     (e) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
     (f) the "Post-Closing Convenants Agreements" means that certain Post-Closing Convenants Agreement dated as of the date hereof, by and among Daka International, Inc., Daka, Inc., Champps Entertainment, Inc., Fuddruckers, Inc., UCRI, Inc., Compass Group PLC and Compass Holdings, Inc.
     (g) the "Reorganization Agreement" means that certain Reorganization Agreement dated as of the date hereof, by and among Daka International, Inc., Daka, Inc., UCRI, Inc., Compass Group PLC and Compass Holdings, Inc.
     (h) the "Tax Allocation Agreement" means that certain Tax Allocation Agreement dated as of the date hereof, by and among Daka International, Inc., UCRI, Inc. and Compass Group PLC.
     (i) a "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.
                                      A-39

     IN WITNESS WHEREOF, Compass, Compass Holdings, Compass Interim and International have each caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
                                             COMPASS GROUP PLC
                                             By: /s/ Michael J. Bailey
                                               Michael J. Bailey
                                               Director
                                             COMPASS HOLDINGS, INC.
                                             By: /s/ Michael J. Bailey
                                               Michael J. Bailey
                                               Director
                                             COMPASS INTERIM, INC.
                                             By: /s/ Michael J. Bailey
                                               Michael J. Bailey
                                               President
                                             DAKA INTERNATIONAL, INC.
                                             By: /s/ Donald C. Moore
                                               Donald C. Moore
                                               Senior Vice-President
                                      A-40

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                               EXHIBIT 1.1(a)(i)
                            CONDITIONS OF THE OFFER
     Notwithstanding any other provision of the Offer, Compass Holdings shall not be required to purchase any shares of International Common Stock tendered, and may terminate the Offer, if
     (i) immediately prior to the expiration of the Offer (as extended in accordance with the terms of the Offer),
          (a) any applicable waiting period under the HSR Act or the Exon-Florio Amendment shall not have expired or been terminated,
          (b) the Record Date shall not have been set by International's Board of Directors, or
          (c) the number of shares of International Common Stock validly tendered (including for this purpose shares that remain subject to guaranteed delivery procedures) and not withdrawn when added to the shares of International Common Stock then beneficially owned by Compass, Compass Holdings and its Affiliates or Compass Interim, including the shares of International Common Stock into which the shares of Series A Preferred Stock acquired by Compass Holdings pursuant to the Series A Preferred Stock Purchase Agreement are convertible (the "A Converted Shares"), shall not constitute at least two-thirds of the sum of the shares of International Common Stock then outstanding and the A Converted Shares and represent at least two-thirds of the voting power of all shares of capital stock of International that would be entitled to vote with respect to the Merger (the "Minimum Shares"), or
     (ii) prior to the acceptance for payment of shares of International Common Stock, any of the following events shall occur:
          (a) any of the representations or warranties of International contained in the Merger Agreement shall not have been true and correct at the date when made or (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) shall cease to be true and correct at any time prior to consummation of the Offer, except (i) where International has delivered to Compass a certificate (the "International Bring-Down Certificate") dated as of the Offer Closing Date that (x) updates any section of the Disclosure Schedule previously delivered to Compass pursuant to the Merger Agreement so long as such updated schedules taken as a whole do not constitute a Material Adverse Change (as defined in the Merger Agreement) compared to the original schedules, or (y) sets forth events or conditions that have occurred since the date of the Merger Agreement which, if they had occurred or been in existence as of the date of the Merger Agreement, would be required to be disclosed, so long as such events or conditions taken as a whole do not constitute a Material Adverse Change or (ii) where the failure to be so true and correct would not have a Material Adverse Effect on International and Daka, taken as a whole, and Compass shall not have received a certificate signed on behalf of International by the chief executive officer and the chief financial officer to such effect; or
          (b) any of the representations or warranties of International contained in Sections 4.2(b), (c), (d), (e), (p) and (s) the Merger Agreement shall not have been true and correct at the date when made or (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) shall cease to be true and correct at any time prior to consummation of the Offer, and Compass shall not have received a certificate signed on behalf of International by the chief executive officer and the chief financial officer to such effect; or
          (c) International shall have breached any of its covenants or agreements contained in the Merger Agreement or any Ancillary Agreements, provided, however, that if any such breach is curable by International or Daka through the exercise of best efforts within five business days and so long as International or Daka continue to use such best efforts, Compass Holdings may not terminate the Offer until such five business day period has expired without the breach being cured; or
          (d) there shall be any statute, rule, regulation, decree, order or injunction promulgated, enacted, entered or enforced, or any legal or administrative proceeding initiated by any United States federal or state government, governmental authority or court (other than the routine application to the Offer, the Merger or the Distribution of waiting periods under the HSR Act, the Exon-Florio Amendment or review by the SEC of
                                      A-41
     the Schedule 14D-1, Schedule 14D-9 or Form 10) which would (i) prohibit Compass Holdings from consummating the Offer or the Merger, (ii) prohibit New International from consummating the Distribution, or (iii) have a Material Adverse Effect on International and Daka as a whole (provided that the provisions of this clause (iii) shall only apply in the event of any statute, rule, regulation, decree, order or injunction (A) which is enacted or entered into following the date of the Merger Agreement and (B) the substantive provisions of which were initially proposed for enactment following the date of the Merger Agreement); or
          (e) there shall have occurred (i) any general suspension of trading in securities on the New York Stock Exchange, Inc. or NASDAQ, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) a commencement of a war or armed hostilities involving the United States, which in the case of any of the foregoing clauses (i), (ii) or (iii) would have a material adverse effect on International and Daka taken as a whole; or
          (f) either the Merger Agreement or the Reorganization Agreement shall have been terminated in accordance with its terms.
          (g) International shall have failed to enter into license agreements for each of the "French Quarter Coffee", "Leo's Deli" and "Good Natured Cafe" names and marks, as provided in Section 5.2(d) of the Reorganization Agreement.
          (h) Compass shall not have received an opinion dated the Closing Date of Goodwin, Procter & Hoar LLP, counsel to International, in substantially the form of Exhibit 1.1(a)(i).
          (i) There shall have been a Material Adverse Change, or an event shall have occurred which could reasonably be expected to result in a Material Adverse Change.
          (j) Compass shall not have received all consents or releases related to the Foodservice Business or otherwise, necessary or appropriate to effect the Contribution, the Distribution and the Merger and to release International, Daka, Compass, Compass Holdings and Compass Interim and the assets of the Foodservice Business from any obligations or liability, including, without limitation, the Indebtedness, except as may be otherwise expressly set forth herein or in the Ancillary Agreements.
          (k) Any approval by a Governmental Entity in connection with the transactions contemplated hereby and by the Ancillary Agreements, including without limitation any approval under the HSR Act or the Exon-Florio Amendment shall contain a requirement for the sale or disposition of assets or conditions or limitations in connection with Compass' acquisition of the Foodservice Business or operation of its existing business and operations or the Foodservice Business after the Offer Closing Time.
          (l) Allen R. Maxwell shall have indicated to International, Daka or Compass that he does not intend to abide by the terms of the Employment Agreement between International, Daka and Allen R. Maxwell.
          (m) The Distribution shall not have become effective in accordance with the terms of the Reorganization Agreement and each of the agreements contemplated thereby.
          (n) UCRI shall fail to have delivered to Compass Indemnification Agreements in substantially the form attached as Exhibit 5.1(b) to the Reorganization Agreement concerning each executive officer and director of UCRI.
          (o) Compass shall be unable to pay in full the aggregate amount of principle, accrued but unpaid interest and fees due under the Credit Facility or such amount shall exceed $110,000,000.
          (p) Releases of claims and indemnification rights in forms reasonably satisfactory to Compass from each of William H. Baumhauer, Allen R. Maxwell, Charles W. Redepenning, Jr., David G. Parker, Louis A. Kaucic, Donald Moore and Dean P. Vlahos shall not have been delivered to Compass.
          (q) Letters of resignation from each executive officer and director of International, except Erline Belton and Joseph O'Donnell, shall not have been delivered to Compass.
          (r) International shall not have paid to Compass the amounts set forth in Section 6.7 net of any amounts due from Compass thereunder.
                                      A-42

          (s) UCRI shall have failed to enter into a Transition Agreement as provided in Section 3.2 of the Post-Closing Convenants Agreement, including
     Exhibit 3.2 thereof.
          (t) International shall have failed to have assigned or transferred to New International the Headquarters Lease (as defined in the Post-Closing Convenants Agreement).
     The foregoing conditions are for the sole benefit of Compass and may be asserted by Compass regardless of the circumstances giving rise to such conditions, or may be waived by Compass in whole or in part at any time and from time to time in its sole discretion; provided that the conditions set forth in clauses (i)(A), (B) and (C), or (ii)(e) above may be waived or modified only by mutual consent of Compass Holdings and International.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
                        The Depositary for the Offer is:
                              The Bank of New York

              By Mail:                     By Facsimile Transmission:          By Hand or Overnight Courier:
    Tender & Exchange Department        (for Eligible Institutions Only)        Tender & Exchange Department
           P.O. Box 11248                        (212) 815-6213                      101 Barclay Street
       Church Street Station                                                     Receive and Deliver Window
   New York, New York 10286-1248                                                  New York, New York 10286

                         For Information by Telephone:
                                 (800) 507-9357
     Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other tender offer materials may be directed to the Information Agent at its telephone number and address listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.
                    The Information Agent for the Offer is:
                     (logo of MACKENZIE PARTNERS, INC.)
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll-Free (800) 322-2885
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